RECEIVABLES LOAN AND SECURITY AGREEMENT
dated as of March 22, 2017
among
NZGT (BPFT) TRUSTEE LIMITED,
as Trustee of the BEVERAGE PACKAGING FACTORING TRUST,
as Borrower,
REYNOLDS GROUP HOLDINGS INC.,
as initial Master Servicer,
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.,
as initial NZ Manager,
the CONDUIT LENDERS, COMMITTED LENDERS and
FACILITY AGENTS from time to time party hereto
and
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Administrative Agent and Collateral Agent.

ARTICLE I DEFINITIONS; CONSTRUCTION    2

Section 1.01.	Certain Definitions 2

Section 1.02.	Interpretation and Construction. 2

Section 1.03.	Use of Historical Data 3
ARTICLE II ADVANCES    3

Section 2.01.	Advances. 3

Section 2.02.	Optional Principal Prepayments. 5

Section 2.03.	Required Principal Repayments. 6

Section 2.04.	Register 6

Section 2.05.	Interest Payments. 6

Section 2.06.	Fees. 7

Section 2.07.	Payments, Computations, Etc. 8

Section 2.08.	Breakage Costs 8

Section 2.09.	Reserve Requirements; Change in Circumstances. 9

Section 2.10.	Taxes. 11

Section 2.11.	Mitigation Obligations 14

Section 2.12.	Priority of Payments. 15
ARTICLE III CLOSING PROCEDURES    18

Section 3.01.	Conditions to Closing 18

Section 3.02.	Conditions to Advances 19
ARTICLE IV REPRESENTATIONS AND WARRANTIES    20

Section 4.01.	General Representations and Warranties 20

Section 4.02.	Representations and Warranties of the NZ Manager 23

Section 4.03.	General Representations and Warranties of NZGT 26
ARTICLE V COVENANTS    29

Section 5.01.	Affirmative Covenants of the Borrower and the NZ Manager 29

Section 5.02.	Negative Covenants of the Borrower and the NZ Manager 35

Section 5.03.	Covenants of NZGT 39
ARTICLE VI SECURITY INTEREST    40

Section 6.01.	Security for Obligations 40

Section 6.02.	Grant of Security 41

Section 6.03.	Collateral Agent Appointment as Attorney-in-Fact 42

Section 6.04.	Collateral Agent May Perform 43

Section 6.05.	Realization upon Collateral, etc. 43

Section 6.06.	Application of Proceeds 45

Section 6.07.	Limitation on Collateral Agent’s Duty in Respect of Collateral 45

Section 6.08.	Waiver of Stays, Etc 45

Section 6.09.	Continuing Security Interest 46

Section 6.10.	Security Interest Absolute 46

Section 6.11.	PPSA. 46
ARTICLE VII TERMINATION    47

Section 7.01.	Termination Events 47

Section 7.02.	Consequences of a Termination Event. 51
ARTICLE VIII AGENTS    52

Section 8.01.	Authorization and Action. 52

Section 8.02.	Agents’ Reliance, Etc. 53

Section 8.03.	Non-Reliance on the Agents 54

Section 8.04.	Agents and Affiliates 55

Section 8.05.	Indemnification. 55

Section 8.06.	Successor Agents 56
ARTICLE IX MISCELLANEOUS    57

Section 9.01.	Expenses 57

Section 9.02.	Indemnities 58

Section 9.03.	Holidays 60

Section 9.04.	Records 60

Section 9.05.	Amendments and Waivers 60

Section 9.06.	Term of Agreement 61

Section 9.07.	No Implied Waiver; Cumulative Remedies 61

Section 9.08.	No Discharge 61

Section 9.09.	Notices 61

Section 9.10.	Severability 62

Section 9.11.	Governing Law; Submission to Jurisdiction. 62

Section 9.12.	Prior Understandings 62

Section 9.13.	Survival 62

Section 9.14.	Counterparts 63

Section 9.15.	Set-Off 63

Section 9.16.	Successors and Assigns 63

Section 9.17.	Confidentiality 65

Section 9.18.	Payments Set Aside 66

Section 9.19.	No Petition. 66

Section 9.20.	No Recourse. 67

Section 9.21.	Waiver of Jury Trial 67

Section 9.22.	Judgment Currency. 68

Section 9.23.	Patriot Act 68

Section 9.24.	Agreed Tax Treatment 68

Section 9.25.	Master Servicer; Delegation; Replacement. 69

Section 9.26.	NZ Manager; Delegation; Replacement. 69

Section 9.27.	Acknowledgment and Consent to Bail-In of EEA Financial Regulations 70

Section 9.28.	Trustee’s Capacity 70

Section 9.29.	General Duties of NZ Manager 70

Section 9.30.	Acknowledgement of Parties 71

List of Annexes, Exhibits and Schedules
Annex 1    Definitions
Annex 2    Addresses
Exhibit A    Form of Borrowing Notice
Exhibit B    Form of Assignment and Assumption Agreement
Exhibit C    List of Closing Documents

Schedule I	List of Special Obligors and Special Obligor Concentration Limits

Schedule II	List of Eligible Countries

Schedule III	Information relating to Lockboxes, Collection Accounts and Concentration Account

Schedule IV	Location of Records

Schedule V	Credit and Collection Policy

Schedule VI	Luxembourg Recapitalization Transactions

RECEIVABLES LOAN AND SECURITY AGREEMENT
RECEIVABLES LOAN AND SECURITY AGREEMENT, dated as of March 22, 2017, among NZGT (BPFT) TRUSTEE LIMITED (“NZGT”), acting solely in its capacity as trustee of the BEVERAGE PACKAGING FACTORING TRUST, a trust established under the laws of New Zealand (the “Borrower”), REYNOLDS GROUP HOLDINGS INC., a Delaware corporation (“RGHI”), as initial Master Servicer (as defined below), BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 128.592, as initial NZ Manager (as defined below), each of the CONDUIT LENDERS, COMMITTED LENDERS and FACILITY AGENTS party hereto from time to time, and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as administrative agent (including any successor thereto in such capacity, the “Administrative Agent”) and as Collateral Agent for each of the Lenders (as defined below).
RECITALS
WHEREAS, as of the date of this Agreement, pursuant to the Assignment and Amendment Agreement, the Borrower is purchasing from the Lux Borrower the Receivables and related rights and interests that the Lux Borrower heretofore acquired from the Sellers, each of which generates such Receivables in the ordinary course of its business, together with all of the Lux Borrower’s right, title and interest in and to the Prior Purchase and Sale Agreement, which will thereupon be amended and restated as the Purchase and Sale Agreement;
WHEREAS, the Lux Borrower heretofore financed its acquisition of such Receivables and related rights and interests in part from advances made to the Lux Borrower under the Prior Loan Agreement;
WHEREAS, the Borrower has requested that the Lenders, subject to and in accordance with the terms hereof, lend to the Borrower a portion of the funds to pay for such purchase from the Lux Borrower, which funds, together with other funds of the Borrower applied to pay for such purchase, will be applied by the Lux Borrower to repay in full its obligations under the Prior Loan Agreement and to obtain a release of the security interest granted by the Lux Borrower in the purchased Receivables and related rights and interests, upon which the Prior Loan Agreement will terminate;
WHEREAS, the Borrower wishes, on and after the Closing Date, to purchase Receivables and related rights and interests from the Sellers pursuant to the Purchase and Sale Agreement;
WHEREAS, the Borrower has further requested that the Lenders, subject to and in accordance with the terms hereof, lend to the Borrower from time to time a portion of the funds to pay for such purchases from the Sellers; and
WHEREAS, in order to secure, among other things, its obligations to the Administrative Agent, the Collateral Agent, the Facility Agents and the Lenders hereunder, the Borrower wishes to grant a security interest in all its assets to the Collateral Agent;
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS; CONSTRUCTION
Section 1.01.     Certain Definitions. Capitalized terms used in this Agreement shall (unless otherwise provided elsewhere therein) have the respective meanings set forth in Annex 1 hereto.
Section 1.02.     Interpretation and Construction.
(a)    Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole.
(b)    The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c)    Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
(d)    The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
(e)    The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection, Annex, Exhibit and Schedule references are to this Agreement unless otherwise specified.
(f)    As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates.
(g)    References in this Agreement to “determination” by any Lender, any Facility Agent, the Administrative Agent or the Collateral Agent shall be conclusive absent manifest error and include good faith estimates by any Lender, any Facility Agent, the Administrative Agent or the Collateral Agent, as the case may be (in the case of quantitative determinations), and good faith beliefs by, any Facility Agent, any Lender, the Administrative Agent or the Collateral Agent, as the case may be (in the case of qualitative determinations).
(h)    References in this Agreement to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor.
(i)    References in this Agreement to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
(j)    All accounting terms that are not specifically defined herein shall be construed in accordance with GAAP.
(k)    Terms not otherwise defined herein which are defined in the UCC as in effect in the State of New York from time to time shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires.
Section 1.03.     Use of Historical Data. When necessary to calculate any ratios or other amounts under this Agreement with reference to periods prior to the date hereof, historical data shall be used.
ARTICLE II

ADVANCES
Section 2.01.     Advances.
(a)    On the terms and conditions hereinafter set forth, the Borrower may, by delivery of a written borrowing notice and certificate of compliance in the form set forth in Exhibit A hereto (each, a “Borrowing Notice”), executed by the Borrower (on the direction of the NZ Manager) and by the NZ Manager, to the Administrative Agent from time to time request that the Lenders make advances to the Borrower in U.S. Dollars (each, an “Advance”) on the Closing Date and from time to time on any Business Day thereafter during the Revolving Period (each, a “Borrowing Date”) in an amount which, after giving effect thereto, shall not cause the Outstanding Borrowings to exceed the Maximum Advance Amount in effect on such Borrowing Date. The Advances requested on the Closing Date or any Borrowing Date thereafter shall be in an amount equal to $5,000,000 or an integral multiple of $100,000 in excess thereof. The Administrative Agent, upon receipt of a Borrowing Notice, shall promptly forward a copy thereof to each Facility Agent which, upon its receipt thereof, shall promptly forward a copy thereof to each Lender in its Lender Group.
(b)    A Borrowing Notice shall be delivered to the Administrative Agent with respect to the date on which such Advance is requested to be made (if not previously delivered to the Administrative Agent), not later than 10:00 a.m. (New York City time) on the second Business Day prior to the Borrowing Date on which an Advance is requested, provided that a Borrowing Notice may be delivered on the Business Day prior to the Closing Date with respect to Advances requested on the Closing Date. Notwithstanding anything contained in this Section 2.01 or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to make a share of any Advance in an amount that would result in the aggregate Advances then funded by such Committed Lender exceeding its Adjusted Commitment then in effect, and no Conduit Lender which is not a Committed Lender shall be obligated to make a share of any Advance in an amount that would result in the aggregate Advances then funded by such Conduit Lender exceeding its Maximum Conduit Lender Advance Amount then in effect.
(c)    Each Borrowing Notice shall contain the information specified in the form of Borrowing Notice contained in Exhibit A hereto. Except as set forth in Section 2.01(g) hereof and except for the initial Borrowing Notice (which may be conditioned on the occurrence of the Closing Date), a Borrowing Notice shall be irrevocable when delivered.
(d)    On the Borrowing Date with respect to an Advance following (and subject to) prompt notice from the Administrative Agent to each Facility Agent and each Lender concerning the satisfaction of the applicable conditions set forth in Article III, (i) each Conduit Lender which is not a Committed Lender may make a portion of such Advance to the Borrower in an amount equal to its Funding Percentage of such Advance, and (ii) each Committed Lender, severally, agrees to make a portion of such Advance to the Borrower in an amount equal to its Funding Percentage of such Advance, to the extent such Funding Percentage is not funded by the Conduit Lender in its Lender Group. Subject to Section 2.01(f) hereof, such Advance shall be made by the applicable Lenders by wire transfer of same day funds to the account specified in the relevant Borrowing Notice in accordance with Section 2.01(c) hereof no later than 2:30 p.m. (New York City time) on the applicable Borrowing Date.
(e)    Each Conduit Lender which is not a Committed Lender shall notify the Facility Agent for its Lender Group by 1:30 p.m. (New York City time) on the second Business Day (or in the case of Advances requested on the Closing Date, the first Business Day) preceding the applicable Borrowing Date, whether it has elected to make its full pro rata share of an Advance pursuant to Section 2.01(d) hereof. In the event that a Conduit Lender shall fail to timely provide such notice, such Conduit Lender shall be deemed to have elected not to make any portion of such Advance. Such Facility Agent shall notify each Committed Lender in its Lender Group and the Borrower on or prior to 2:00 p.m. (New York City time) on the second Business Day preceding the applicable Borrowing Date (or in the case of Advances requested on the Closing Date, the first Business Day), if such Conduit Lender has elected not to make its share of an Advance equal to its Funding Percentage of the requested Advance, which notice shall specify (i) the identity of such Conduit Lender, (ii) the portion of the Advance which such Conduit Lender has elected not to make, and (iii) the respective Liquidity Percentages of such Committed Lenders on such date (as determined by such Facility Agent in good faith; for purposes of such determination, such Facility Agent shall be entitled to rely conclusively on the most recent information provided by such Conduit Lender or its agent). Subject to receiving such notice and to the satisfaction of the applicable conditions set forth in Article III, each of the Committed Lenders in such Lender Group shall make an Advance in an amount equal to its Liquidity Percentage multiplied by the amount of each Advance which any Conduit Lender in such Lender Group has elected not to make at or before 2:30 p.m. (New York City time), on the applicable Borrowing Date, and otherwise in accordance with Section 2.01(d) hereof.
(f)    In the event that notwithstanding the fulfillment of the applicable conditions set forth in Article III with respect to an Advance, a Conduit Lender which is not a Committed Lender elects to make a share of an Advance on the applicable Borrowing Date, by providing the notice required pursuant to Section 2.01(e) hereof, but fails to make the proceeds of such Advance available to the Borrower by 2:15 p.m. (New York City time) on such date pursuant to Section 2.01(d) hereof, such Conduit Lender shall be deemed to have rescinded its election to make such share of such Advance, and neither the Borrower nor any other party shall have any claim against such Conduit Lender by reason of its failure to timely make such Advance. In any such case, the Facility Agent for such Conduit Lender’s Lender Group shall give notice of such failure to each Committed Lender in such Lender Group, to the Administrative Agent, the Facility Agent, the Borrower and the NZ Manager not later than 2:30 p.m. (New York City time), on such date, which notice shall specify (i) the identity of such Conduit Lender, (ii) the amount of such Advance which it elected, but failed, to make, and (iii) the respective Liquidity Percentages of each of such Committed Lenders on such date (as determined by such Facility Agent in good faith; for purposes of such determination, such Facility Agent shall be entitled to rely conclusively on the most recent information provided by such Conduit Lender or its agent). Subject to receiving such notice, each Committed Lender in such Lender Group shall make an Advance in an amount equal to its Liquidity Percentage multiplied by each Advance which any Conduit Lender in such Lender Group has been deemed to have rescinded its election to fund at or before 3:00 p.m. (New York City time) on the applicable Borrowing Date and otherwise in accordance with Section 2.01(d) hereof.
(g)    In the event that any Conduit Lender has elected, or is deemed pursuant to Section 2.01(e) to have elected, not to make its full pro rata share of an Advance, the Borrower may cancel the related Borrowing Notice as to all Lenders by written notice to the Administrative Agent no later than 4:00 p.m. (New York City time) on the second Business Day preceding the applicable Borrowing Date, and in such event no Lender shall be obligated to make any portion of such Advance. The Administrative Agent, upon receipt of any such notice of cancellation, shall promptly forward a copy thereof to each Facility Agent which, upon its receipt thereof, shall promptly forward a copy thereof to each Lender in its Lender Group.
(h)    The obligation of each Committed Lender to remit its share (if any) of Advances hereunder shall be several from that of each other Lender, and the failure of any Lender to so make any such amount available to the Borrower shall not relieve any other Lender which is a Committed Lender of its obligations hereunder.
Section 2.02.     Optional Principal Prepayments.
(a)    The Borrower, on the direction of the NZ Manager, may from time to time elect to prepay, in accordance with this Section 2.02, all or any portion of the outstanding Advances on any Business Day. The amount of any prepayment shall include any accrued and unpaid Interest on the amount prepaid and any Breakage Costs related thereto. Any partial prepayment by the Borrower of Advances pursuant to this Section 2.02 shall be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Any amount prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period.
(b)    Except as otherwise provided in Section 2.02(c) below, in conjunction with any prepayment, the Borrower, on the direction of the NZ Manager, shall deliver to the Administrative Agent a written notice thereof at least two Business Days prior to the date of such repayment (or, in each case, such later time as each Lender, in its sole discretion, may agree), specifying the date and amount of the prepayment and certifying that, following such prepayment, the Borrower will be in compliance with the terms of this Agreement.
(c)    In the event that any Conduit Lender that has elected to make its full pro rata share of an Advance in accordance with Section 2.01(e) hereof is deemed to have rescinded such election pursuant to Section 2.01(f) hereof, the Borrower shall have the right, upon written notice to the Administrative Agent no later than 3:00 p.m. (New York City time) on the applicable Borrowing Date, to prepay such Advance in full on the first Business Day following such Borrowing Date. Any such notice shall specify the date and amount of the prepayment and certify that, following such prepayment, the Borrower will be in compliance with the terms of this Agreement.
(d)    Upon receipt of any notice of prepayment pursuant to clause (b) or (c) above, the Administrative Agent shall promptly forward a copy thereof to each Facility Agent which, upon its receipt thereof, shall promptly forward a copy thereof to each Lender in its Lender Group. The amount set forth in any such notice shall be due and payable on the date specified therein. Any such notice relating to any such prepayment shall be irrevocable when delivered.
Section 2.03.     Required Principal Repayments.
(a)    The Advances and all other Aggregate Unpaids shall be due and payable on the Legal Final Maturity Date.
(b)    In addition, Outstanding Borrowings shall be repaid on each Settlement Date in accordance with the Priority of Payments, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Revolving Period.
Section 2.04.     Register. The Administrative Agent shall, on behalf of the Borrower, maintain at its address a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and any Person with an interest in the Advances and the Commitment of, and principal amounts of the Advances owing to, each such Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent, and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Advances for all purposes of this Agreement. Any assignment hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Advances) or Facility Agent (with respect to any entry relating to Advances of Lenders in such Facility Agent’s Lenders Group) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide a copy of the updated Register to the Borrower in order to allow the Borrower to maintain and update its own register at its registered office.
Section 2.05.     Interest Payments.
(a)    Interest shall accrue on the unpaid principal amount of each Advance for the period commencing on and including the date on which such Advance is made until the date that such Advance shall be paid in full at the applicable Interest Rate for each applicable Accrual Period. Interest on the Outstanding Borrowings for each Accrual Period shall be payable on the Settlement Date which immediately follows such Accrual Period in accordance with the Priority of Payments.
(b)    [reserved]
(c)    The Facility Agent for each Lender shall determine the Interest Rate applicable to each Advance owed to such Lender for each Accrual Period (and the Administrative Agent shall determine each LIBO Rate or Alternate Base Rate, if applicable, used in determining such Interest Rate). Not later than the second Business Day preceding the Reporting Date relating to an Accrual Period, each Facility Agent shall provide a written statement to the Borrower, the Master Servicer and the NZ Manager setting forth the Interest Rate applicable to each Advance for its related Lenders for such Accrual Period, the LIBO Rate (if used in determining such Interest Rate) and the Alternate Base Rate (if used in determining such Interest Rate); provided that such written statements with respect to the final Accrual Period shall be provided not later than the Business Day immediately preceding the related Settlement Date.
(d)    Not later than five Business Days after the end of each calendar month (or, in the case of the final Accrual Period, not later than the Business Day immediately preceding the related Settlement Date), each Facility Agent shall provide a written notice or other statement to the Borrower, the Master Servicer and the NZ Manager, stating the amount of Interest, Unused Fees, Breakage Costs and other amounts that are due and payable to such Facility Agent or any Lender in its Lender Group on such Settlement Date. The Administrative Agent will provide the Borrower a schedule of fees due to each Lender and the Administrative Agent no later than two Business Days prior to the Reporting Date (or, in the case of the final Accrual Period, not later than the Business Day immediately preceding the related Settlement Date).
Section 2.06.     Fees.
(a)    On each Settlement Date, the Borrower shall pay, in accordance with the Priority of Payments, to the Administrative Agent for the account of the Committed Lenders in each Lender Group, an Unused Fee (the “Unused Fee”) at a per annum rate equal to the product of (x) the Unused Fee Rate, times (y) the excess, if any, of (i) 102% of the daily average aggregate Commitments of the Committed Lenders in such Lender Group during the related Accrual Period over (ii) the daily average Advances of the Lenders in such Lender Group outstanding during such Accrual Period. The Unused Fee with respect to any Accrual Period payable to Committed Lenders in each Lender Group shall be allocated among such Committed Lenders from time to time as they may agree among themselves, and the applicable Facility Agent’s determination of such allocation shall be binding and conclusive as among all parties to this Agreement.
(b)    The Unused Fees shall be fully earned on the date on which payment thereof is required to be made by the Borrower and, once paid, shall not be refundable under any circumstances.
(c)    On each applicable Settlement Date, the Borrower shall also pay, in accordance with the Priority of Payments, to the Administrative Agent for its own account the Administrative Agent Fee which is due and payable on such Settlement Date.
(d)    On the Closing Date the Borrower shall pay to each of the Facility Agents, on behalf of the related Lenders, the “Upfront Fee” required to be paid on such date pursuant to the Fee Letter.
Section 2.07.     Payments, Computations, Etc.
(a)    Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower (or the NZ Manager on behalf of the Borrower) hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) the day when due in U.S. Dollars in immediately available funds. The Borrower shall, to the extent permitted by law and in accordance with the Priority of Payments, pay to the Lenders interest on all amounts not paid or deposited when due hereunder at the Default Rate, payable on demand. All computations of the Interest Rate and all other computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed; provided that any computations of the Interest Rate and other interest hereunder based on the Alternate Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and for the actual number of days (including the first but excluding the last day) elapsed.
(b)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in the computation of Interest or any other interest amounts or any fees payable hereunder, as the case may be.
(c)    All payments hereunder shall be made in accordance with the Priority of Payments and without set-off or counterclaim.
Section 2.08.     Breakage Costs. The Borrower shall pay, in accordance with the Priority of Payments, to the Administrative Agent, for payment to any applicable Lender upon the request of any Lender or Facility Agent on each date on which a prepayment is made, such amount or amounts as shall, without duplication, compensate such Lender for any loss, cost or expense (the “Breakage Costs”) incurred by such Lender as a result of (i) any prepayment of an Advance bearing interest computed by reference to the LIBO Rate, other than pursuant to Section 2.02(c), on a date other than a Settlement Date, (ii) any failure to repay or prepay an Advance on a Settlement Date that (x) is required to be paid or (y) the Borrower has elected, on the direction of the NZ Manager, to prepay on such Settlement Date, or (iii) any failure on the part of the Borrower to accept or take an Advance as to which a Borrowing Notice shall have been delivered (and not cancelled pursuant to Section 2.01(g)) to be made on the Borrowing Date specified in such Borrowing Notice for any reason, including the Borrower’s failure to satisfy the conditions to the making of such Advance set forth in Section 2.01 or Article III hereof, but excluding a default by any Lender in making its share of such Advance when required under the terms and conditions of this Agreement (any of the events referred to in clauses (i) and (iv) being called a “Breakage Event”). In the case of any Breakage Event, such Breakage Costs shall include an amount equal to the excess, as reasonably determined by such Lender, of (x) its cost of obtaining funds for the Advance that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Accrual Period in effect (or that would have been in effect) for such Advance over (y) the amount of interest likely to be realized by such Lender (as reasonably determined by such Lender) in redeploying the funds released or not utilized by reason of such Breakage Event for such period. The determination by any Lender of the amount of Breakage Costs shall be set forth in a reasonably detailed certificate to the Borrower, the Master Servicer, the NZ Manager and the Administrative Agent delivered by the applicable Lender prior to the date of such prepayment in the case where notice of such prepayment is delivered to such Lender in accordance with Section 2.02 hereof or within two Business Days following such prepayment in the case where no such certificate is delivered (in which case, Breakage Costs shall include interest thereon from the date of such prepayment), or in the case of a failure of an Advance to be made, within two Business Days following the stated Settlement Date for such Advance (in which case, Breakage Costs shall include interest thereon from such stated Settlement Date), and shall be conclusive absent manifest error.
Section 2.09.     Reserve Requirements; Change in Circumstances.
(a)    Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including marginal, special, emergency, supplemental or other reserve requirements applicable to eurocurrency liabilities (as defined in Regulation D of the Board of Governors of the United States Federal Reserve System)) against assets of, deposits with or for the account of or credit extended or committed to be extended by any Committed Lender or Liquidity Provider or shall impose on such Committed Lender or Liquidity Provider or the applicable interbank market any other condition (including, in each case, the imposition of Taxes other than (and excluding) Taxes (i) imposed on any payment made pursuant to this Agreement, (ii) imposed on or measured by net income or profits or that are franchise, branch profits or similar Taxes or (iii) arising under FATCA) affecting this Agreement or any Support Facility to which such Liquidity Provider is a party, the funding commitment of such Committed Lender hereunder or of such Liquidity Provider under any Support Facility, Advances made by the Committed Lender hereunder or Support Advances made by such Liquidity Provider under any Support Facility, and the result of any of the foregoing shall be to increase the cost to such Committed Lender or Liquidity Provider of making or maintaining or committing to make or maintain any Advance or Support Advance or to reduce the amount of any sum received or receivable by such Committed Lender or Liquidity Provider hereunder or under its related Support Facility (whether of principal, interest or otherwise) by an amount deemed by such Committed Lender or Liquidity Provider to be material, then the Borrower will pay, in accordance with the Priority of Payments, to such Committed Lender, for its own account, or to the applicable Conduit Lender, for the account of such Liquidity Provider, upon demand, such additional amount or amounts as will compensate such Committed Lender or Liquidity Provider, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Committed Lender or Liquidity Provider shall have reasonably determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Committed Lender’s or Liquidity Provider’s capital or on the capital of such Committed Lender’s or Liquidity Provider’s holding company, if any, as a consequence of this Agreement, the funding commitments hereunder or under any Support Agreement, the Advances made hereunder or Support Advances made under any Support Facility to a level below that which such Committed Lender or Liquidity Provider or such Committed Lender’s or Liquidity Provider’s holding company could have achieved but for such Change in Law (taking into consideration such Committed Lender’s or Liquidity Provider’s policies and the policies of such Committed Lender’s or Liquidity Provider’s holding company with respect to capital adequacy) by an amount deemed by such Committed Lender or Liquidity Provider to be material, then from time to time the Borrower shall pay, in accordance with the Priority of Payments, to such Committed Lender, for its own account or for the account of its holding company, as the case may be, or to the applicable Conduit Lender, for the account of such Liquidity Provider or its holding company, as the case may be, such additional amount or amounts as will compensate such Committed Lender or Liquidity Provider or such Committed Lender’s or Liquidity Provider’s holding company for any such reduction suffered.
(c)    If any Lender becomes entitled to claim any additional amounts pursuant to clause (a) or (b) above, it shall provide prompt notice thereof to the Borrower, with a copy to the Administrative Agent, the applicable Facility Agent, the Master Servicer and the NZ Manager, certifying (i) that one of the events described in clause (a) or (b) has occurred and describing in reasonable detail the nature of such event, (ii) as to the increased cost or reduced amount resulting from such event and (iii) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it, in accordance with the Priority of Payments, not later than the next Settlement Date occurring more than 30 days after the date after its receipt of the same or, if earlier on the Final Date. Notwithstanding anything to the contrary, no amount shall be payable to a Conduit Lender for the account of a Liquidity Provider under this Section 2.09 (i) to the extent such amount is duplicative of an amount payable by the Borrower to such Liquidity Provider in its capacity as a Committed Lender hereunder and (ii) except to the extent resulting from such Liquidity Provider’s making or maintaining or committing to make or maintain (or supporting such Conduit Lender’s making, maintaining, or committing to make or maintain) Advances under this Agreement.
(d)    Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall be under no obligation to compensate any Lender or Liquidity Provider under clause (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or Liquidity Provider, as the case may be, knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.09 shall be available to each Lender and Liquidity Provider regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
Section 2.10.     Taxes.
(a)    All payments made by the Borrower to any Lender or Agent under this Agreement shall be made without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law (including FATCA and any NZ NRWT). In the event any withholding or deduction is required by law, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and, in accordance with the Priority of Payments, the amount payable to each affected Lender or Agent (as the case may be) shall be increased (such increase, the “Additional Amount”) such that every net payment made by the Borrower under this Agreement, after deduction or withholding for or on account of any such Taxes (including any such Taxes on such increase), is equal to the amount that would have been paid had no such deduction or withholding been made; provided that the foregoing obligation to pay Additional Amounts to a Lender or Agent shall not apply to, and the term “Additional Amount” with respect to a Lender or Agent shall not include, any (i) Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Taxes (other than a connection arising solely from such Lender or Agent having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction pursuant to, this Agreement); (ii) withholding Taxes attributable to a failure by any Lender or Agent to comply with Section 2.10(d), Section 2.10(e) or Section 2.10(j) hereof; (iii) U.S. federal withholding Taxes, except to the extent such Taxes result from a Change in Law that occurs after the date such Lender or Agent became a party to this Agreement (or designated a different lending office pursuant to Section 2.11 hereof) (or, if to the extent such Lender or Agent is an intermediary, partnership or other flow-through entity for applicable Tax purposes, the date the relevant beneficiary or member of such Lender or Agent became such a beneficiary or member, if later); or (iv) Taxes arising under FATCA (each of the foregoing, an “Excluded Tax”).
(b)    The Borrower will indemnify each Lender and Agent, in accordance with the Priority of Payments, for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Taxes, other than Excluded Taxes, imposed by any jurisdiction on such Additional Amounts) paid by such Lender or Agent (as the case may be) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made on the next Settlement Date occurring more than 30 days after the date such Lender or Agent (as the case may be) makes written demand therefor by notice to the Borrower, the Master Servicer and the NZ Manager, with a copy to the Administrative Agent or, if earlier, on the Final Date. A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender or Agent shall be conclusive absent manifest error.
(c)    As soon as practicable after any payment of indemnified Taxes by the Borrower to a Governmental Authority, the NZ Manager on behalf of the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Each Lender and Agent shall deliver to the Borrower, the applicable Facility Agent and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower, such Facility Agent or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law, if any, as will (i) permit payments under this Agreement to be made without, or at a reduced rate of, withholding Tax or (ii) enable the Borrower or such Agent to determine whether or not such Lender or Agent is subject to backup withholding or information reporting requirements, but only, in each case, if such Lender or Agent is legally entitled to do so. Notwithstanding the foregoing, the completion, execution and submission of such documentation by any Lender or Agent shall not be required if, in such Lender’s or Agent’s judgment, such completion, execution or submission would subject such Lender or Agent to any material, unreimbursed out-of-pocket cost or expense or would materially prejudice the legal or commercial position of such Lender or Agent.
(e)    In addition to the foregoing,
(i)    each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower, the applicable Facility Agent and the Administrative Agent, on or prior to the date it becomes a Lender hereunder and thereafter upon the expiration, obsolescence or invalidity of any previously delivered documentation or upon the reasonable request of the Borrower or the Administrative Agent, two original, properly completed and executed Internal Revenue Service Form W‑9;
(ii)    each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Borrower, the applicable Facility Agent and the Administrative Agent, on or prior to the date it becomes a Lender hereunder and thereafter upon the expiration, obsolescence or invalidity of the most recent previously delivered documentation or upon the reasonable request of the Borrower, the applicable Facility Agent or the Administrative Agent, two original, properly completed Internal Revenue Service Forms W-8BEN (claiming the benefits of an applicable tax treaty), W-8ECI, W-8EXP or W-8IMY (together with any required attachments) (or applicable successor form), in the case of any of the foregoing certifying that such Lender is entitled to a complete exemption from United States federal withholding Tax on payments made by the Borrower under this Agreement (assuming for this purpose that payments of Interest and fees made by the Borrower under this Agreement are sourced within the United States for United States federal income tax purposes); and
(iii)    the Administrative Agent and each Facility Agent shall deliver to the Borrower, on or prior to the Closing Date and thereafter upon the expiration, obsolescence or invalidity of the most recent previously delivered documentation or upon the reasonable request of the Borrower, two original, properly completed and executed (i) Internal Revenue Service Form W-9, if the Administrative Agent or such Facility Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code or, (ii) if the Administrative Agent or such Facility Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, (A) Internal Revenue Service Form W-8IMY (or successor form) (together with any required attachments), with respect to any amounts payable to the Administrative Agent or such Facility Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (regardless of the source of such payments) (and the Borrower and the Administrative Agent or such Facility Agent agree to so treat the Administrative Agent or such Facility Agent as a United States person with respect to such payments as contemplated by U.S. Treasury Regulation §1.1441-1(b)(2)(iv)) and (B) Internal Revenue Service Form W-8ECI (or successor form), with respect to any amounts payable to the Administrative Agent or such Facility Agent for its own account.
(f)    If any Lender or Agent determines that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid Additional Amounts pursuant to Section 2.09(a) hereof or this Section 2.10, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made or Additional Amounts paid with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to the amount of such refund as corresponds to the Taxes giving rise to such refund); provided that the Borrower, upon the request of such Lender or Agent, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or Agent in the event such Lender or Agent is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(g)    If a payment made to a Lender or Agent would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or Agent shall deliver to the Borrower, the NZ Manager, the applicable Facility Agent and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower, the applicable Facility Agent or the Administrative Agent as may be necessary for the Borrower, the applicable Facility Agent and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender or Agent has complied with such Lender or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(h)    The Borrower may, where it is lawfully able to do so, register as an “approved issuer” (as defined in section YA 1 of the NZ Tax Act) and at all times thereafter may take any actions necessary to:
(i)    maintain its status as an “approved issuer”;
(ii)    ensure this Agreement is registered with the Commissioner of Inland Revenue as a “registered security” (as defined in section YA 1 of the NZ Tax Act); and
(iii)    satisfy its payment obligations in respect of the approved issuer levy as contemplated by section 32M of the Tax Administration Act 1994 of New Zealand, in order to ensure that the rate of NZ NRWT is 0% pursuant to section RF 12 of the NZ Tax Act.
Amounts payable by the Borrower in respect of approved issuer levies as contemplated by this Section 2.10(h) are in addition to amounts payable to each Lender and may not be deducted from payments of Interest or any fees hereunder.
(i)    If any supply by a Lender or Facility Agent or the Administrative Agent to the Borrower in relation to any Transaction Document is or will, at the time of supply, be subject to goods and services tax under the GST Act, the Borrower will pay to such Lender or Facility Agent or the Administrative Agent, as applicable, as an Additional Amount an amount equal to the applicable goods and services tax in addition to the consideration for that supply.
(j)    Each Lender that is resident in New Zealand, engaged in business through a fixed establishment (as that term is defined in the NZ Tax Act) in New Zealand, or will otherwise derive amounts of resident passive income under this Agreement:
(i)    represents and warrants to the Borrower that as at the date of this Agreement it holds a valid New Zealand resident withholding tax exemption certificate (“Certificate of Exemption”) issued in accordance with section 32H of the Tax Administration Act 1994 and section RE 27 of the NZ Tax Act (or under any successor or predecessor provisions);
(ii)    agrees to maintain a Certificate of Exemption while it has any amount outstanding provided that it is lawfully able to do so; and
(iii)    agrees to notify the Borrower promptly if it ceases to hold, or ceases to be entitled to hold, a Certificate of Exemption.
Section 2.11.     Mitigation Obligations. If (i) a Lender requests compensation under Section 2.09 hereof, (ii) the Borrower is required to pay any Additional Amount to a Lender or Agent or any Governmental Authority for the account of any Lender or Agent pursuant to Section 2.10 hereof, or (iii) a Lender or Agent makes a demand pursuant to Section 2.10(b) hereof, then such Lender or Agent shall use reasonable efforts to designate a different lending office (if such Lender has multiple lending offices) for funding and booking its Advances hereunder or to assign its rights and obligations hereunder to any other of its offices, branches or affiliates (if such Lender or Agent has multiple offices, branches or lending affiliates, as applicable), if, in the reasonable judgment of such Lender or Agent, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.10 hereof, as the case may be, in the future, or eliminate the need for any notice pursuant to Section 2.09 hereof, as applicable, and (B) in each case, would not subject such Lender or Agent to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Agent. It shall be a condition precedent to the right of a Liquidity Provider to receive compensation under Section 2.09(b) that such Liquidity Provider shall have agreed with its related Conduit Lender for the benefit of the Borrower to comply with provisions similar to those contained in this Section 2.11. The Borrower hereby agrees to pay, in accordance with the Priority of Payments, all reasonable costs and expenses incurred by any Lender or Agent in connection any such designation or assignment.
Section 2.12.     Priority of Payments.
(a)    On each Business Day prior to the Facility Termination Date, Collections received and not previously applied pursuant to this Section 2.12(a) shall first be paid to the Administrative Agent’s Account and applied by the Administrative Agent to reduce the Outstanding Borrowings, to the extent then Outstanding Borrowings exceed the Maximum Advance Amount, determined as at the most recent Settlement Date. Any remaining Collections received prior to the Facility Termination Date shall be available to the Borrower to be provisionally paid for the account of the applicable Sellers on account of the Purchase Price due from the Borrower to such Sellers pursuant to Section 2.02(e) of the Purchase and Sale Agreement, subject to any obligation of the Sellers to refund any Excess Payments as provided in such Section.
(b)    On each Settlement Date prior to the Facility Termination Date, (x) all Collections not previously applied pursuant to Section 2.12(a), if any (it being understood that on a Settlement Date, Section 2.12(a) shall be applied before Section 2.12(b)), any Excess Payments paid by a Seller pursuant to Section 2.02(g) of the Purchase and Sale Agreement and any repayments of Intramonth Loans pursuant to Section 2.12(e) hereof shall be transferred by the Master Servicer (or a Subservicer on its behalf) to the Concentration Account, and (y) the Borrower shall pay to the following Persons, from the Concentration Account, to the extent of available funds the following amounts and in accordance with the relevant Monthly Report, in the following order of priority:
(i)    FIRST, to NZGT for its own account, (A) an amount equal to the accrued and unpaid Trustee Fee, if any, for the payment thereof, and (B) any payments to which it may be entitled from the Assets of the Trust in respect of rights of indemnification or reimbursement under the Trust Deed or under the NZ Trustee Act (or under any successor act) or other applicable law;
(ii)    SECOND, to NZGT, payment of any taxes due and owing, or to be provided for, by NZGT (including, without limitation, any taxes payable by NZGT in respect of any amount distributed to or vested in the Beneficiary);
(iii)    THIRD, to the Administrative Agent’s Account, for distribution by the Administrative Agent for payment on a pro rata and pari passu basis, (A) to each Lender, in an amount equal to any accrued and unpaid Interest, Unused Fees and any Additional Amount related to any NZ NRWT required to be deducted or withheld, owed to such Lender for such Settlement Date, and (B) to the Administrative Agent for its own account, an amount equal to any Administrative Agent Fee for such Settlement Date (together with any unpaid Administrative Agent Fees for any prior Settlement Date);
(iv)    FOURTH, on a pro rata and pari passu basis (A) if the Master Servicer is not an Affiliate of any Reynolds Party, to the Master Servicer in an amount equal to the accrued and unpaid Master Servicing Fees for the payment thereof and (B) if the NZ Manager is not an Affiliate of any Reynolds Party, to the NZ Manager in an amount equal to the accrued and unpaid NZ Manager Fees for the payment thereof;
(v)    FIFTH, if the Outstanding Borrowings exceed the Maximum Advance Amount determined for such Settlement Date, to the Administrative Agent’s Account, for distribution by the Administrative Agent on a pro rata and pari passu basis to each Lender, to reduce the Outstanding Borrowings to the extent necessary to cause them to be less than or equal to such Maximum Advance Amount;
(vi)    SIXTH, to the Administrative Agent’s Account, for distribution by the Administrative Agent for payment on a pro rata and pari passu basis of any other amounts then due and payable to the Secured Parties;
(vii)    SEVENTH, to the Administrative Agent’s Account, for distribution by the Administrative Agent to reduce the Outstanding Borrowings to give effect to any optional principal repayment elected to be made by the Borrower pursuant to Section 2.02 of this Agreement;
(viii)    EIGHTH, to each of the Master Servicer and the NZ Manager that is an Affiliate of a Reynolds Party, in an amount equal to the accrued and unpaid Master Servicing Fees and NZ Manager Fees, as applicable, for the payment thereof;
(ix)    NINTH, to the Master Servicer, for the account of the applicable Sellers, to pay the Unpaid Balance owed to such Seller for the Monthly Period corresponding to such Settlement Date in accordance with the Purchase and Sale Agreement; and
(x)    TENTH, to the Borrower or as the Borrower may direct.
(c)    On each Business Day on or after the Facility Termination Date, Collections not previously transferred to the Concentration Account, any Excess Payments paid by a Seller pursuant to Section 2.02(g) of the Purchase and Sale Agreement and any repayments of Intramonth Loans pursuant to Section 2.12(e) hereof shall be transferred by the Borrower or, if a Termination Event has occurred and is continuing and the Administrative Agent has exercised its rights to take control of the Collection Accounts, by the Administrative Agent, for the account of the Borrower to the Concentration Account. On each Settlement Date on or after the Facility Termination Date, the Borrower or, if a Termination Event has occurred and is continuing and the Administrative Agent has exercised its rights to take control of the Concentration Account, the Administrative Agent, shall pay to the following Persons, from the Concentration Account, to the extent of available funds, the following amounts and in accordance with the relevant Monthly Report, in the following order of priority:
(i)    FIRST, to NZGT for its own account, (A) an amount equal to the accrued and unpaid Trustee Fee, if any, for the payment thereof, and (B) any payments to which it may be entitled from the Assets of the Trust in respect of rights of indemnification or reimbursement under the Trust Deed or under the NZ Trustee Act (or under any successor act) or other applicable law;
(ii)    SECOND, to NZGT, payment of any taxes due and owing, or to be provided for, by NZGT (including, without limitation, any taxes payable by NZGT in respect of any amount distributed to or vested in the Beneficiary);
(iii)    THIRD, to the Administrative Agent’s Account, for distribution by the Administrative Agent for payment on a pro rata and pari passu basis, (A) to each Lender, in an amount equal to any accrued and unpaid Interest, Unused Fees and any Additional Amount related to any NZ NRWT required to be deducted or withheld, owed to such Lender for such Settlement Date and (B) to the Administrative Agent for its own account an amount equal to any Administrative Agent Fee for such Settlement Date (together with any unpaid Administrative Agent Fees for any prior Settlement Date);
(iv)    FOURTH, on a pro rata and pari passu basis (A) if the Master Servicer is not an Affiliate of any Reynolds Party, to the Master Servicer in an amount equal to the accrued and unpaid Master Servicing Fees for the payment thereof and (B) if the NZ Manager is not an Affiliate of any Reynolds Party, to the NZ Manager in an amount equal to the accrued and unpaid NZ Manager Fees for the payment thereof;
(v)    FIFTH, to the Administrative Agent’s Account, for distribution by the Administrative Agent for payment on a pro rata and pari passu basis, to each Lender, in an amount equal to the Outstanding Borrowings, to repay the same;
(vi)    SIXTH, to the Administrative Agent’s Account, for distribution by the Administrative Agent for payment on a pro rata and pari passu basis of any other amounts then due and payable to the Secured Parties;
(vii)    SEVENTH, to each of the Master Servicer and the NZ Manager that is an Affiliate of a Reynolds Party, in an amount equal to the accrued and unpaid Master Servicing Fees and NZ Manager Fees, as applicable, for the payment thereof; and
(viii)    EIGHTH, to the Borrower or as the Borrower may direct.
(d)    Neither the Borrower, NZ Manager nor the Master Servicer on its behalf shall have any right to withdraw any amount on deposit in the Concentration Account on dates other than a Settlement Date or otherwise than as expressly provided in this Section 2.12.
(e)    Proceeds of an Advance made to the Borrower on a Settlement Date shall be applied first, to the extent necessary to fund any Unpaid Balance owed by the Borrower to any Seller on such Settlement Date and the remainder thereof, if any, as directed by the Borrower. Proceeds of Advances made to the Borrower on any other Business Day may, pursuant to instructions of the Borrower, and at the option of the Borrower, (i) be applied to make provisional payments to one or more Sellers in respect of the Purchase Price for Purchased Assets pursuant to Section 2.02(e) of the Purchase and Sale Agreement, subject to the obligations of such Seller to repay Excess Payments (repayment of which is guaranteed pursuant to the Performance Undertaking Agreement) to the Concentration Account pursuant to Section 2.02(g) of the Purchase and Sale Agreement, (ii) be applied to make a loan (an “Intramonth Loan”) to BPH I (repayment of which is guaranteed pursuant to the NZ Performance Undertaking Agreement), the terms of which provide that, on the next Settlement Date, BPH I shall repay a portion thereof to the Borrower, together with accrued and unpaid interest thereon (such repayment, an “Intramonth Loan Required Repayment”), in immediately available funds to the extent necessary to provide sufficient funds to the Borrower to make all of the payments described in clauses (i) through (viii) of Section 2.12(b) or clauses (i) through (vii) of Section 2.12(c), as applicable, or, if less, the entire unpaid principal amount of such Intramonth Loan, together with accrued and unpaid interest thereon, and after repayments of such Intramonth Loan as contemplated by this clause (ii) on such Settlement Date, the Borrower may at its election distribute the right to receive repayment of all or a portion of the remaining principal amount of such Intramonth Loan, together with accrued and unpaid interest thereon, to BPH I, (in which case, the Intramonth Loan, to the extent of such distribution, shall be cancelled) or (iii) be retained by the Borrower. The Borrower shall cause all repayments of Intramonth Loans and all payments of interest thereon to be deposited in the Concentration Account. BPH I, by its execution and delivery of this Agreement as initial NZ Manager, hereby agrees in its individual capacity (and notwithstanding any termination of its capacity as NZ Manager hereunder or under other Transaction Documents) to be bound by and to perform its obligations under this Section 2.12(e), including the repayment when due of Intramonth Loans, together with accrued and unpaid interest thereon, in accordance with the terms hereof.
ARTICLE III

CLOSING PROCEDURES
Section 3.01.     Conditions to Closing. The initial Advance by the Lenders under this Agreement is subject to the satisfaction of the following conditions precedent:
(a)    The Administrative Agent shall have received the following documents and instruments, all of which shall be in a form and substance reasonably acceptable to the Administrative Agent and each Facility Agent:
(i)    this Agreement;
(ii)    the Purchase and Sale Agreement;
(iii)    the Assignment and Amendment Agreement;
(iv)    each Performance Undertaking Agreement; and
(v)    all other agreements, documents and instruments relating to Advances, the Receivables and Related Security and Collections contemplated by this Agreement or the Purchase and Sale Agreement to be delivered on or before the Closing Date and described in the list of documents attached hereto and made a part hereof as Exhibit C;
each duly executed where appropriate;
(b)    The Administrative Agent shall have received all fees and reasonable and documented expenses required to be paid on the date of such Advance pursuant to the terms of this Agreement, the Administrative Agent Fee Letter and the Fee Letter or other Transaction Documents, in each case (except fees, the amounts of which are specified in an applicable fee letter) payable pursuant to the extent invoiced at least two Business Days prior to the Closing Date;
(c)    The Administrative Agent shall have received evidence of the existence of the Collection Accounts and the Concentration Account;
(d)    The Administrative Agent shall have received the Monthly Report for the January 2017 Monthly Period, and a pro forma Monthly Report for the January 2017 Monthly Period giving pro forma effect to the inclusion of Receivables of the New Sellers in the Receivables owned by the Borrower during such Monthly Period;
(e)    Each Conduit Lender, if any, shall have received evidence satisfactory to it that its Advances hereunder will not result in a reduction or withdrawal of the rating of its Commercial Paper by Moody’s and S&P;
(f)    Subject only to the disbursement of the proceeds of the initial Advance by the Lenders in accordance with the initial Borrowing Notice, all conditions to the effectiveness of the sales, assignments and transfers from the Lux Borrower to the Borrower pursuant to the Assignment and Amendment Agreement shall have been satisfied, all obligations of the Lux Borrower under the Prior Loan Agreement shall have been paid and repaid in full or will be repaid out of the proceeds of the initial Advance and the “Final Date” under and as defined therein shall have occurred; and
(g)    The Administrative Agent and each Lender shall have received all information with respect to the Borrower and each Reynolds Party reasonably requested by it or required by Governmental Authorities under applicable “know your customer” and anti-money-laundering Laws, including, without limitation, the Patriot Act, in each case to the extent such information has been requested in writing by the Administrative Agent at least ten calendar days prior to the Closing Date.
Section 3.02.     Conditions to Advances. The following shall be conditions precedent to any Advance (including the initial Advance):
(a)    No Termination Event or Potential Termination Event shall have occurred and be continuing or shall occur as a result of such Advance;
(b)    The representations and warranties of the Borrower, the NZ Manager and NZGT contained herein or in the other Principal Transaction Documents to which such Person is a party are true and correct in all material respects as of the Borrowing Date of the Advance, with the same effect as though made on the date of (and after giving effect to) such Advance, except to the extent such representation or warranty expressly relates only to a prior date;
(c)    The Administrative Agent shall have received a Borrowing Notice as provided herein, and such Borrowing Notice shall not have been cancelled in accordance with Section 2.01(g) hereof;
(d)    The Administrative Agent shall have received the Monthly Report due with respect to the Reporting Date immediately preceding the Borrowing Date on which such Advance is requested to be made (if not previously delivered to the Administrative Agent);
(e)    The Facility Termination Date shall not have occurred;
(f)    Immediately prior to and immediately after, and giving effect to, such Advance, the Outstanding Borrowings do not exceed the Maximum Advance Amount determined on such Borrowing Date; and
(g)    after giving effect to (i) any purchases of Receivables, (ii) changes in the Outstanding Borrowings and aggregate outstanding principal balance of the Subordinated Loans and (iii) any dividends or distributions made by the Borrower in respect of the Residual Beneficial Interest on the Requested Borrowing Date, the Borrower’s Capitalization shall equal or exceed the Required Capital Amount.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01.     General Representations and Warranties. The Borrower hereby represents and warrants to each Lender, each Facility Agent and the Administrative Agent on and as of the Closing Date and on and as of the date of each Advance that:
(a)    Organization; Power. The Trust has been duly formed under the laws of New Zealand pursuant to the Trust Deed and has all requisite power and authority thereunder to own, sell, assign, transfer or encumber the Receivables and other Collateral, and to conduct the business conducted and proposed to be conducted by it. NZGT is the sole trustee of the Trust, and it does not presently propose to retire as Trustee, and to its knowledge no action has been taken or proposed to remove it as sole trustee or to appoint another trustee. To the knowledge of NZGT, the NZ Manager has not taken any action and, to its knowledge, no action has been taken or proposed by any other Person to dissolve (or otherwise terminate the existence of) the Borrower. To the knowledge of NZGT, no property of the Trust has been resettled, set aside or transferred to any other trust or trusts by the Borrower and no other Person has purported to do so other than as contemplated by the Transaction Documents. BPH I is the sole beneficiary of the Trust.
(b)    Authorization; No Conflict. The execution, delivery and performance by the Borrower of the Transaction Documents to which it is or will be a party and the other documents to be delivered by it hereunder and the transactions contemplated hereby and thereby, including its use of the proceeds of the Advances and the pledge or grant by the Borrower of the Liens purported to be created in favor of the Collateral Agent hereunder, are within the Borrower’s trust powers, have been duly authorized by all necessary and proper trust and company action, and do not (i) contravene the Trust Documents, (ii) violate any applicable Law (including the NZ Trustee Act) or (iii) breach or result in a default under, or result in the acceleration of (or entitle any party to accelerate) the maturity of any obligation of the Borrower under, or result in or require the creation of any Lien (other than Permitted Liens) upon any property of the Borrower pursuant to the terms of, any indenture, debenture, contract or any other agreement or instrument (other than any Transaction Document) binding on or affecting the Borrower or any of its properties, whether now owned or hereafter acquired. The Borrower has not entered into any agreement with any Obligor prohibiting, restricting or conditioning the assignment of any portion of the Receivables.
(c)    Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration, notice or filing with or to, any Governmental Authority or any other third party is required for (i) the due execution, delivery or performance by the Borrower of this Agreement or any other Transaction Document to which it is or is to be a party or for the consummation of the transactions hereunder and thereunder; (ii) the Borrower’s grant of the Liens granted by it pursuant to the Transaction Documents; or (iii) the perfection or maintenance of such Liens, except for (x) the filing of financing statements or other notification filings necessary to perfect any Lien created thereby, and (y) other authorizations, consents, approvals, licenses, exemptions, actions, registrations, qualifications, designations, declarations, notices and filings that have been duly obtained, taken, given or made and are in full force and effect or that if not duly obtained, taken, given or made or not in full force and effect could not reasonably be expected to have a Material Adverse Effect.
(d)    Execution and Binding Effect. This Agreement has been, and each other Transaction Document to which the Borrower is a party when delivered will have been, duly executed and delivered by the Borrower. This Agreement is, and the other Transaction Documents to which the Borrower is or will be a party when delivered hereunder will be, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to any Legal Reservations and bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law).
(e)    Accurate and Complete Disclosure. All information heretofore furnished or to be furnished at any time (not including financial statements) by the Borrower to any Lender or Agent in connection with this Agreement and the other Transaction Documents in respect of the Borrower, is and will be accurate in all material respects as of the date so furnished and no such information contains, or will contain, as of the date so furnished, any untrue statement of a material fact or omits to state, or will omit to state, as of the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading.
(f)    No Proceedings. There is no pending or, to the Borrower’s knowledge, threatened action or proceeding affecting the Borrower before any Governmental Authority that purports to affect the legality, validity or enforceability of any Transaction Document or any material amount of the Receivables or that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(g)    Absence of Termination Events. No Termination Event or Potential Termination Event under (i) Section 7.01(d), (e), (i), (j), (t) or (u) (in each case in respect of the Borrower only), or (ii) Section 7.01(c), (l) or (aa) has occurred and is continuing. No Trustee Default has occurred and is continuing.
(h)    Financial Condition. Immediately after the consummation of the transactions to occur on the Closing Date and immediately after the making of each Advance the Borrower is Solvent. The Borrower is not subject to any Insolvency Event.
(i)    Compliance with Laws. Subject to specific representations set forth herein regarding tax laws and other laws, it is in compliance in all material respects with all Laws applicable to it, its business, to the best of its knowledge, the Receivables, Related Security and Collections with respect thereto, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(j)    Investment Company, etc. The Borrower is not (i) registered or required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, or (ii) a regulated investment vehicle under any applicable Laws of New Zealand. In making such representation set forth in clause (i) above, the Borrower is not relying on the exemption from the definition of “investment company” set forth in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940.
(k)    No Liens. The Borrower has not pledged, assigned, sold, granted a Lien in, or otherwise conveyed any of the Receivables, Collections or Related Security except for Permitted Liens. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Receivables, the Collections or the Related Security other than any financing statement relating to the security interest granted to the Collateral Agent or that has been terminated. The Borrower has no knowledge of any judgment or tax Lien filings against the Borrower.
(l)    No Debt, etc. Since the date of its organization, the Borrower has not engaged in any activity other than that contemplated by the Transaction Documents or ancillary to its incorporation and corporate existence or entered into any commitment or incurred any Indebtedness other than pursuant to, or as permitted under, the Transaction Documents. The Borrower has no Subsidiaries.
(m)    Sanctions, Anti-Corruption Generally. Neither the Borrower nor, to the knowledge of the Borrower, any of the directors, officers, employees or Affiliates of the Borrower or any Subsidiary thereof or any agent of the Borrower that will act in any capacity in connection with or benefit from the facilities established by this Agreement, (A) is a Sanctioned Person or (B) has, to the knowledge of the Borrower, taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. The Borrower and, to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of the Borrower, is in compliance in all material respects with all Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. In making the representations set forth in the preceding two sentences of this Section 4.01(m), the Borrower has relied, with out making further enquiry, on the policies and procedures implemented by the NZ Manager pursuant to Section 5.01(t).
(n)    [reserved]
(o)    Borrower Name and Jurisdiction. The Borrower’s jurisdiction of organization has not been changed from the date of its organization to the Closing Date (or if so changed, all necessary actions in connection with such change have been or are being timely taken in accordance with Section 5.01(l) hereof). The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business. The Borrower has not changed its name, whether by amendment of its constitutional document, by reorganization or otherwise, from the date of its organization to the Closing Date (or if so changed, all necessary actions in connection with such change have been or are being timely taken in accordance with Section 5.01(l) hereof). The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in Annex 2 hereto and has been so from the date of its organization to the Closing Date.
(p)    No Immunities. Neither the Borrower nor any of its property has any immunity from the jurisdiction of any court of from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of New Zealand in respect of their obligations under the Transaction Documents.
(q)    Incorporated Representations and Warranties. The representations and warranties of the Borrower contained in any Principal Transaction Document to which the Borrower is a party are true and correct in all material respects.
Section 4.02.     Representations and Warranties of the NZ Manager. The NZ Manager hereby represents and warrants on behalf of the Borrower (with recourse only to the Assets of the Trust), to each Lender, each Facility Agent and the Administrative Agent (and each such party acknowledges that in the event that any such representation or warranty shall prove to be incorrect, it shall have no recourse against the NZ Manager or its assets with respect thereto) on and as of the Closing Date and on and as of the date of each Advance:
(a)    Accurate and Complete Disclosure. All information heretofore furnished or to be furnished at any time (not including financial statements) by any Reynolds Party to any Lender or Agent in connection with this Agreement and the other Transaction Documents, including each Monthly Report, is and will be accurate in all material respects as of the date so furnished, and no such information contains, or will contain, as of the date so furnished, any untrue statement of a material fact or omits to state, or will omit to state, as of the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading. The representations and warranties of each Reynolds Party contained herein or in the other Principal Transaction Documents to which such Reynolds Party is a party are true and correct in all material respects, except to the extent such representation or warranty expressly relates only to a prior date, in which case such representation or warranty was true and correct in all material respects as of such prior date. Each Monthly Report shall reflect any amendments to the form thereof that are agreed pursuant to the last sentence of the second paragraph of Section 5.01(f) below at least 15 Business Days prior to the due date for such Monthly Report. Any amendments so agreed less than 15 Business Days prior to such due date shall be reflected in an amended and restated Monthly Report delivered within 15 Business Days of the original due date for such Monthly Report.
(b)    Credit and Collection Policy. The Receivables have been originated and administered in accordance with the Collection Policy in all material respects.
(c)    Financial Statements. The Borrower’s most recent annual financial statements, if any, delivered to the Administrative Agent pursuant to Section 5.01(a) hereof (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the financial condition and results of operations and cash flows of the Borrower as of the date thereof and for such period or periods presented therein. No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since the Closing Date.
(d)    Margin Regulations. The use of all funds acquired by the Borrower under this Agreement will not conflict with or contravene any of Regulations T, U and X of the Board of Governors of the United States Federal Reserve System, as the same may from time to time be amended, supplemented or otherwise modified.
(e)    Taxes. The Borrower (or the NZ Manager on behalf of the Borrower) has filed, or caused to be filed or be included in, all Tax reports and returns, if any, required to be filed by it and has paid, or caused to be paid, all Taxes and interest and penalties thereon required to be paid by it, except for Taxes (or reports or returns in respect of Taxes) that (i) are being contested in good faith by appropriate proceedings and with respect to which the Borrower has established adequate cash reserves in a manner reasonably satisfactory to the Administrative Agent or (ii) do not, when aggregated with any other Taxes described in this clause (ii), but without regard to any contested Taxes described in clause (i) above, exceed $125,000.
(f)    Eligibility of Receivables. Each Receivable which at any time is treated as an Eligible Receivable in any computation of the Funding Base made by the NZ Manager on behalf of the Borrower or otherwise in connection with reports or statements delivered to any Agent or Lender by the NZ Manager on behalf of the Borrower hereunder qualifies as of the date of which such report or statement speaks as an Eligible Receivable.
(g)    True Sales. The Borrower has purchased each Receivable and Related Security from the related Seller or the Lux Borrower, as the case may be, in exchange for payment (made to such Seller in accordance with the Purchase and Sale Agreement or to the Lux Borrower in accordance with the Assignment and Amendment Agreement) in an amount that constitutes fair consideration and reasonably equivalent value. No such sale shall have been made for or on account of an antecedent debt owed by the related Seller or the Lux Borrower, as the case may be to the Borrower and no such sale is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(h)    Perfection. Upon the filing of the necessary financing statements under the UCC as in effect in the jurisdiction whose Law governs the perfection of the Collateral Agent’s Lien in the Receivables, Collections and Related Security, and, with respect to the NZ Security Documents, upon the execution and delivery of the related notices and acknowledgements identified in Exhibit C hereto, the Collateral Agent, for the benefit of the Secured Parties will have a perfected security interest in and to the Receivables, Collections and Related Security (subject to no other Liens other than Permitted Liens), in each case to the extent a security interest in such assets can be perfected by filing such financing statement or by the provision of such notices and acknowledgements.
(i)    Lockboxes, Collection Accounts and Concentration Account.
(i)    The names and addresses of all Lockbox Banks, together with the addresses of all Lockboxes at such Lockbox Banks, are specified in Schedule III hereto (it being understood that the Borrower may supplement such Schedule from time to time to add other Lockbox Banks or Lockboxes). The names and addresses of all banks maintaining Collection Accounts and the Concentration Account, together with the numbers of all Collection Accounts and the Concentration Account, are specified in Schedule III hereto (it being understood that the Borrower may supplement such Schedule from time to time to add other Collection Accounts).
(ii)    Each Lockbox is subject to a Lockbox Agreement, and each Collection Account and the Concentration Account is subject to a Control Agreement. Except under the Lockbox Agreements and the Control Agreements, it has not granted any Person dominion or control of any Lockbox or Collection Account or the Concentration Account or the right to take dominion or control over any Lockbox or Collection Account or the Concentration Account at a future time or upon the occurrence of a future event.
(j)    Location of Records, etc. As of the Closing Date, the offices where all of Records of the Borrower are kept are listed on Schedule IV hereto.
(k)    Uniform Commercial Code Article 9 Representations.
(i)    This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables, Collections and Related Security in favor of the Collateral Agent, which security interest is prior to all other Liens other than Permitted Liens, and is enforceable as such as against creditors of and purchasers from the Borrower.
(ii)    The Receivables constitute “accounts” or “general intangibles” within the meaning of the applicable UCC.
(iii)    The Borrower owns and has good and marketable title to the Receivables, Collections and Related Security free and clear of any Lien, other than Permitted Liens.
(iv)    The Borrower has received all material consents and approvals required by the terms of the Receivables to the pledge of the Receivables hereunder to the Collateral Agent.
(v)    The Borrower or the NZ Manager on behalf of the Borrower has caused or will have caused (except to the extent the Collateral Agent has caused), within ten days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Receivables, Collections and Related Security, in each case to the extent a security interest in such assets can be perfected by filing financing statements, granted to the Collateral Agent.
(vi)    All UCC financing statements filed or to be filed against the Borrower in favor of the Collateral Agent in connection herewith describing the Receivables, the Collections or the Related Security contain a statement to the effect that “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the secured party”.
(vii)    Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 4.02(k) shall be continuing and remain in full force and effect.
(l)    No Other Taxes, etc. Under New Zealand law, it is not necessary that any Transaction Document be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any filing fees, stamp taxes or other similar documentary or excise Taxes be paid on or in relation to the Transaction Documents or the transactions contemplated thereby.
(m)    No Liens. Each Receivable, together with all Contracts related to such Receivable, is owned by the Borrower free and clear of any Lien other than Permitted Liens. When the Borrower purchases such Receivable, it shall have acquired and shall continue to have maintained an ownership interest in such Receivable and in the Related Security and the Collections with respect thereto free and clear of any Lien, except for Permitted Liens.
(n)    Absence of Termination Events. No Termination Event or Potential Termination Event under (i) Section 7.01(d), (e), (i), (j), (t) or (u) (in each case in respect of the NZ Manager and the other Reynolds Parties only), or (ii) Section 7.01(a), (b), (f), (g), (h), (k), (m) through (s), (v) through (z), (bb) or (cc) has occurred and is continuing.
(o)    Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration, notice or filing with or to, any Governmental Authority or any other third party is required for the exercise by the Administrative Agent, the Collateral Agent and the Lenders of their respective rights and remedies under the Transaction Documents, except for (x) the filing of financing statements or other notification filings necessary to perfect any Lien created thereby, and (y) other authorizations, consents, approvals, licenses, exemptions, actions, registrations, qualifications, designations, declarations, notices and filings that have been duly obtained, taken, given or made and are in full force and effect or that if not duly obtained, taken, given or made or not in full force and effect could not reasonably be expected to have a Material Adverse Effect.
(p)    Use of Proceeds. No proceeds of any Loan have been used, directly or, to the knowledge of the NZ Manager, indirectly, by the Borrower or, to the knowledge of the NZ Manager, any of directors, officers, employees and agents of the Borrower (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in each case in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person that at the time of such funding was a Sanctioned Person, or in any country that at the time of such funding was a Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 4.03.     General Representations and Warranties of NZGT. NZGT (in its individual capacity) hereby represents and warrants to each Lender, each Facility Agent and the Administrative Agent on and as of the Closing Date and on and as of the date of each Advance that:
(a)    Organization. It is a limited liability company duly organized and validly existing under the laws of New Zealand.
(b)    Compliance with Organizational Documents. The execution and delivery of the Transaction Documents to which it is party, and the performance and compliance by it with the terms thereof, will not violate its constitution.
(c)    Authorization. It has the full power and authority to enter into and consummate all transactions contemplated by each of the Transaction Documents to which it is party, has duly authorized the execution, delivery and performance thereof, and has duly executed and delivered each such Transaction Document.
(d)    Valid and Binding Obligations. Each of the Transaction Documents to which it is party, assuming due authorization, execution and delivery by the other parties hereto or thereto, constitute its valid, legal and binding obligations, enforceable against it in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.
(e)    No Violation. The consummation of the transactions contemplated by each of the Transaction Documents to which it is party and the fulfilment of the terms thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under its articles of organization or bylaws or any agreement or other instrument to which it is a party or by which it is bound.
(f)    No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or its property: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely affect the performance by it of its obligations under, or the validity or enforceability of, this Agreement.
(g)    Sanctions, Anti-Corruption Generally. Neither NZGT or any of its Subsidiaries nor, to the knowledge of NZGT, any of the directors, officers, employees or Affiliates of NZGT or any of its Subsidiaries or any agent of NZGT that will act in any capacity in connection with or benefit from the facilities established by this Agreement, (A) is a Sanctioned Person. NZGT has implemented and maintains in effect policies and procedures designed to promote compliance by NZGT and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions. NZGT and its Subsidiaries, and to the knowledge of NZGT, each director, officer, employee, agent and Affiliate of NZGT and each such Subsidiary, is in compliance in all material respects with all applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
(h)    [Reserved]
(i)    Special Purpose Vehicle. It:
(i)    has not engaged and does not engage in any business or transactions, directly or indirectly, other than:
(A)    acting as Trustee;
(B)    entering into, exercising its rights under, performing its obligations under or enforcing its rights under any Transaction Documents or any document relating to the Luxembourg Recapitalization Transactions, or
(C)    performing any act incidental to or necessary in connection with any of the above;
(ii)    has not entered into, and is not a party to or third-party beneficiary of, any contract, agreement or deed other than the Trust Deed, other applicable Transaction Documents and any management agreement entered into between NZGT and Trustee Performance Guarantor;
(iii)    has not entered into any commitment or incurred any Indebtedness or Liens, other than as contemplated by the Transaction Documents;
(iv)    has not purchased, owned, leased or otherwise acquired and does not own or lease any assets, property or rights other than as contemplated by the Transaction Documents;
(v)    has not issued any Equity Interests (other than to Trustee Performance Guarantor);
(vi)    has not had and does not have any Subsidiaries;
(vii)    has not had and does not have any employees;
(viii)    has not purchased, owned or otherwise acquired and does not own any Equity Interests in any Person.
ARTICLE V

COVENANTS
Section 5.01.     Affirmative Covenants of the Borrower and the NZ Manager. In addition to its other covenants contained herein or made pursuant hereto, the Borrower and the NZ Manager covenant to each Lender, each Facility Agent and the Administrative Agent as follows:
(a)    Financial and Other Information. The NZ Manager on behalf of the Borrower shall furnish the following to the Administrative Agent:
(i)    as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s financial statements for such year prepared in accordance with GAAP, certified by the Borrower;
(ii)    promptly upon its receipt thereof from any Seller Party, any financial statements, notices or any other information delivered to the Borrower pursuant to Sections 6.01(a), (b), (c) or (h) of the Purchase and Sale Agreement; and
(iii)    such other information, documents, records or reports respecting the Receivables and the Related Security or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request.
(b)    Notice of Termination Event. Promptly upon becoming aware of any Termination Event or Potential Termination Event, the Borrower or the NZ Manager shall give the Administrative Agent notice thereof, together with a written statement setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Borrower on the direction of the NZ Manager.
(c)    Litigation. As soon as possible, and in any event within ten Business Days of its knowledge thereof, the Borrower or the NZ Manager shall give the Administrative Agent notice of any litigation, action, suit, arbitration or other proceeding by or before any court or other Governmental Authority instituted against the Borrower or relating to the Purchased Assets that, in its reasonable judgment, could have a Material Adverse Effect.
(d)    Notice of Material Adverse Effect. Promptly upon becoming aware thereof, the Borrower or the NZ Manager shall give the Administrative Agent notice of the occurrence of any Material Adverse Effect.
(e)    Books and Records. The NZ Manager on behalf of the Borrower shall (or shall cause the Master Servicer or the Subservicers to) maintain and implement administrative and operating procedures (including the ability to recreate, in all material respects, Records evidencing the Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information, reasonably necessary or advisable for the collection of all Receivables (including Records adequate to permit the daily identification of each Receivable, the dates on which payments are due thereon, Related Security and Collections and adjustments to each existing Receivable).
(f)    Due Diligence. From time to time during regular business hours as requested by the Administrative Agent or any Facility Agent upon thirty days’ prior notice, the Borrower and the NZ Manager shall permit the Administrative Agent, any Facility Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the direct control of the Borrower or the NZ Manager or the agents of the Borrower or the NZ Manager (including the Subservicers and the Master Servicer) or their respective Affiliates relating to Receivables and the Related Security, and (B) to visit the offices and properties of the Borrower and the NZ Manager or the agents of the Borrower and the NZ Manager or their respective Affiliates for the purpose of examining such materials described in clause (A) above, and to discuss matters relating to Receivables and the Related Security or the performance by the Borrower and the NZ Manager hereunder with any of the officers or employees of the Borrower or the NZ Manager having knowledge of such matters or with the Borrower’s independent public accountants (collectively, a “Due Diligence Audit”). Notwithstanding the foregoing, after the occurrence and during the continuation of a Termination Event, the Administrative Agent or any Facility Agent shall be permitted to take the actions described in the preceding sentences of this Section without being subject to the requirement of providing prior notice.
Each Due Diligence Audit shall be conducted in accordance with agreed upon procedures prepared by the Administrative Agent and the NZ Manager that are reasonably satisfactory to each Facility Agent, and the results thereof shall be reported to the Administrative Agent (on behalf of each Facility Agent) in a Draft Agreed Upon Procedures Report. In connection with each such Due Diligence Audit, the Borrower and the NZ Manager shall permit the Administrative Agent, any Facility Agent or their respective agents or representatives (which may also render other services to the Borrower or any Reynolds Party or any of their Affiliates) to review periodic Monthly Reports to verify amounts reported to underlying accounting records. Such review may include analysis procedures and verification of sales, dilution, collections, write-offs, concentrations, and other information included on the Monthly Reports. Testing may include a review of sample Receivables. Additional testing procedures may be performed to verify the accuracy of information on selected Monthly Reports. The Borrower and the NZ Manager agree to cooperate and provide all requested information necessary to perform such due diligence reviews or collateral inspections. Additionally, the Borrower (on the direction of the NZ Manager) and NZ Manager shall permit such testing as may be required to ensure that it has adhered to all terms and conditions required under the Transaction Documents to which it is a party. If the Administrative Agent (acting at the direction of the Majority Facility Agents) reasonably determines that the results of any such Due Diligence Audit as set forth in a Draft Agreed Upon Procedures Report provided in connection therewith are not complete or are not reasonably satisfactory in any material respect, the Administrative Agent may, or shall at the direction of the Majority Facility Agents, reasonably specify additional procedures to be performed in order to address such condition, and the Borrower (on the direction of the NZ Manager) and the NZ Manager shall promptly, and in any event within 30 days of such request by the Administrative Agent, use commercially reasonable efforts to cause such additional specified procedures to be performed and updated drafts of the Draft Agreed Upon Procedures Report to be delivered to the Administrative Agent (on behalf of each Facility Agent). A Final Agreed Upon Procedures Report shall be issued following agreement by the NZ Manager and the Administrative Agent (acting at the direction of the Majority Facility Agents) on the results and conclusions of the related Due Diligence Audit, and the NZ Manager, the Administrative Agent and the Facility Agents shall negotiate in good faith to so agree such that a Final Agreed Upon Procedure Report may be issued within 60 days of the issuance of the related initial Draft Agreed Upon Procedures Report. At the request of the Administrative Agent (acting at the direction of the Majority Facility Agents), the NZ Manager and the Master Servicer shall promptly prepare changes to the form of Monthly Report to reflect the findings in such Final Agreed Upon Procedure Report which are reasonably satisfactory to the Majority Facility Agents and, upon agreement upon such changes by the NZ Manager, the Master Servicer and the Majority Facility Agents (which agreement shall not be unreasonably withheld by any such party), such changes shall be made (and the form of Monthly Report shall be deemed amended), effective 10 Business Days after such agreement.
In accordance with the Priority of Payments, the Borrower shall reimburse the Administrative Agent and the Facility Agents, all reasonable and documented fees, costs and expenses incurred by any of them in connection with the foregoing actions promptly upon receipt of a written invoice therefor; provided that, so long as no Potential Termination Event or Termination Event shall have occurred and be continuing, the Borrower shall not be required to reimburse the Administrative Agent or any Facility Agent for fees, costs and expenses in connection with more than one Due Diligence Audit in any calendar year (unless the results of a Due Diligence Audit were incomplete or not reasonably satisfactory to the Administrative Agent (acting at the direction of the Majority Facility Agents), in which case the Borrower shall be responsible for reasonable and documented fees, costs and expenses in connection with one or more additional Due Diligence Audits in such calendar year until completion of a Due Diligence Audit that is reasonably satisfactory to the Administrative Agent, acting at the direction of the Majority Facility Agents). In addition, the Borrower shall be required to reimburse the Administrative Agent and the Facility Agents for reasonable and documented fees, costs and expenses in connection with an additional Due Diligence Audit reasonably requested by the Administrative Agent (acting at the direction of the Majority Facility Agents) following any material change in the servicing software, systems or procedures or in the Credit and Collection Policy of the Borrower or any Reynolds Party.
(g)    Preservation of Legal Existence. The Borrower shall preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing in each jurisdiction where the failure to so preserve and maintain or qualify could reasonably be expected to have a Material Adverse Effect.
(h)    Compliance with Laws. The Borrower shall comply with all Laws applicable to the Borrower and its business as Trustee, and the NZ Manager shall take all steps reasonably required to ensure that the Borrower complies with all Laws applicable to the Receivables and Related Security and Collections with respect thereto except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
(i)    Payment of Taxes and Claims. The Borrower shall pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (i) it is being contested in good faith by appropriate proceedings and the Borrower has established adequate cash reserves with respect to such Tax or claim in a manner reasonably satisfactory to the Administrative Agent or (ii) such Tax or claim does not, when aggregated with any other Tax or claim described in this clause (ii), but without regard to any contested Tax or claim described in clause (i) above, exceed $125,000.
(j)    Compliance with Purchase and Sale Agreement. Except as otherwise expressly provided in the Transaction Documents, in particular Sections 9.29 and 9.30 of this Agreement, the Borrower shall timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Purchase and Sale Agreement, maintain the Purchase and Sale Agreement in full force and effect, enforce the Purchase and Sale Agreement in accordance with its terms as in effect from time to time, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent or any Facility Agent, and make to any party to the Purchase and Sale Agreement such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder and as may be from time to time reasonably requested by the Administrative Agent or any Facility Agent.
(k)    Fulfillment of Obligations with respect to Receivables. The Borrower shall do nothing to impair the rights, title and interest of the Agents and the Lenders in and to the Receivables.
(l)    Preservation of Lien. The NZ Manager on behalf of the Borrower from time to time will, at the expense of the Borrower, (i) promptly prepare and deliver, or cause to be prepared and delivered, all such financing statements, continuation statements, amendments to financing statements, notices of assignment (acknowledged by the counterparty), instruments of further assurance and other instruments or documents (including additional account or other pledge agreements with respect to properties of the Borrower located outside of the United States), and (ii) promptly take such other action as the Collateral Agent may reasonably request to maintain or preserve the Lien (and the perfection and priority thereof) of this Agreement or to carry out more effectively the purposes hereof, preserve and defend title to the Collateral securing the Obligations and the rights therein of the Collateral Agent and the Secured Parties secured thereby against the claims of all Persons and parties that are adverse to the Secured Parties, or enable the Administrative Agent to exercise and enforce its rights and remedies under this Agreement. Without limiting the generality of the foregoing, the Borrower shall enter into and at all times maintain in effect a Control Agreement with the Collateral Agent and each bank or securities intermediary from time to time maintaining any deposit or securities account of the Borrower located in the United States and an account pledge agreement with the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, with respect to each such account from time to time maintained by the NZ Manager on behalf of the Borrower outside of the United States.
(m)    Financing Statements. The Borrower hereby authorizes the filing of any financing statements, continuation statements and amendments to financing statements in any jurisdiction and with any filing office, as the Administrative Agent may reasonably determine are necessary or advisable to perfect (or maintain) the security interest granted to the Collateral Agent in connection herewith. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent in connection herewith, and the Borrower hereby authorizes the filing of financing statements, continuation statements and amendments to financing statements describing the collateral covered thereby as “all of debtor’s personal property and assets” or words to that effect. For purposes of such filings, the NZ Manager on behalf of the Borrower agrees to furnish any information reasonably available to it and reasonably requested by the Collateral Agent promptly upon request by the Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent shall be under no obligation to file and prepare financing statements or continuation statements or to take any action or to execute any further documents or instruments in order to create, preserve or perfect the security interests granted hereunder, such obligations being solely obligations of the Borrower and the NZ Manager. To the fullest extent permitted by applicable Law, the Borrower hereby authorizes and irrevocably grants to the Collateral Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to execute, deliver and file in the name of the Borrower, or in its own name, such financing statements, continuation statements, amendments to financing statements, other instruments and documents for filing under the provisions of the UCC of any applicable jurisdiction and such notices of assignment and, upon the occurrence and during the continuance of a Termination Event, to execute, deliver and file in the name of the Borrower, or in its own name, such instruments of transfer and to make such notations on the Records as the Collateral Agent deems necessary to protect or perfect its interest in the Collateral.
(n)    Delivery of Instruments. If and to the extent any of the Collateral consists of instruments, securities, chattel paper or documents, other than representing ordinary course collections delivered in accordance with the Transaction Documents, upon the request of the Collateral Agent, the NZ Manager on behalf of the Borrower shall deliver, or cause the Master Servicer or a Subservicer to deliver, to the Collateral Agent the originals of such instruments, securities, chattel paper and documents constituting Collateral in the possession of the Borrower, the NZ Manager, the Master Servicer or such Subservicer, together with any endorsements reasonably requested by the Collateral Agent.
(o)    Performance and Compliance with Contracts and Credit and Collection Policy. At the Borrower’s expense, the Borrower and the NZ Manager shall, unless the Administrative Agent (acting at the direction of the Majority Facility Agents) shall have consented otherwise, and the NZ Manager shall take all actions reasonably necessary to ensure that the Borrower is able to, timely and fully perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to such Receivables and the related Contracts.
(p)    Deposits to Lock-Box Accounts. The NZ Manager on behalf of the Borrower shall instruct, or cause to be instructed, (i) all Obligors to make payments in respect of Receivables to a Lockbox or to a Collection Account, and (ii) all Obligors to make payments in respect of Excluded Receivables to a lockbox or account which is not a Lockbox or a Collection Account, and, if the Borrower or the Master Servicer or the NZ Manager shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by a Seller pursuant to Section 2.03 of the Purchase and Sale Agreement), segregate and hold in trust such Collections and deposit such Collections directly to any Lockbox or Collection Account or to the Concentration Account within two Business Days following the date it identifies its receipt thereof.
(q)    Compliance with Transaction Documents. The NZ Manager shall take all actions reasonably necessary to ensure that the Borrower is able to, timely and duly perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under, each of the Transaction Documents to which it is a party, provided that the NZ Manager shall not be obligated to contribute additional funds to enable the Borrower to meet its payment obligations under any Transaction Document.
(r)    Lockboxes and Collection Accounts. A system of Lockboxes and Collection Accounts has been established and will be maintained in the name of the Borrower into which all Collections shall be deposited. Each Collection Account shall be or shall have been established in the name of, or transferred to the name of, the Borrower and the funds deposited therein from time to time shall not be commingled with any funds of any Seller or Subservicer, the Master Servicer or the NZ Manager or any Affiliate thereof. The Borrower and the NZ Manager on behalf of the Borrower shall (i) not suffer or permit any funds other than Collections on account of the Receivables to be mailed to Lockboxes or deposited into Collection Accounts; (ii) until deposited in a Collection Account, hold in trust, or cause the Master Servicer, Subservicers or the NZ Manager to hold in trust, for the Collateral Agent for the benefit of the Secured Parties all Collections received by the Borrower, (iii) make, or cause the Master Servicer, Subservicers or the NZ Manager to make, the necessary bookkeeping entries to reflect such Collections on the Records pertaining to such Receivables; and (iv) apply all such Collections as provided in this Agreement and the other Transaction Documents. On or prior to the Closing Date and when required by Section 5.02(b) hereof, the Borrower shall enter into a Control Agreement with the Collateral Agent and the bank maintaining each Collection Account. Neither the Borrower nor the NZ Manager shall amend or modify any term of any Lockbox Agreement or any Control Agreement relating to a Collection Account without the prior written consent of the Collateral Agent.
(s)    Concentration Account. The Concentration Account shall be or shall have been established in the name of the Borrower and the funds deposited therein from time to time shall not be commingled with any funds of any Seller or Subservicer, the Master Servicer or the NZ Manager or any Affiliate thereof. On or prior to the Closing Date and when required by Section 5.02(b) hereof, the Borrower shall enter into a Control Agreement with the Collateral Agent and the bank maintaining the Concentration Account. Neither the Borrower nor the NZ Manager shall amend or modify any term of such Control Agreement or any direction as to the disposition of Collections or other amounts in the Concentration Account without the prior written consent of the Collateral Agent.
(t)    Compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The NZ Manager shall maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower and the agents of the Borrower with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.
(u)    Risk Retention. The NZ Manager (or a wholly-owned Affiliate) shall (i) retain a net economic interest in the Receivables in an amount at least equal to the percentage required under, and in a manner permitted by, Paragraph 1 of Article 405 of the Capital Requirements, (ii) not sell such net economic interest, and (iii) not enter into any credit risk mitigation or any short positions or any other hedge with respect to such net economic interest, other than any hedge, risk mitigation or contract of insurance not prohibited by the Capital Requirements. The NZ Manager shall promptly furnish to the Administrative Agent and to each Facility Agent for provision to each Lender in its Lender Group such notices, information, documents, tapes, data, records or reports and information regarding such net economic interest, the transactions contemplated by the Transaction Documents, the Borrower, the Sellers and the credit quality and performance of the Receivables as such Lender (or an Agent on its behalf) may from time to time reasonably request in order to enable such Lender to comply with its obligations under Article 406 of the Capital Requirements with respect to the transactions contemplated by the Transaction Documents.
Section 5.02.     Negative Covenants of the Borrower and the NZ Manager. The Borrower and the NZ Manager covenant that, without the prior written consent of the Majority Facility Agents or as otherwise noted:
(a)    Change in Instructions to Obligors. Neither the NZ Manager nor the Borrower will change the instructions to Obligors regarding payments to a Lockbox or to a Collection Account given pursuant to Section 5.01(p); provided that the Borrower may make changes in such instructions if such new instructions require such Obligor to make payments to another Lockbox or Collection Account maintained in accordance with this Agreement.
(b)    Change in Payments or Deposits of Payments. Neither the NZ Manager nor the Borrower will add or terminate any bank as a Lockbox Bank or a bank maintaining a Collection Account or the Concentration Account or any deposit account as a Collection Account or the Concentration Account from those listed in Schedule III hereto, or change any instructions given to any bank that in any manner redirects the proceeds of any Collections to any account that is not a Collection Account or the Concentration Account, subject in each case to a Control Agreement in favor of the Collateral Agent for the benefit of the Secured Parties, unless, in each case, the Collateral Agent shall have received at least 10 days’ prior written notice of such addition, termination or change and shall have received (i) with respect to each new Lockbox, a Lockbox Agreement executed by each applicable Seller, each applicable Subservicer or the Master Servicer and a Lockbox Bank, (ii) with respect to each new Collection Account, a related Control Agreement executed by the Borrower, the related depository institution and the Collateral Agent and (iii) with respect to a new Concentration Account, the prior written consent of the Collateral Agent to such change and a related Control Agreement executed by the Borrower, the related depository institution and the Collateral Agent.
(c)    No Changes. The Borrower will not (i) make any change in the character of business of the Borrower or (ii) change its name, jurisdiction of organization, identity or corporate structure in any manner that would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-507 of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Collateral Agent at least 30 days’ prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading.
(d)    Change in Credit and Collection Policy. Neither the NZ Manager nor the Borrower will make, allow or consent to any change in the Credit and Collection Policy, if such change would materially and adversely affect the collectability or enforceability of the Receivables; provided the NZ Manager shall promptly and in no event later than the end of the calendar month in which any Responsible Officer of the NZ Manager obtains knowledge of any change to the Credit and Collection Policy, furnish or cause to be furnished to each Agent and Lender a copy thereof.
(e)    No Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations (including the Subordinated Loans) under this Agreement or the other Transaction Documents and (iii) the incurrence of other Indebtedness not otherwise prohibited by this Agreement in an aggregate amount outstanding at any time not exceeding $125,000.
(f)    No Liens. The Borrower will not grant, create, incur, assume or suffer to exist any Lien, other than Permitted Liens, on any portion of the Collateral, any of the rights hereunder or under any other Transaction Document or any other of its assets, properties or rights, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower or the NZ Manager shall promptly notify the Administrative Agent of the existence of any Lien of which it has knowledge, other than Permitted Liens, on any portion of the Collateral and shall defend the right, title and interest of the Collateral Agent in, to and under such Collateral, against all claims of third parties.
(g)    Consolidations, Mergers and Purchases and Sales of Assets. Without the prior written consent of all of the Facility Agents, the Borrower will not be a party to any merger or consolidation, reorganize, dissolve, wind-up or otherwise terminate its existence, purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein (other than pursuant hereto).
(h)    Distributions and Repayments of Subordinated Loans. The Borrower will not make any distribution (whether in cash or other property) with respect to the Residual Beneficial Interest or purchase, redeem or otherwise acquire for value any of the Residual Beneficial Interest, or make any payments of principal of, interest on or other amounts in respect of, or purchase, redeem or otherwise acquire for value, any Subordinated Loans, except that so long as (i) no Termination Event or Potential Termination Event has occurred and is continuing or would result therefrom, and (ii) after giving effect thereto, the Borrower’s Capitalization shall equal or exceed the Required Capital Amount, the Borrower may make distribution in respect of the Residual Beneficial Interest or make payments in respect of Subordinated Loans with funds distributed to the Borrower pursuant to the Priority of Payments, subject to applicable Laws.
(i)    Purchase and Sale Agreement, etc. The Borrower will not (i) cancel or terminate the Purchase and Sale Agreement or any other Principal Transaction Document or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify any term or condition of the Purchase and Sale Agreement or any other Principal Transaction Document or give any consent, waiver (including a waiver of any default) or approval thereunder, (iii) cancel or terminate, or consent to or accept any cancellation or termination of, or amend, supplement or otherwise modify, any term or condition of any Transaction Document that is not a Principal Transaction Document, or give any consent, waiver (including a waiver of any default) or approval thereunder, in each case in a manner that could reasonably be expected to materially impair the value of any rights or interests of the Borrower thereunder or of the Administrative Agent, the Collateral Agent, any Facility Agent or any Lender hereunder, or (iv) take any other action under the Purchase and Sale Agreement or any other Transaction Document not required by the terms thereof that could reasonably be expected to materially impair the value of any rights or interests of the Borrower thereunder or of the Administrative Agent, the Collateral Agent, any Facility Agent or any Lender hereunder; provided, in each case, that the Borrower with the consent of the Administrative Agent and notice to each Lender and Facility Agent may amend or terminate any Transaction Document in order to give effect to the termination of an Excluded Seller. In addition to the foregoing, the Borrower may with the consent of the Administrative Agent amend the Purchase and Sale Agreement or any other Principal Transaction Document to correct administrative or manifest errors or omissions or to effect administrative changes that are not adverse to any Lender; provided that such no such amendment shall become effective prior to the fifth Business Day after a copy thereof shall have been delivered to the Lenders and the Facility Agents, and then only if the Majority Facility Agents shall not have objected thereto within such five Business Day Period. For the avoidance of doubt, references in this Section 5.02(i) to the Transaction Documents or Principal Transaction Document are not intended to include this Agreement.
(j)    Constitutional Documents. Neither the NZ Manager nor the Borrower will amend, supplement or otherwise modify the Trust Deed or any other Trust Document in any manner adverse to the interests of the Lenders. The NZ Manager shall immediately notify the Administrative Agent if NZGT gives a notice to retire, or receives a notice for its removal, as trustee of the Borrower.
(k)    True Sale. The Borrower will not, and the NZ Manager will cause the Borrower not to, account for or treat (whether in the Borrower’s financial statements or otherwise) the sales, transfers and assignments pursuant to Section 2.01(a) of the Purchase and Sale Agreement or in Section 2.1 of the Assignment and Amendment Agreement in any manner (including for U.S. federal and state tax and for accounting purposes) other than as the sale, or absolute assignment, of the Receivables, Related Security and Collections by the Sellers to the Borrower.
(l)    Special Purpose Vehicle. The Borrower will not:
(i)    engage in any business or transactions, directly or indirectly, other than:
(A)    acquiring Receivables and Related Security and Collections pursuant to the Purchase and Sale Agreement and the Assignment and Amendment Agreement;
(B)    obtaining Advances hereunder and obtaining Subordinated Loans under the Subordinated Loan Agreement;
(C)    entering into, exercising its rights under, performing its obligations under or enforcing its rights under any Transaction Documents or any document relating to the Luxembourg Recapitalization Transactions; or
(D)    performing any act incidental to or necessary in connection with any of the above or its corporate existence;
(ii)    have any Subsidiaries;
(iii)    have any employees;
(iv)    purchase, own, lease or otherwise acquire any real property (including office premises or like facilities); or
(v)    purchase, own or otherwise acquire any Equity Interests in any Person.
(m)    Excluded Sellers. The NZ Manager will not designate any Seller as an Excluded Seller pursuant to Section 2.06 of the Purchase and Sale Agreement (i) if a Termination Event or Potential Termination Event has occurred and is continuing or would occur as a result of such designation and (ii) unless and until (A) the Master Servicer shall have prepared and forwarded to the Borrower, the NZ Manager and the Administrative Agent a restated Monthly Report for each of the twelve (12) immediately preceding Reporting Dates (or, if fewer than twelve Reporting Dates have occurred, for each Reporting Date and for the Closing Date), which restated Monthly Report shall be prepared on the basis of the exclusion from the Collateral of the Receivables relating to such Seller, and (B) either (x) the Administrative Agent (acting at the direction of the Majority Facility Agents) shall have provided its prior written consent to such designation or (y) such Seller, together with all other Sellers designated as Excluded Sellers since the first day of the first Monthly Period for which such restated Monthly Reports are required to be prepared, originated an aggregate amount of Receivables during the period required to be covered by such restated Monthly Reports that is less than 10% of the aggregate amount of all Receivables originated by all Sellers during such period. Any restated Monthly Report provided pursuant to this Section 5.02(m) shall be subject to the representations and warranties contained in Section 4.01(e) and Section 4.02(a) herein and Section 9.06(e) of the Purchase and Sale Agreement and the indemnification described in clause (i) of Section 9.02 herein and Section 9.07 of the Purchase and Sale Agreement on the same basis as a Monthly Report provided pursuant to the Purchase and Sale Agreement, but all the representations, covenants and provisions of this Agreement shall no longer be applicable with respect to an Excluded Seller after the Exclusion Effective Date for such Excluded Seller. The NZ Manager (on behalf of the Borrower) and the Administrative Agent shall work together in good faith to effectuate any actions as may be appropriate in connection with the designation of a Seller as an Excluded Seller.
Section 5.03.     Covenants of NZGT. NZGT (in its individual capacity) covenants to each Lender, each Facility Agent and the Administrative Agent as follows:
(a)    Special Purpose Vehicle. NZGT will not:
(i)    engage in any business or transactions, directly or indirectly, other than:
(A)    acting as Trustee,
(B)    entering into, exercising its rights under, performing its obligations under or enforcing its rights under any Transaction Documents or any document relating to the Luxembourg Recapitalization Transactions, or
(C)    performing any act incidental to or necessary in connection with any of the above;
(ii)    enter into, or become a party to or third-party beneficiary of, any contract, agreement or deed other than the Trust Deed, other applicable Transaction Documents and any management agreement entered into between NZGT and Trustee Performance Guarantor;
(iii)    enter into any commitment or incur any Indebtedness or Liens, other than as contemplated by the Transaction Documents;
(iv)    purchase, acquire, own or lease any assets, property or rights other than as contemplated by the Transaction Documents;
(v)    issue any Equity Interests (other than to Trustee Performance Guarantor);
(vi)    have any Subsidiaries;
(vii)    have any employees;
(viii)    purchase, own or otherwise acquire any Equity Interests in any Person; or
(ix)    amend, or permit the amendment of, its constitution in any respect adverse to the Lenders.
(b)    Maintenance of Separate Existence. Except for tax purposes, NZGT shall do all things necessary to maintain its legal existence separate and apart from Trustee Performance Guarantor and its Affiliates, including, without limitation,
(i)    maintaining proper company records, books of account and deposit accounts separate from those of such Affiliates;
(ii)    maintaining its assets, funds and transactions separate from those of such Affiliates, reflecting such assets, funds and transactions in financial statements separate and distinct from those of such Affiliates, and evidencing such assets, funds and transactions (including intercompany transactions) by appropriate entries in the records and books referred to in clause (i) above;
(iii)    at all times entering into its contracts and otherwise holding itself out to the public and all other Persons under NZGT’s own name as a legal entity separate and distinct from such Affiliates;
(iv)    to the extent NZGT jointly contracts with any Affiliate to do business with vendors or service providers, allocating fairly among NZGT and such Affiliates the costs incurred in so doing;
(v)    other than as permitted by the Transaction Documents (including, for the avoidance of doubt, this Section 5.03(b)), conducting all transactions and dealings between NZGT and such Affiliates on an arm’s-length basis; and
(vi)    taking no action to assume or guarantee any liability of any Affiliate.
(c)    Compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. NZGT shall maintain in effect and enforce policies and procedures designed to promote compliance by NZGT with applicable Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.
ARTICLE VI

SECURITY INTEREST
Section 6.01.     Security for Obligations. This Agreement secures the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all obligations and liabilities of every nature of the Borrower existing or arising on or after the Closing Date to the Administrative Agent, the Collateral Agent, the Facility Agents, the Lenders and any other Person to whom any portion of the Aggregate Unpaids under this Agreement are payable, under or in connection with this Agreement and the other Transaction Documents, whether in respect of principal, interest, fees, expenses or otherwise (the “Obligations”). The Obligations shall include interest which, but for the filing of a petition in bankruptcy with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy proceeding.
Section 6.02.     Grant of Security. In order to secure and to provide for the payment and performance of the Obligations, the Borrower hereby assigns, pledges, transfers and grants to the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, whether now owned, or hereafter acquired:

(a)
(i) all Receivables, (ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, (iv) all cash and non-cash proceeds of the foregoing, and (v) all books, documents, instruments and records (including electronic records) evidencing or relating to the Receivables;

(b)
the Collection Accounts, the Concentration Account and any bank or other deposit accounts or securities accounts opened by the Borrower and all monies, instruments, investment property, and other property carried in or credited to any such account, and all interest, dividends, earnings, income and other distributions from time to time received, receivable or otherwise distributed or distributable thereto or in respect thereof;

(c)	the Lockboxes;

(d)	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing; and

(e)
all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all cash and non-cash proceeds, and other property consisting of, arising from or relating to all or any part of any of the foregoing.

The foregoing property in which a security interest is purported to be granted hereby is collectively referred to herein as the “Financial Collateral”.
In addition, in order to secure and to provide for the payment and performance of the Obligations, the Borrower further hereby assigns, pledges, transfers and grants to the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, whether now owned, or hereafter acquired, all other accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, letter-of-credit rights, security entitlements, securities accounts, certificated securities, uncertificated securities, securities accounts and financial assets credited thereto and other investment property, supporting obligations and other property held by the Borrower, including the following:

(a)
the Transaction Documents to which it is a party, including all monies due and to become due to the Borrower under such Transaction Documents or in connection therewith, whether payable as fees, expenses, costs, indemnities, damages for breach of any of such Transaction Documents or otherwise, and all rights, remedies, powers, privileges and claims of the Borrower under or with respect to such Transaction Documents (whether arising pursuant to the terms of such Transaction Documents or otherwise available to the Borrower at law or in equity), including the rights of the Borrower to enforce such Transaction Documents and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to such Transaction Documents;

(b)	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing; and

(c)
all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all cash and non-cash proceeds, and other property consisting of, arising from or relating to all or any part of any of the foregoing.

The foregoing property in which a security interest is purported to be granted hereby, together with the Financial Collateral, is collectively referred to herein as the “Collateral”. The Collateral Agent hereby acknowledges and accepts the grants of the security interests hereunder.
Section 6.03.     Collateral Agent Appointment as Attorney-in-Fact. The Borrower hereby irrevocably appoints the Collateral Agent as the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time from and after the occurrence and during the continuation of a Termination Event, at the written direction of the Majority Facility Agents, to take any appropriate action, to execute any instruments and to exercise any rights, privileges, options, elections or powers of the Borrower pertaining or relating to the Collateral that the Majority Facility Agents may reasonably deem necessary or desirable to preserve and enforce its security interest in the Collateral and otherwise to accomplish the purposes of this Agreement, including:

(a)	to receive, indorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof;

(b)	to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;

(c)
to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;

(d)	to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral;

(e)	to notify, or to require the Borrower to notify, parties holding Collateral in accordance with the Collateral Agent’s instructions; and

(f)
to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things reasonably necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes;

provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of the Borrower or to any claim or action against the Collateral Agent.
The Collateral Agent shall not take any such action, execute any such instrument, exercise any such rights, privileges, options, elections or powers or sell or otherwise realize upon any of the Collateral, as hereinafter authorized, except as directed in writing by the Majority Facility Agents and, in the absence of any such written direction, the Collateral Agent shall not be responsible for any failure to do so or delay in so doing. The Collateral Agent shall have no obligation or liability in respect of the filing, refiling, rerecording or monitoring the status of any financing or continuation statements or any other similar documentation relating to the perfection of the security interest granted in the Collateral. All authorizations and agencies contained in this Agreement with respect to the Collateral are by way of security and irrevocable and are powers coupled with an interest.
Section 6.04.     Collateral Agent May Perform. Upon and after the occurrence and during the continuation of a Termination Event, if the Borrower fails to perform any agreement contained in this Agreement, the Collateral Agent, at the written direction of the Majority Facility Agents, may (but shall not be obligated to) itself perform, or cause performance of, such agreement. The Borrower shall reimburse the Collateral Agent in accordance with the Priority of Payments on demand for any amounts paid or any reasonable and documented expenses incurred by the Collateral Agent in connection therewith.
Section 6.05.     Realization upon Collateral, etc.
(a)    From and after the occurrence of an Early Termination Date, the Collateral Agent may, and at the direction of the Majority Facility Agents shall, give notice to the Obligors of the interest of the Collateral Agent and the other Secured Parties.
(b)    If any Termination Event shall have occurred and be continuing, the Collateral Agent may, and at the direction of the Majority Facility Agents shall, give notice of sole control or any other instruction or entitlement order under any Control Agreement.
(c)    If any Termination Event shall have occurred and be continuing, the Collateral Agent may, and at the direction of the Majority Facility Agents shall, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC as in effect in the applicable jurisdiction (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, including without limitation, without notice except as specified below or under applicable law, to sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.
(d)    The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private sale in accordance with and subject to the UCC, and the Collateral Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Borrower, and the Borrower hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral and may specifically disclaim or modify any warranties of title or the like, and this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Borrower and the NZ Manager of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Borrower agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; provided, however, that the Collateral Agent shall have made commercially reasonable efforts to ensure that any such Internet site that it utilizes is a secure reputable platform by which to dispose of the Collateral. The Borrower hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Borrower further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent and the Secured Parties, that neither the Collateral Agent nor any of the Secured Parties have any adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Borrower, and the Borrower hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense of payment or that no Termination Event has occurred and is continuing. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.
Section 6.06.     Application of Proceeds. The Collateral Agent shall, at the written direction of Majority Facility Agents, apply the net proceeds of any realization on the whole or any part of the Collateral pursuant to Section 6.05 hereof (after deducting all reasonable and documented out-of-pocket costs and expenses incurred by it therein or in connection therewith, or incidental to the care or safekeeping of any such Collateral, or arising from the exercise of rights of the Collateral Agent with respect to the Collateral, including reasonable and documented attorney’s fees and expenses) as if such proceeds were Collections pursuant to Section 2.12 hereof. Subject to Section 9.20 hereof, the Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations.
Section 6.07.     Limitation on Collateral Agent’s Duty in Respect of Collateral. Except as set forth in this Agreement and beyond the exercise of reasonable care in the custody thereof and the accounting for moneys actually received by it hereunder, the Collateral Agent shall not have any duty as to any Collateral in its possession or control or in possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.
The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder for the validity or sufficiency of the title of the Borrower to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, except to the extent such foregoing actions or omissions constitute gross negligence, bad faith or willful misconduct on the part of the Collateral Agent.
Section 6.08.     Waiver of Stays, Etc. To the full extent that the Borrower may lawfully so agree, the Borrower agrees that it will not at any time plead, claim or take the benefit of any appraisement, valuation, stay, extension, moratorium or redemption law now or hereafter in force to prevent or delay the enforcement of this Agreement or the absolute sale of any portion of or all of the Collateral or the possession thereof by any purchaser at any sale under this Agreement, and the Borrower, for itself and all who may claim under the Borrower, as far as the Borrower now or hereafter lawfully may do so, hereby waives the benefit of all such laws.
Section 6.09.     Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of the Obligations and the cancellation or termination of the Commitments, (b) be binding upon the Borrower and its successors and assigns and (c) inure to the benefit of the Collateral Agent, the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, if any Secured Party assigns or otherwise transfers any Obligations held by it to any other Person in accordance with the applicable provisions of the Transaction Documents, such other Person shall thereupon become vested with all the benefits in respect thereof granted to the transferor Secured Party or otherwise as a Secured Party to the extent provided herein. Upon the payment and performance in full of all Obligations and the cancellation or termination of the Commitments, the security interest granted hereby shall automatically terminate hereunder. Upon any such termination the Collateral Agent shall, at the Borrower’s expense, execute and deliver to the Borrower or otherwise authorize the filing of such documents as the Borrower shall reasonably request, including financing statement amendments and notices to the securities intermediaries and depositary or lockbox banks, to evidence such termination.
Section 6.10.     Security Interest Absolute. All rights of the Collateral Agent hereunder, the grant of a security interest in the Collateral and all obligations of the Borrower hereunder, shall be absolute and unconditional irrespective of:
(i)    any claim as to the validity, regularity or enforceability of this Agreement, any other Transaction Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing;
(ii)    any change in the time, manner or place of payment of, or in any other term of, all of or any of the Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement, any other Transaction Document or any other agreement or instrument relating to any of the foregoing;
(iii)    any change in the laws, rules or regulations of any jurisdiction;
(iv)    except as otherwise provided herein, the occurrence of any Termination Event;
(v)    any exchange, release or non-perfection of Collateral Agent’s security interest in any other Collateral, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations; or
(vi)    any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of the Obligations or in respect of this Agreement (other than the indefeasible payment in full of all Obligations).
Section 6.11.     PPSA.
(a)    If any Transaction Document (or any transaction contemplated by it) is or contains a “security interest” for the purposes of the PPSA and Part 9 of the PPSA applies to that security interest, then the following provisions of the PPSA will not apply to the enforcement of that security interest:
(i)    section 114(1)(a) (notice of sale of collateral), to the extent that it requires the secured party to give a notice to the debtor;
(ii)    section 133 (debtor may reinstate security agreement); and
(iii)    section 134 (limit on reinstatement of security agreement).
The Borrower and the Collateral Agent also contract out of any rights the Borrower may have under:
(i)    section 120(2) (proposal of secured party to retain collateral); and
(ii)    section 121 (persons entitled to notice may object to proposal).
(b)    The Borrower waives its rights to receive a copy of a Verification Statement in respect of any Financing Statement or any Financing Change Statement registered by the Collateral Agent in respect of any Transaction Document or any transaction contemplated by it.
(c)    The Borrower will give the Collateral Agent not less than 30 days’ prior written notice of any proposed change in the Borrower’s name.
(d)    Capitalized terms used in this Section 6.11 but not otherwise defined in any Transaction Document shall, unless the context otherwise requires, have the respective meanings ascribed to such terms in the PPSA.
ARTICLE VII

TERMINATION
Section 7.01.     Termination Events. A “Termination Event” shall mean the occurrence and continuance of one or more of the following events or conditions:
(a)    the Borrower shall fail to make any payment of Interest, Unused Fees or the Administrative Agent Fee within two Business Days of when due (whether at stated maturity, upon acceleration or at mandatory prepayment and without giving effect to availability of funds) or shall fail to deposit or pay or fail to cause to be deposited or paid within two Business Days of when due any other amount due to any Indemnified Party hereunder or under any other Transaction Document;
(b)    after application of the Priority of Payments on a Settlement Date, the Outstanding Borrowings shall exceed the Maximum Advance Amount, determined at such time, and shall continue to so exceed such Maximum Advance Amount for two consecutive Business Days thereafter;
(c)    the Outstanding Borrowings are not repaid in full on the Legal Final Maturity Date;
(d)    the NZ Manager or the Borrower shall default or fail in the performance or observance of any covenant, agreement or obligation applicable to it contained in Section 5.01(b), 5.01(g) or 5.02 hereof;
(e)    the NZ Manager or the Borrower shall default or fail in the performance or observance of any other covenant, agreement or obligation applicable to it contained herein or in the other Principal Transaction Documents to which it is a party; provided, however, that such default or failure shall not constitute a “Termination Event” hereunder unless it shall continue until the day immediately succeeding the day that is 30 days after the earlier of (i) the day a Responsible Officer of the NZ Manager has knowledge of such event or (ii) the day the NZ Manager receives notice from any Agent of the occurrence of such event;
(f)    any Reynolds Party shall fail to deposit or pay or fail to cause to be deposited or paid within two Business Days of when due any amount due to the Borrower or any Indemnified Party under the Purchase and Sale Agreement, any Performance Undertaking Agreement or any other Principal Transaction Document to which it is a party;
(g)    any Seller shall default or fail in the performance or observance of any covenant, agreement or obligation applicable to it contained in Sections 6.01(f) or 6.02 of the Purchase and Sale Agreement;
(h)    any Reynolds Party (other than the NZ Manager) shall default or fail in the performance or observance of any covenant, agreement or obligation applicable to it contained in the Purchase and Sale Agreement, any Performance Undertaking Agreement or any other Principal Transaction Document to which it is a party; provided, however, that such default or failure shall not constitute a “Termination Event” hereunder unless it shall continue until the day immediately succeeding the day that is 30 days after the earlier of (i) the day a Responsible Officer of such Reynolds Party has knowledge of such event or (ii) the day such Reynolds Party receives notice from any Agent of the occurrence of such event;
(i)    any representation, warranty, certification or statement made by the Borrower or any Reynolds Party under this Agreement or any other Transaction Document or in any agreement, certificate, report, appendix, schedule or document furnished by the Borrower or any Reynolds Party to any Lender or Agent pursuant to or in connection with this Agreement or any other Transaction Document (except for representations, warranties, certifications or statements that relate to the status of a Receivable as an Eligible Receivable or other events resulting in a Deemed Collection under the Purchase and Sale Agreement) shall prove to have been incorrect in any material respect as of the time made or deemed made (including by omission of material information necessary to make such representation, warranty, certification or statement not materially misleading);
(j)    an Insolvency Event shall occur with respect to the Borrower or any Reynolds Party;
(k)    the Borrower or any Reynolds Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable beyond the period of grace, if any, provided in the instrument or agreement pursuant to which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur that, in each case, (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (x) this provision shall not apply with respect to the Subordinated Loans and (y) clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(l)    one or more judgments shall be rendered against the Borrower and the same shall remain undischarged for a period of five consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $125,000 or (ii) is for injunctive or other nonmonetary relief;
(m)    one or more judgments shall be rendered against any Reynolds Party or any Subsidiary thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Reynolds Party or any Subsidiary thereof to enforce any such judgment and such judgment, singly or in combination with other such judgments, either (i) is for the payment of money in an aggregate amount in excess of $50,000,000, or (ii) is for injunctive or other nonmonetary relief and could reasonably be expected to result in a Material Adverse Effect;
(n)    an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
(o)    the Master Servicer shall fail to make a transfer or payment required to be made under the Priority of Payments and such failure shall continue for five Business Days after the date on which such transfer or payment was first required to be made;
(p)    the Master Servicer shall fail to remit or fail to cause to be remitted on any day any material Collections required to be remitted hereunder or under any other Transaction Document on such day and such failure shall continue for five Business Days after the date on which such amount became due;
(q)    the Master Servicer shall fail to deliver any Monthly Report within two Business Days of the date when due;
(r)    the Master Servicer or the NZ Manager shall sell, assign or transfer any Receivable, or consent to or permit a Lien, other than Permitted Liens, to be imposed on any Receivable owned by the Borrower, other than as permitted by the Transaction Documents or the Credit and Collection Policy;
(s)    the Master Servicer or the NZ Manager shall default or fail in the performance or observance of the Credit and Collection Policy in any material respect, or the NZ Manager shall amend or otherwise modify, or consent to the amendment or other modification of, the Credit and Collection Policy in any material respect, unless the Administrative Agent shall have consented to such amendment or modification in writing;
(t)    the occurrence of a Change of Control;
(u)    this Agreement or any other of the Principal Transaction Documents shall at any time after the execution and delivery hereof and thereof, cease to be valid and enforceable in whole or in a material part against the Borrower, any Reynolds Party, NZGT or the Trustee Performance Guarantor, or the validity or enforceability hereof or thereof shall be contested by the Borrower, any Reynolds Party, NZGT, the Trustee Performance Guarantor, or any of their respective Affiliates;
(v)    any security interest securing any obligation under this Agreement shall, in whole or in part, cease to be a perfected security interest against the Borrower subject to no other Lien other than Permitted Liens;
(w)    any Seller (other than, for the avoidance of doubt, an Excluded Seller) shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring, Receivables to the Borrower pursuant to the Purchase and Sale Agreement;
(x)    (i) the average of the Delinquency Ratios, computed for each of the three immediately preceding Monthly Periods, shall exceed 4.0%; (ii) the average of the Alternate Default Ratios, computed for each of the three immediately preceding Monthly Periods, shall exceed 3.75%; (iii) the average of the Dilution Ratios, computed for each of the three immediately preceding Monthly Periods, shall exceed 6.5%; or (iv) the Days Sales Outstanding shall exceed 45 days during any Monthly Period;
(y)    the amount of the commitment (both drawn and undrawn) of BPH I under the Subordinated Loan Agreement is less than $400,000,000;
(z)    the failure of the NZ Manager to require retirement of NZGT within 15 Business Days in accordance with Section 7.02(d) below following the occurrence of any Trustee Default;
(aa)    an Insolvency Event shall occur with respect to the Trustee Performance Guarantor shall occur;
(bb)    the Subordinated Lender shall fail to make a Subordinated Loan when and as required to be made by it under the Subordinated Loan Agreement;
(cc)    at any time at which the Borrower is required to pay the purchase price for Receivables to the Sellers pursuant to the Purchase and Sale Agreement the amount available to be borrowed by the Borrower under the Subordinated Loan Agreement is insufficient to permit the Borrower to make such payment in full; or
(dd)    on any Settlement Date the amount of Settlement Date Subordinated Loans (as defined in the Subordinated Loan Agreement) outstanding exceeds the Early Trigger Subordinated Loan Cap and shall continue to exceed such amount for 10 Business Days.
Section 7.02.     Consequences of a Termination Event.
(a)    If a Termination Event specified in Section 7.01 hereof shall occur and be continuing, the Administrative Agent may in consultation with the Facility Agents, and shall at the direction of the Majority Facility Agents, by notice to the Borrower and the NZ Manager (a “Notice of Termination”), declare an Early Termination Date to have occurred hereunder; provided that, in the case of a Termination Event under Section 7.01(j) hereof, an Early Termination Date shall occur automatically and immediately without any action on the part of the Administrative Agent or any Facility Agent. On and after the Early Termination Date, the Lenders shall make no further Advances.
(b)    Upon the occurrence and continuance of any Termination Event, the Administrative Agent and/or the Collateral Agent may, and shall at the direction of the Majority Facility Agents, take any action permitted and exercise all rights and remedies provided hereunder and under the other Transaction Documents and, in addition, shall have all other rights and remedies provided under the UCC of the applicable jurisdiction and under other applicable Laws, which rights and remedies shall be cumulative.
(c)    Upon notice by the Administrative Agent that a Termination Event (other than under Section 7.01(j) hereof) has occurred and is continuing, the Administrative Agent may in consultation with the Facility Agents, and shall at the direction of Majority Facility Agents, declare all or any portion of the outstanding principal amount of the Advances and other Aggregate Unpaids to be due and payable, whereupon the full unpaid amount of such Advances and other Aggregate Unpaids which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment. Upon the occurrence of a Termination Event under Section 7.01(j) hereof, all outstanding Advances under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without presentment, demand, protest or notice of any kind.
(d)    If at any time a Trustee Default shall have occurred and be continuing, the NZ Manager shall, unless directed otherwise by the Administrative Agent (acting at the direction of the Majority Facility Agents), by written notice to NZGT (with a copy to the Administrative Agent) require NZGT to retire as Trustee pursuant to Clause 18.2 of the Trust Deed. If NZGT refuses to retire within 10 days of such notice, the NZ Manager may or the Administrative Agent may, and shall at the direction of Majority Facility Agents, remove NZGT as trustee immediately by written notice to NZGT. Upon the retirement or removal of NZGT, the NZ Manager shall appoint a successor trustee consented to by Administrative Agent (acting at the direction of the Majority Facility Agents) in accordance with Clause 18.3 of the Trust Deed, and the parties agree to make such amendments or modifications to the Transaction Documents as may be reasonably necessary as a result of such appointment. If the NZ Manager shall fail to appoint a successor trustee within 10 Business Days, the Administrative Agent may and, at the direction of the Majority Facility Agents, shall appoint a successor trustee pursuant to 18.3 of the Trust Deed. As provided in the Trust Deed, upon any such retirement or removal, until the appointment of a successor shall have been completed, the NZ Manager shall act as, and have all duties under the Transaction Documents as, Trustee.
ARTICLE VIII

AGENTS
Section 8.01.     Authorization and Action.
(a)    Each Facility Agent and each Lender hereby appoints Rabobank as Administrative Agent and Collateral Agent hereunder and under the other Transaction Documents and authorizes such Agent to take such action as agent on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. When requested to do so by the Majority Facility Agents, the Administrative Agent and the Collateral Agent shall take such action or refrain from taking such action as the Majority Facility Agents direct under or in connection with or on any matter relating to the Borrower, the Reynolds Parties, this Agreement and all other Transaction Documents. In the event of a conflict between a determination or calculation made by the Administrative Agent or the Collateral Agent and a determination or calculation made by any Lender or the Facility Agents, the determination or calculation of the Majority Facility Agents shall control.
(b)    Each Committed Lender in each initial Lender Group hereby appoints itself as the Facility Agent for its Lender Group hereunder and under the other Transaction Documents. The Facility Agent for any other Lender Group shall be appointed by the Conduit Lender in such Lender Group, if any, and otherwise by Committed Lenders holding a majority of the Commitments of Lenders in such Lender Group, and the other Lenders in each such Lender Group shall accept such appointment, in each case by their respective execution and delivery of an Assignment and Assumption Agreement forming such Lender Group. Each Lender in each Lender Group hereby authorizes the Facility Agent for such Lender Group to take such action as agent on its behalf and to exercise such powers as are delegated to such Facility Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.
Neither the Administrative Agent, the Collateral Agent nor any Facility Agent (each, an “Agent”) shall be required to take any action which exposes it to personal liability or which is contrary to applicable Law unless such Agent shall receive further assurances to its satisfaction from the Lenders of the indemnification obligations under Section 8.05 hereof against any and all liability and expense which may be incurred in taking or continuing to take such action. The Administrative Agent agrees to give to the Collateral Agent and each Facility Agent and each Lender prompt notice of each notice, financial statement, report and determination given to it by the Borrower, NZGT, any Reynolds Party (including the NZ Manager), any Lockbox Bank, or any bank holding any Collection Account or by it to the Borrower, any Reynolds Party, any Lockbox Bank, or any bank holding any Collection Account or Concentration Account, pursuant to the terms of this Agreement. Each Facility Agent agrees to give the Administrative Agent, the Collateral Agent and the Lenders in its Lender Group prompt notice of each notice, financial statement, report and determination given to it by the Borrower, any Reynolds Party, any Lockbox Bank, or any bank holding any Collection Account or by it to the Borrower, any Reynolds Party, any Lockbox Bank, or any bank holding a Collection Account or Concentration Account, pursuant to the terms of this Agreement. Notwithstanding the foregoing, no Agent shall be deemed to have knowledge or notice of the occurrence of any Termination Event unless such Agent has received notice from a Conduit Lender, Committed Lender, any other Facility Agent, the Borrower, any Subservicer, the Master Servicer or the NZ Manager referring to this Agreement, describing such Termination Event and stating that such notice is a “notice of a Termination Event.”
Section 8.02.     Agents’ Reliance, Etc.
(a)    No Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement (including the Administrative Agent’s servicing, administering or collecting Receivables pursuant to Section 9.05(a) or Section 10.04(a) of the Purchase and Sale Agreement), except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, each Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by the Borrower or any Reynolds Party in connection with this Agreement or any Transaction Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Transaction Document on the part of the Borrower or any Reynolds Party or to inspect the property (including the books and records) of the Borrower or any Reynolds Party; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or by electronic means) believed by it in good faith to be genuine and signed or sent by the proper party or parties.
(b)    Each Facility Agent shall determine with its related Lenders the number of such Lenders (each, a “Voting Block”) which shall be required to request or direct such Facility Agent to take action, or refrain from taking action, under this Agreement and the other Transaction Documents on behalf of such Lenders. Such Facility Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of its appropriate Voting Block, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Facility Agent’s Lenders.
(c)    Unless otherwise advised in writing by a Facility Agent or by any Lender on whose behalf such Facility Agent is purportedly acting, each party to this Agreement may assume that (i) such Facility Agent is acting for the benefit of each of its respective Lenders, as well as for the benefit of each assignee or other transferee from any such Lender, and (ii) such action taken by such Facility Agent has been duly authorized and approved by all necessary action on the part of the Lenders on whose behalf it is purportedly acting. Each Conduit Lender (or, with the consent of all other members of the respective Lender Group then existing, any other Lender) shall have the right to designate a replacement Facility Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Administrative Agent written notice thereof signed by such Lender(s) and the newly designated Facility Agent; provided, however, if such new Facility Agent is not an Affiliate of a Facility Agent that is party hereto, any such designation of a new Facility Agent shall require the consent of the Borrower (on the direction of the NZ Manager), which consent shall not be unreasonably withheld and shall not be required if a Termination Event shall have occurred and be continuing. Such notice shall be effective when receipt thereof is acknowledged by the Administrative Agent, which acknowledgement the Administrative Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Facility Agent for such Lenders under this Agreement. Each Facility Agent and its respective Lenders shall agree among themselves as to the circumstances and procedures for removal and resignation of such Facility Agent.
Section 8.03.     Non-Reliance on the Agents. Without limiting the generality of any other provision of this Agreement:
(a)    Each of the Lenders and the Facility Agents expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any Reynolds Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any such Person. Each of the Lenders and the Facility Agents represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or Facility Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each Reynolds Party and made its own decision to enter into this Agreement. Each of the Lenders and the Facility Agents also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or Facility Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and each Reynolds Party. Except for notices, reports and other documents expressly required to be furnished to the Facility Agents and the other Lenders by the Administrative Agent or the Collateral Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender or Facility Agent with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Reynolds Party which may come into the possession of the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
(b)    Each of the Lenders expressly acknowledges that neither its Facility Agent (or any other Facility Agent) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by its Facility Agent (or any other Facility Agent) hereinafter taken, including any review of the affairs of the Borrower or any Reynolds Party, shall be deemed to constitute any representation or warranty by any Facility Agent to any such Person. Each of the Lenders represents to the Facility Agents that it has, independently and without reliance upon its Facility Agent or any other Facility Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each Reynolds Party and made its own decision to enter into this Agreement. Each of the Lenders also represents that it will, independently and without reliance upon its Facility Agent or any other Lender or Facility Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and each Reynolds Party. Except for notices, reports and other documents expressly required to be furnished to any Lender by its Facility Agent hereunder, no Facility Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any Reynolds Party which may come into the possession of such Facility Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
Section 8.04.     Agents and Affiliates. Each Agent (in its individual capacity) and their respective Affiliates may generally engage in any kind of business with the Borrower or any Reynolds Party or Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Borrower or any Reynolds Party or Obligor or any of their respective Affiliates, all as if such parties did not have the agency agreements contemplated by this Agreement and without any duty to account therefor to the Lenders.
Section 8.05.     Indemnification.
(a)    Each Committed Lender (proportionately in accordance with its respective commitment) severally agrees to indemnify each of the Administrative Agent and the Collateral Agent (to the extent not reimbursed by the Borrower or (if applicable) the Reynolds Parties), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent or the Collateral Agent under this Agreement; provided, that (i) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Administrative Agent or the Collateral Agent resulting or arising from its own gross negligence or willful misconduct, and (ii) no Lender shall be liable for any amount in respect of any compromise or settlement or any of the foregoing unless such compromise or settlement is approved by the Majority Facility Agents. Without limitation of the generality of the foregoing, each Lender (proportionately in accordance with its respective commitment) agrees to reimburse each of the Administrative Agent and the Collateral Agent, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent or the Collateral Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement; provided, that no Lender shall be responsible for the costs and expenses of the Administrative Agent or the Collateral Agent in defending itself against any claim alleging the gross negligence or willful misconduct of such Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.
(b)    Each Committed Lender in a Lender Group (proportionately in accordance with its respective commitment) severally agrees to indemnify the Facility Agent for such Lender Group (to the extent not reimbursed by the Borrower or (if applicable) the Reynolds Parties), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Agent under this Agreement; provided, that (i) no Committed Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from such Agent’s gross negligence or willful misconduct and (ii) no Committed Lender shall be liable for any amount in respect of any compromise or settlement or any of the foregoing unless such compromise or settlement is approved by the Voting Block for such Lender Group. Without limitation of the generality of the foregoing, each Committed Lender in a Lender Group (proportionately in accordance with its respective commitment) agrees to reimburse the Facility Agent for such Lender Group, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement; provided, that no Committed Lender shall be responsible for the costs and expenses of such Agent in defending itself against any claim alleging the gross negligence or willful misconduct of such Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.
Section 8.06.     Successor Agents. The Administrative Agent and the Collateral Agent may resign at any time by giving at least sixty days’ written notice thereof to the Lenders, the Facility Agents, the NZ Manager and the Borrower. Upon any such resignation, the Majority Facility Agents shall have the right to appoint a successor Administrative Agent or Collateral Agent, as the case may be, approved by the Borrower (which approval will not be unreasonably withheld or delayed and shall not be required if a Termination Event shall have occurred and be continuing). If no successor Administrative Agent or Collateral Agent, as the case may be, shall have been so appointed by the Majority Facility Agents, and shall have accepted such appointment, within sixty days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as the case may be, which, if such successor is not a Facility Agent or an Affiliate of a Facility Agent, is approved by the Borrower (which approval will not be unreasonably withheld or delayed and shall not be required if a Termination Event shall have occurred and be continuing), and which successor Administrative Agent or Collateral Agent shall be (a) either (i) a commercial bank having a combined capital and surplus of at least $250,000,000, (ii) an Affiliate of such bank, or (iii) an Affiliate of Rabobank and (b) experienced in the types of transactions contemplated by this Agreement. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the Transaction Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the Transaction Documents.
ARTICLE IX

MISCELLANEOUS
Section 9.01.     Expenses. In accordance with the Priority of Payments, the Borrower agrees, promptly following receipt of a written invoice, to pay or cause to be paid, and to save each Lender, each Facility Agent, the Administrative Agent and the Collateral Agent harmless against liability for the payment of: (a) all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and expenses of counsel to the Administrative Agent and accountants’ and other third parties’ reasonable and documented fees and expenses and any value added tax thereon) incurred by or on behalf of such Lender, such Facility Agent, the Administrative Agent or the Collateral Agent in connection with (i) the negotiation, execution, delivery and preparation of this Agreement and the Transaction Documents, (ii) any requested amendments, waivers or consents under the Transaction Documents, or (iii) the Lenders’, the Facility Agents’, the Collateral Agent’s or the Administrative Agent’s enforcement or preservation of their respective rights (including the perfection and protection of the Collateral) under the Transaction Documents; (b) the reasonable and documented fees payable by any Conduit Lender to Moody’s, S&P or any other nationally recognized rating agency rating its Commercial Paper in connection with receiving confirmation that the making by such Conduit Lender of a portion of the Advances under this Agreement on the Closing Date will not result in a reduction or withdrawal of the rating of its Commercial Paper; and (c) all documented fees payable by any Conduit Lender to Moody’s, S&P or any other nationally recognized rating agency rating its Commercial Paper in connection with receiving confirmation that any amendment, waiver, supplement or other modification of the Transaction Documents will not result in a reduction or withdrawal of the rating of its Commercial Paper; provided, however, that (A) the Borrower’s obligations under this Section 9.01 are subject to the provisions of Section 5.01(f), to the extent applicable; (B) subject to the following sentence, the Borrower shall not be obligated pursuant to this Section 9.01 to make any payment for or with respect to any Taxes other than value added taxes; and (C) the Borrower shall not be obligated to pay the fees and expenses of more than one US and one New Zealand legal counsel in respect of the Lenders, which counsel shall be counsel for the Administrative Agent, in connection with the negotiation, execution, delivery and preparation of this Agreement and the Transaction Documents pursuant to clause (a)(i) above. The Borrower shall pay all filing fees, stamp taxes and other similar documentary or excise taxes, if any, that may arise from the execution, delivery, enforcement or registration of this Agreement and the Transaction Documents (except to the extent that such amounts are paid by a Seller or other party thereto).
Section 9.02.     Indemnities. In accordance with the Priority of Payments, the Borrower agrees to indemnify, defend and save harmless each Indemnified Party, other than for the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Parties, forthwith on demand, from and against any and all losses, claims, damages, liabilities, costs and expenses (including all reasonable and documented attorneys’ fees and expenses, reasonable and documented expenses incurred by their respective credit recovery groups (or any successors thereto) and reasonable and documented expenses of settlement, litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any Person (including any Obligor or any other Person whether on its own behalf or derivatively on behalf of the Borrower) arising from or incurred in connection with:
(i)    the characterization in any Monthly Report, Compliance Certificate or other statement made by the Borrower or any Reynolds Party of any Receivable as an Eligible Receivable which was not an Eligible Receivable at the time of such characterization;
(ii)    any representation, warranty or statement made or deemed made by the Borrower or any Reynolds Party under or in connection with this Agreement or any other Transaction Document or other document delivered by the Borrower or any Reynolds Party or to be delivered by the Borrower or any Reynolds Party in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;
(iii)    the failure by the Borrower or any Reynolds Party to comply in any material respect with any applicable Law with respect to any Receivable or any Related Security with respect thereto; or the failure of any Receivable or any Related Security with respect thereto to conform to any such Law;
(iv)    the failure to vest and maintain in the Collateral Agent a valid and perfected security interest in each Receivable and all Related Security and Collections with respect thereto, free and clear of any other Lien other than Permitted Liens; or the failure of the Borrower to obtain and maintain legal and equitable title to the Receivables and all Related Security and Collections transferred or purported to be transferred to the Borrower under the Purchase and Sale Agreement or the Assignment and Amendment Agreement, free and clear of any Lien other than Permitted Liens;
(v)    the failure to have filed, or any delay in filing, financing statements, notices of assignment or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to any Receivable, the Related Security and Collections with respect thereto transferred or purported to be transferred to the Borrower by any Seller under the Purchase and Sale Agreement or by the Lux Borrower pursuant to the Assignment and Amendment Agreement or in which a security interest is granted or purported to the Collateral Agent hereunder, and the proceeds of any thereof, whether at the Closing Date, the time of any Advance or at any subsequent time;
(vi)    any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are subject to any Contract or Receivable;
(vii)    any dispute, claim, offset or defense (other than Contractual Reductions and discharge in bankruptcy of the Obligor or arising from the financial inability of the Obligor to pay) of any Obligor to the payment of any Receivable (including any defense based on such Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services, except to the extent that such dispute, claim, offset or defense results solely from any action or inaction on the part of any Lender or Agent;
(viii)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)    any failure of the Borrower or any Reynolds Party to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which it is a party;
(x)    any action or omission by the Borrower or any Reynolds Party reducing or impairing the rights of any Lender or Agent under this Agreement, any other Transaction Document to which the Borrower is a party or any other instrument or document furnished pursuant hereto or thereto; or
(xi)    any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document to which the Borrower or any Reynolds Party is a party or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Agreement or the use of proceeds of Advances pursuant to this Agreement or of the proceeds of purchases pursuant to the Purchase and Sale Agreement, or the ownership of, or other interest in, any Receivable, Related Security of Collections;
(xii)    any attempt by any Person to void any purchase of Receivables or Related Security or Collections transferred or purported to be transferred to the Buyer under the Purchase and Sale Agreement or the Assignment and Amendment Agreement under statutory provisions or common law or equitable action; or
(xiii)    any civil penalty or fine assessed by the OFAC, the United States Department of State or any other Governmental Authority administering Anti-Terrorism Laws against, and all reasonable and documented costs and expenses (including reasonable and documented counsel fees and disbursements) incurred in connection with defense thereof by, any Indemnified Party as a result of conduct of the Borrower or any Reynolds Party that violates an applicable Sanction;
provided that the Borrower shall not be obligated pursuant to this Section 9.02 to indemnify, defend, or save harmless any Indemnified Party for or with respect to (i) credit losses due to Defaulted Receivables, (ii) matters covered pursuant to Section 2.08 or 2.09 hereof or (iii) any Taxes.
Section 9.03.     Holidays. Except as may be provided in this Agreement to the contrary, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due on the next succeeding Business Day.
Section 9.04.     Records. All amounts calculated or due hereunder shall be determined from the records of the Administrative Agent or any Facility Agent, which determinations shall be conclusive absent manifest error.
Section 9.05.     Amendments and Waivers. The Majority Facility Agents, and the Borrower acting on the recommendation of the NZ Manager, may from time to time enter into agreements amending, modifying or supplementing this Agreement, and the Majority Facility Agents, in their sole discretion, may from time to time grant waivers of the provisions of this Agreement or consents to a departure from the due performance of the obligations of the Borrower under this Agreement. In addition, the Administrative Agent and the Borrower, without the consent of the Majority Facility Agents, may amend this Agreement to correct administrative or manifest errors or omissions or to effect administrative changes that are not adverse to any Lender; provided that such no such amendment shall become effective prior to the fifth Business Day after a copy thereof shall have been delivered to the Lenders and the Facility Agents, and then only if the Majority Facility Agents shall not have objected thereto within such five Business Day Period. Any amendment, waiver or consent to or under this Agreement must be in writing. Any waiver of any provision hereof, and any consent to a departure by the Borrower from any of the terms of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment, waiver or consent shall be effective without the written consent of each Facility Agent if the effect thereof would be to (i) extend the scheduled final maturity of any Advance, (ii) waive, reduce or postpone any scheduled repayment; reduce the rate of interest on any Advance or any fee payable hereunder; (iii) extend the time for payment of any such interest or fees; (iv) reduce the principal amount of any Advance; (v) amend the definitions of “Majority Facility Agents” or “Termination Event”; (vi) extend the scheduled Facility Termination Date; (vii) release all or any material portion of the Collateral (except as expressly provided herein) from the Lien created under this Agreement; (viii) change the pro rata sharing of payments for the account of the Lenders required hereby; (ix) change the Priority of Payments; (x) amend the definitions of “Funding Base”, “Net Receivables Balance” or “Reserve Percentage” (or any defined term used directly or indirectly in such definitions, including, for the avoidance of doubt, “Eligible Country” or “Eligible Receivable”) in a manner that would result in an increase in the Net Receivables Balance or a decrease in the Reserve Percentage; (xi) allow the addition of Sellers not located in the United States; or (xii) increase the aggregate Commitments of the Committed Lenders above $750,000,000. In addition, no amendment, waiver or consent shall be effective without the written consent of the Facility Agent for each Lender affected thereby if the effect thereof would increase the Commitment or Maximum Conduit Lender Advance Amount of such Lender.
Section 9.06.     Term of Agreement. This Agreement shall terminate on the Final Date; provided, however, that (i) the indemnification and payment provisions set forth in Sections 2.08, 2.09, 2.10, 8.05, 9.01 and 9.02 hereof and (ii) the agreements set forth in Sections 9.17 through 9.21 hereof shall be continuing and shall survive any termination of this Agreement.
Section 9.07.     No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of any Lender, any Facility Agent, the Collateral Agent or the Administrative Agent in exercising any right, power or privilege under the Transaction Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Lenders, the Collateral Agent and the Administrative Agent under the Transaction Documents are cumulative and not exclusive of any rights or remedies which any Lender, the Collateral Agent and the Administrative Agent would otherwise have.
Section 9.08.     No Discharge. The obligations of the Borrower under the Transaction Documents shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of the Transaction Documents or applicable Law, including any failure to set-off or release in whole or in part by any Lender of any balance of any deposit account or credit on its books in favor of the Borrower or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which could operate as a discharge of the Borrower as a matter of Law.
Section 9.09.     Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including telexed, facsimile or electronic communication) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail or courier, or by facsimile or electronic communication, in all cases with charges prepaid. Any such properly given notice shall be effective when received. All notices shall be sent to the applicable party at the office stated in Annex 2 hereto or, with respect to any Person who becomes a party hereto pursuant to an Assignment and Assumption Agreement, in such Assignment and Assumption Agreement, or in accordance with the last unrevoked written direction from such party to the other parties hereto. All notices sent to the Borrower shall also be delivered to the NZ Manager by way of copy.
Section 9.10.     Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
Section 9.11.     Governing Law; Submission to Jurisdiction.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of the Borrower and the NZ Manager hereby irrevocably designates, appoints, and empowers RGHI as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 9.11(a) hereof which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts. RGHI hereby accepts such irrevocable designation, appointment and agency and agrees that (i) it shall perform its duties under this Section 9.11(b) and shall not terminate either such designation, appointment or agency unless consented to in writing by the Administrative Agent, (ii) any such legal process, summons, notices or documents may be served on it as agent for the Borrower and the NZ Manager, as applicable, in any manner permitted by applicable law at its address set forth on the signature pages to this Agreement (or in most recent notice delivered pursuant to clause (iii) below) or as otherwise permitted by applicable law, and (iii) it shall notify the Administrative Agent in writing prior to any change of its address from the address set forth on the signature pages to this Agreement; provided that any such new address shall be within the United States.
Section 9.12.     Prior Understandings. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.
Section 9.13.     Survival. All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making thereof, and shall not be waived by the execution and delivery of this Agreement, any investigation by any Lender, any Facility Agent, the Administrative Agent or the Collateral Agent, the purchase, repurchase or payment of any Receivable, or any other event or condition whatsoever (other than a written waiver complying with Section 9.05 hereof). The covenants and agreements contained in or given pursuant to this Agreement shall continue in full force and effect until the termination of this Agreement as provided in Section 9.06 hereof and thereafter, to the extent provided in such Section.
Section 9.14.     Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 9.15.     Set-Off. In case a Termination Event shall occur and be continuing, each Lender and, to the fullest extent permitted by Law, the holder of any assignment of a Lender’s rights hereunder shall each have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and to appropriate and apply to any amount owing by the Borrower hereunder which has become due and payable, any debt owing to, and any other funds held in any manner as provided for in this Agreement for the account of, the Borrower by a Lender or by any holder of any assignment, including all funds in all deposit accounts maintained pursuant to this Agreement (whether time or demand, general or special, provisionally credited or finally credited, or otherwise), now or hereafter maintained by the Borrower with a Lender or a Facility Agent. Such right shall exist whether or not such debt owing to, or funds held for the account of, the Borrower is or are matured other than by operation of this Section 9.15 and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender or any holder. Each Facility Agent agrees that if its Lender Group shall, by reason of any of its related Lenders exercising any right of set-off or counterclaim or otherwise receive payment of a portion of the Outstanding Borrowings which exceeds such Lender Group’s percentage of the Outstanding Borrowings, such Facility Agent shall, on behalf of its Lender Group, purchase participations (and each Committed Lender in such Facility Agent’s Lender Group shall immediately reimburse the Facility Agent based on its Liquidity Percentage) in the portion of the Outstanding Borrowings funded by each other Lender Group, and such other adjustments shall be made, as may be required so that all reductions in the Outstanding Borrowings shall be shared by the Lender Groups ratably in accordance with their respective aggregate Commitments. Nothing in this Agreement shall be deemed a waiver or prohibition or restriction of any Lender’s or any holder’s rights of set-off or other rights under applicable Law.
Section 9.16.     Successors and Assigns. This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not, except as otherwise permitted herein, assign any of its rights or delegate any of its duties hereunder without the prior written consent of all of the Facility Agents. Each of the Lenders and its assignees may assign, in whole or in part, its interest in the Advances and obligations hereunder (a) without any prior written consent, to (i) any other Lender or (ii) any Affiliate of a Lender or Agent, provided that the aggregate Commitments of Committed Lenders hereunder shall not be reduced by reason of any such assignment by a Committed Lender to a Conduit Lender, or (b) with the consent of the Borrower (on the direction of the NZ Manager), which consent shall not be unreasonably withheld or delayed and which consent shall not be required if a Termination Event shall have occurred and be continuing, and with prior written notice to the Administrative Agent. To effectuate an assignment hereunder, both the assignee and the assignor (including, as appropriate, the Conduit Lender, its Committed Lender and its Facility Agent) will be required to execute and deliver to the Borrower and the Administrative Agent an Assignment and Assumption Agreement. Following any assignment in accordance with the foregoing criteria, the Liquidity Percentage and Commitments of each Lender Group hereunder (after giving effect to such assignment) will be adjusted to such extent as may be necessary to reflect such assignment. Notwithstanding the foregoing, the applicable Support Facility shall govern the ability of a Conduit Lender to assign, participate, or otherwise transfer any portion of the Advances owned by it to its Liquidity Provider; provided that, unless such Liquidity Provider is a Lender or an Affiliate of a Lender immediately prior to such transfer or has been consented to by the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if a Termination Event shall have occurred and be continuing), such Liquidity Provider shall not be entitled to receive compensation from the Borrower pursuant to Section 2.09 hereof. The Borrower hereby agrees and consents to the complete assignment by the applicable Lenders of all of their respective rights under, interest in, title to and obligations under the Transaction Documents to the respective administrative or collateral agent under the applicable Conduit Lender’s Commercial Paper program. In addition, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of the principal balance of the Advances and Interest thereon) hereunder to secure obligations of such Lender to a Federal Reserve Bank or other central bank, without notice to or consent of the Borrower, the Administrative Facility Agent or any other party to this Agreement; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.
At any time and from time to time, each Lender may, in accordance with applicable law, grant participations in all or a portion of its Commitment and/or its interest in the Advances and other payments due to it under this Agreement to any Person (each, a “Participant”). Each Lender hereby acknowledges and agrees that (A) any such participation shall not alter or affect such Lender’s direct obligations hereunder, and (B) neither the Borrower, any Subservicer, any Seller, the Master Servicer, the NZ Manager, the Administrative Agent, nor any Facility Agent shall have any obligation to have any communication or relationship with any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of, and responsible for its obligations under, Sections 2.08, 2.09 and 2.10 hereof to the same extent as if it were a Lender and had acquired its interest by assignment; provided, the Borrower shall not be required to make any greater payment under Section 2.08, 2.09 or 2.10 hereof than it would have been required to make if such participation had not occurred. Any Lender granting a participation shall keep a register, acting as agent of the Borrower solely for this purpose, specifying such Participant’s entitlement to payments of principal, interest and other amounts with respect to such participation. The entries in such register shall be conclusive absent manifest error, and the Borrower, the affected Lender and any Participant may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Participant for all purposes of this Agreement. Such register shall be available for inspection by the Borrower and any Participant at any reasonable time and from time to time upon reasonable prior notice.
Section 9.17.     Confidentiality. Each Lender, each Facility Agent, the Collateral Agent, the Administrative Agent, the NZ Manager, and NZGT shall keep all non-public information obtained pursuant to (i) this Agreement and (ii) the transactions contemplated hereby or effected in connection herewith (“Confidential Information”) confidential and will not disclose such information to any third party. However, each party may disclose Confidential Information (a) reasonably required by a bona fide transferee or prospective transferee, including any Participant, any Liquidity Provider or any successor Lender, in connection with the participation in this Agreement by such Participant, such Liquidity Provider, or such successor Lender, provided, that any Participant, any Liquidity Provider or any successor Lender to whom such disclosure is made shall abide by the confidentiality provisions of this Section 9.17 hereof, (b) to its affiliates, employees and professional advisers engaged in the transactions contemplated by this Agreement and the other Transaction Documents who have agreed to maintain the confidentiality of the Confidential Information, (c) to any other person with the prior written consent of the other party hereto, (d) Rating Agencies to the extent necessary to obtain confirmation of any Conduit Lender’s Commercial Paper; (e) credit or liquidity enhancement providers or other Persons extending credit facilities to any Conduit Lender in connection with such Lender’s program of issuing Commercial Paper; (f) as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (g) to parties to whom disclosure of Confidential Information is required by any other law or judicial or administrative order; provided that the disclosing party will, to the extent permitted by applicable law, give reasonable notice of such disclosure requirement to the other party prior to disclosure of the Confidential Information, and will disclose only that portion of the Confidential Information that is necessary to comply with such requirement in a manner reasonably designed to maintain the confidentiality thereof; and provided further that no such notice shall be required for any disclosure by any Lender, any Facility Agent, the Collateral Agent, the Administrative Agent, the NZ Manager or NZGT to regulatory authorities with appropriate jurisdiction in connection with an examination of such Lender, such Facility Agent, the Collateral Agent, the Administrative Agent, the NZ Manager or NZGT in the normal course. Each such party agrees that any Confidential Information shall be used only in connection with this Agreement and the transactions contemplated hereby and not for any other purpose. Confidential Information shall not include information that:
(i)    was known to the recipient party previous to its receipt of the relevant Confidential Information;
(ii)    is, or becomes, readily available to the public other than through a breach of the obligations set forth herein;
(iii)    has been, or is later, disclosed to the recipient party by a third party not bound by any confidentiality agreement; or
(iv)    was independently developed by the recipient party, either before or after the Closing Date, without using any of the Confidential Information or on behalf of the recipient party by persons without access to the Confidential Information.
After the Closing Date, the Borrower hereby authorizes Rabobank and its affiliates to disclose the existence and principal terms of the transactions contemplated by this Agreement and the other Transaction Documents (limited to the names and respective roles of the Sellers, Subservicers, the Borrower and Rabobank in connection therewith, the amount of the Rabobank’s Commitment, the asset class involved and such other terms as may be agreed by the Borrower in writing (which agreement shall not be unreasonably withheld)) for the purpose of conducting and marketing their businesses.
Notwithstanding anything herein to the contrary, each of the Lenders, the Facility Agents, the Collateral Agent, the Administrative Agent, the NZ Manager and NZGT (and each employee, representative or other gent thereof) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions described herein and in the other Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, except that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of such transaction as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of such transactions. Each party shall take reasonable steps to ensure that any such disclosure by it will not result in a violation of applicable securities laws.
Section 9.18.     Payments Set Aside. To the extent that the Borrower or any Obligor makes a payment to a Lender or a Lender exercises its rights of set-off and such payment or set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or is required to be refunded, rescinded, returned, repaid or otherwise restored to the Borrower, such Obligor, a trustee, a receiver or any other Person under any Law, including any bankruptcy or insolvency law or any common law or equitable cause, the obligation or part thereof originally intended to be satisfied shall, to the extent of any such restoration, be reinstated, revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred. The provisions of this Section 9.18 shall survive the termination of this Agreement.
Section 9.19.     No Petition.
(a)    Each party hereto agrees not, prior to the date which is one (1) year and one (1) day after the Final Date, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Borrower to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against the Borrower under any bankruptcy, insolvency or similar law (including the Bankruptcy Code), (b) appointing a receiver, liquidator, bankruptcy official (curateur), assignee, trustee, custodian, sequestrator or other similar official for the Borrower, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of the Borrower.
(b)    Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of any Conduit Lender, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Lender to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Lender under any bankruptcy, insolvency or similar law (including the Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Lender, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Lender.
(c)    The provisions of this Section 9.19 shall survive the termination of this Agreement.
Section 9.20.     No Recourse.
(a)    Except where expressly stated otherwise, the Borrower has entered into this Agreement solely in its capacity as trustee of the Trust and not in its personal capacity. Clause 19 of the Trust Deed, together with the provisions referenced therein, is hereby incorporated by reference into this Agreement and made a part hereof as if fully set forth herein. Notwithstanding the foregoing, Clause 19 of the Trust Deed shall not apply to the provisions of Sections 4.03, 5.03, 9.17 and 9.23, which represent representations, warranties, covenants and undertakings of NZGT in its individual capacity (the “NZGT Personal Obligations”). Except for the NZGT Personal Obligations, any liability arising under or in connection with this Agreement or any other Transaction Document is limited and can be enforced against the Borrower only in the manner set forth in the Trust Deed.
(b)    The obligations of each Conduit Lender under this Agreement shall be payable solely out of the funds of such Conduit Lender available for such purpose and shall be solely the corporate obligations of such Conduit Lender. No recourse shall be had for the payment by any Conduit Lender of any amount owing in respect of this Agreement or for the payment by any Conduit Lender of any fee hereunder or for any other obligation of, or claim against, a Conduit Lender arising out of or based upon this Agreement against any Facility Agent or the Administrative Agent, any Affiliate of such Conduit Lender, or any stockholder, employee, officer, director, incorporator or beneficial owner of such Conduit Lender.
(c)    The provisions of this Section 9.20 shall survive termination of this Agreement.
Section 9.21.     Waiver of Jury Trial. EACH OF THE BORROWER, THE MASTER SERVICER, THE NZ MANAGER, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, THE FACILITY AGENTS AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.
Section 9.22.     Judgment Currency.
(a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) to another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the Spot Rate on the second Business Day preceding that on which judgment is given.
(b)    The obligation of the Borrower in respect of any sum due in the Original Currency from it to any Lender or Agent hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or Agent (as the case may be) of any sum adjudged to be so due in such Other Currency, such Lender or Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or Agent (as the case may be) in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or Agent (as the case may be) in accordance with the Priority of Payments against any loss resulting from such purchase or from the inability to effect such purchase, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or Agent (as the case may be) in the Original Currency, such Lender or Agent (as the case may be) agrees to remit to the Borrower such excess.
Section 9.23.     Patriot Act. Each Lender, Facility Agent, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and NZGT that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower and NZGT, which information includes the name and address of such parties, organizational documentation, director and shareholder information and other information that will allow such Lender, Facility Agent, the Collateral Agent or the Administrative Agent, as applicable, to identify the Borrower and NZGT in accordance with the Patriot Act. Each Lender, Facility Agent, the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the NZ Manager that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the NZ Manager and other Reynolds Parties, which information includes the name and address of such parties, organizational documentation, director and shareholder information and other information that will allow such Lender, Facility Agent, the Collateral Agent or the Administrative Agent, as applicable, to identify the NZ Manager and other Reynolds Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act. Each of the Borrower, the NZ Manager and NZGT (in its individual capacity) agrees to provide to each Lender and Facility Agent and the Collateral Agent and the Administrative Agent (for itself and not on behalf of any Lender or Facility Agent), from time to time, upon reasonable request, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
Section 9.24.     Agreed Tax Treatment. The parties hereto agree for U.S. federal income tax purposes to treat (i) the Borrower as the owner of the Receivables and (ii) the Master Servicer, the NZ Manager and the Subservicers (and not the Administrative Agent or any Facility Agent) as responsible for the servicing of the Receivables, other than, in each case, after the transfer of the Receivables by the Borrower (including after the occurrence and during the continuation of any Termination Event).
Section 9.25.     Master Servicer; Delegation; Replacement.
(a)    Under the Purchase and Sale Agreement, the Borrower has designated RGHI as, and RGHI has agreed to perform the duties and obligations of, the Master Servicer. The Administrative Agent acknowledges that RGHI shall be permitted to delegate its duties and responsibilities as Master Servicer in accordance with Section 9.01 of the Purchase and Sale Agreement, and agrees that any required consent by the Administrative Agent thereunder shall not be unreasonably withheld or delayed. The Administrative Agent acknowledges and agrees that it shall only be permitted to give instructions and directions to the Master Servicer after the occurrence of a Termination Event.
(b)    In the event that RGHI is replaced as Master Servicer pursuant to Section 9.01(a) or Section 9.05(b) of the Purchase and Sale Agreement, in consideration of such replacement Master Servicer’s agreement to act as Master Servicer hereunder, the Administrative Agent, each Facility Agent and each Lender hereby agree that, so long as such replacement Master Servicer shall continue to perform as Master Servicer hereunder, the Borrower shall pay the Master Servicing Fee over to such replacement Master Servicer, which such fee shall be paid at such times and in such reasonable amounts as agreed to by the Administrative Agent and such replacement Master Servicer.
Section 9.26.     NZ Manager; Delegation; Replacement.
(a)    Under the Purchase and Sale Agreement and the Trust Deed, the Borrower has designated BPH I as, and BPH I has agreed to perform the duties and obligations of, the NZ Manager. The Administrative Agent acknowledges that (i) BPH I shall be permitted to delegate its duties and responsibilities as NZ Manager under the Purchase and Sale Agreement in accordance with Section 10.01 of the Purchase and Sale Agreement and (ii) NZGT shall be permitted to delegate its duties and responsibilities as trustee under the Trust Deed in accordance with Clause 13.5 of the Trust Deed, and agrees that any required consent by the Administrative Agent thereunder shall not be unreasonably withheld or delayed.
(b)    Upon (i) the redomiciliation of BPH I in New Zealand pursuant to Section 10.07 of the Purchase and Sale Agreement, the successor New Zealand company shall automatically become the NZ Manager hereunder, and (ii) in the event that BPH I is replaced as NZ Manager pursuant to Section 10.01(a) or Section 10.04(b) of the Purchase and Sale Agreement, in consideration of such successor or replacement NZ Manager’s agreement to act as NZ Manager hereunder, the Administrative Agent, each Facility Agent and each Lender hereby agree that, so long as such replacement NZ Manager shall continue to perform as NZ Manager hereunder, the Borrower shall pay the NZ Manager Fee over to such successor or replacement NZ Manager, which such fee shall be paid at such times and in such reasonable amounts as agreed to by the Administrative Agent and such successor or replacement NZ Manager.
Section 9.27.     Acknowledgment and Consent to Bail-In of EEA Financial Regulations. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any write-down or conversion powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction, in full or in part, of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 9.28.     Trustee’s Capacity. In each Transaction Document, except where expressly provided to the contrary:
(a)    a reference to the Borrower is a reference to the Borrower in its capacity as Trustee only, and in no other capacity; and
(b)    a reference to the undertaking, assets, business, money or liability of the Borrower is a reference to the undertaking, assets, business, money or liability of the Borrower only in the capacity reference to in paragraph (a).
Section 9.29.     General Duties of NZ Manager. All parties to this Agreement acknowledge that the NZ Manager has been appointed under the Trust Deed to act as manager under the Trust, in respect of the day to day management of the Trust and upon the terms and conditions of the Trust Deed. Unless otherwise provided for in the Transaction Documents:
(a)    any obligation of the Borrower under this Agreement may be performed or satisfied by the NZ Manager on behalf of the Borrower; and
(b)    the parties may rely on all information, including any notices provided by the NZ Manager on behalf of the Borrower in connection with the Transaction Documents and the matters contemplated by them.
Section 9.30.     Acknowledgement of Parties. The parties to this Agreement acknowledge and agree that in relation to any payment obligation of the Borrower under the Transaction Documents which is to be funded from the Assets of the Trust:
(a)    the NZ Manager is responsible for taking all steps necessary to facilitate the payment on behalf of the Borrower (including the management of all bank accounts held in the Borrower’s name) and ensuring the payment is made in accordance with the terms of the Transaction Documents;
(b)    the Borrower agrees to sign any documents and do anything reasonably requested by the NZ Manager in connection with such payment; and
(c)    without prejudice to its obligations under paragraph (a) above, the NZ Manager shall have no personal liability for payment of the relevant amount due and payable by the Borrower under the relevant Transaction Documents.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.
NZGT (BPFT) Trustee Limited in its capacity as trustee for the Beverage Packaging Factoring Trust, as Borrower
By: /s/ Hrvoje Koprivcic
Name: Hrvoje Koprivcic
Title: Director
By: /s/ Richard Spong
Name: Richard Spong
Title: Director
REYNOLDS GROUP HOLDINGS INC., as initial Master Servicer
By: /s/ Helen Dorothy Golding
Name: Helen Dorothy Golding
Title: Secretary
BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 128.592, as initial NZ Manager
Duly represented by:
By: /s/ Helen Dorothy Golding
Name: Helen Dorothy Golding
Title: Authorized Signatory
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Rabobank Facility Agent and Committed Lender
By: /s/ Raymond Dizon
Name: Raymond Dizon
Title: Executive Director
By: /s/ Thomas McNamara
Name: Thomas McNamara
Title: Vice President
TD BANK, N.A.,
as TD Facility Agent and a Committed Lender
By: /s/ Stephen C. Levi
Name: Stephen C. Levi
Title: Senior Vice President
WELLS FARGO BANK, N.A.,
as Wells Fargo Facility Agent and Committed Lender
By: /s/ Eero Maki
Name: Eero Maki
Title: Managing Director

ANNEX 1
to
Receivables Loan and
Security Agreement
DEFINITIONS
As used in this Agreement, the Purchase and Sale Agreement referred to below and the Assignment and Amendment Agreement referred to below, and in the exhibits and schedules thereto, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Accrual Period” shall mean the period from and including the Closing Date to but excluding the initial Settlement Date and each successive period from and including a Settlement Date to but excluding the following Settlement Date.
“Additional Amount” shall have the meaning specified in Section 2.10(a) hereof.
“Adjusted Commitment” shall mean, on any date of determination, (a) with respect to a Committed Lender for a Conduit Lender, such Committed Lender’s Commitment minus the aggregate outstanding principal amount of its Support Advances to such Conduit Lender and (b) with respect to any other Committed Lender, its Commitment.
“Administrative Agent” shall have the meaning specified in the preamble to this Agreement.
“Administrative Agent Fee” shall mean, with respect to a Settlement Date, any fees owed to the Administrative Agent pursuant to the Administrative Agent Fee Letter.
“Administrative Agent Fee Letter” shall mean the letter agreement, dated as of the date hereof, between the Borrower and the Administrative Agent.
“Administrative Agent’s Account” shall mean the deposit account established and maintained from time to time by and in the name of the Administrative Agent for the benefit of the Secured Parties for the purposes specified in this Agreement.
“Advance” shall have the meaning specified in Section 2.01(a) hereof.
“Affiliate” shall mean, with respect to a Person, any other Person Controlling, Controlled by or under common Control with such Person.
“Affiliated Obligor” shall mean any Obligor that is an Affiliate of another Obligor.
“Agent” shall have the meaning specified in Section 8.01(c) hereof.
“Aggregate Unpaids” shall mean, at any time, an amount equal to the sum of (i) the aggregate accrued and unpaid Interest with respect to all Advances at such time, (ii) the Outstanding Borrowings at such time, (iii) all Unused Fees and other fees accrued and unpaid hereunder at such time and (iv) all other amounts owed (whether due or accrued) hereunder by the Borrower to the Lenders, the Facility Agents, the Administrative Agent and the other Indemnified Parties at such time.
“Agreement” shall mean this Receivables Loan and Security Agreement.
“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that RGHL or any of its Subsidiaries would be required to pay if such Hedging Agreement were terminated on such date.
“Alternate Base Rate” shall mean, at any date of determination, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the greater of:
(a)    for any date of determination, the rate of interest per annum published on such date in The Wall Street Journal as the “prime rate” for Dollars and, if The Wall Street Journal does not publish such rate on such date, then such rate as most recently published prior to such date; and
(b)    one-half of one percent (0.50%) per annum above the Federal Funds Rate.
If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in Rabobank’s base rate or the Federal Funds Rate shall be effective on the effective date of such change in such base rate or the Federal Funds Rate, respectively.
“Alternate Default Ratio” shall mean, for any Monthly Period, the ratio (expressed as a percentage) of (i) the aggregate Outstanding Balance of all Receivables as to which any payment, or part thereof, was unpaid for 91 or more days past the due date at the end of such Monthly Period, to (ii) the aggregate Outstanding Balance of all Receivables as of the end of such Monthly Period.
“Anti-Corruption Laws” shall mean all Laws of any Governmental Authority of the United States, Canada, the United Kingdom, the European Union, the Netherlands, New Zealand, Luxembourg, or the United Nations from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada) and any rules or regulations promulgated pursuant thereto or under the authority thereof.
“Anti-Terrorism Law” shall mean all Laws of any Governmental Authority of the United States, Canada, the United Kingdom, the European Union, the Netherlands, New Zealand, Luxembourg or the United Nations relating to terrorism financing or money laundering, including the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. §§ 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. §§ 2349aa-9 et seq.), Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.
“Applicable Margin” shall have the meaning specified in the Fee Letter.
“Assets of the Trust” shall have the meaning specified in the Trust Deed.
“Assignment and Amendment Agreement” shall mean the Assignment and Amendment Agreement, dated as of March 22, 2017, among the Lux Borrower, as assignor, the Borrower, as assignee, Beverage Packaging Holdings (Luxembourg) IV S.à r.l., BPH I, RGHI and each of the Sellers.
“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement in the form of Exhibit B hereto (with such changes as may be appropriate under the specific circumstances) executed and delivered in accordance with Section 9.16 hereof.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any successor statute.
“Beneficiary” shall have the meaning specified in the Trust Deed.
“Borrower” shall have the meaning specified in the preamble to this Agreement.
“Borrowing Date” shall have the meaning specified in Section 2.01(a) hereof.
“Borrowing Notice” shall have the meaning specified in Section 2.01(a) hereof.
“BPH I” shall mean, initially, Beverage Packaging Holdings (Luxembourg) I S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 6C Rue Gabriel Lippmann, L-5365 Munsbach, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 128.592 and, upon the registration of such company under Part 19 of the New Zealand Companies Act 1933 as contemplated by, and in accordance with, the provisions of Section 10.07 of the Purchase and Sale Agreement, shall mean the New Zealand limited liability company which is the successor to such company.
“Breakage Costs” shall have the meaning specified in Section 2.08 hereof.
“Breakage Event” shall have the meaning specified in Section 2.08 hereof.
“Business Day” shall mean a day of the year on which banks are not required or authorized by law to close in Auckland, New Zealand and in New York, New York and, if the applicable Business Day relates to any determination of a LIBO Rate, on which dealings are carried on in the London interbank market, London, England.
“Buyer” shall have the meaning specified in the Purchase and Sale Agreement.
“Buyer Indemnified Parties” shall mean any or all of the Buyer and its officers, directors, employees, agents, advisors and representatives.
“Capital Requirements” shall means the Capital Requirements Regulation which comprises Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012. References herein to the Capital Requirements or to any Article or other provision thereof include the regulatory or implementing technical standards published by the European Commission in relation thereto from time to time in effect, any guidance published by the European Banking Authority in relation thereto and any corresponding law or rule in effect in any country in the European Economic Area and applicable (directly or indirectly) to any Purchaser (and, for the avoidance of doubt, references thereto shall also include any related directive given by an applicable Governmental Authority to any Purchaser or any Affiliate of such Purchaser or in relation to such Purchaser’s share of Portfolio Investments or Reinvestments).
“Capital Lease Obligations” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases (“Capital Leases”) on a balance sheet of such Person under GAAP (excluding any lease that would be required to be so classified as a result of a change in GAAP after the Closing Date), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capitalization” shall mean, as of the last Business Day of each Monthly Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the Outstanding Borrowings at such time.
“Certificate of Exemption” shall have the meaning specified in Section 2.10(j) hereof.
“Change in Law” shall mean (a) the adoption of any Law after the Closing Date or, to the extent the concept is applied to a Lender which first became a party hereto pursuant to an Assignment and Assumption Agreement, the date of such Assignment and Assumption Agreement, (b) any change in any Law or in the interpretation or application thereof by any Governmental Authority after the Closing Date or, to the extent the concept is applied to a Lender which first became a party hereto pursuant to an Assignment and Assumption Agreement, the date of such Assignment and Assumption Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date or, to the extent the concept is applied to a Lender which first became a party hereto pursuant to an Assignment and Assumption Agreement, the date of such Assignment and Assumption Agreement; provided that, for the avoidance of doubt, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all Laws, requests, guidelines and directives promulgated thereunder and (ii) all Laws, requests, guidelines and directives promulgated by the Bank for International Settlements, Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign Governmental Authorities, in each case pursuant to Basel III, each are deemed to have been adopted, changed, issued, promulgated, implemented, requested or directed after the Closing Date, regardless of the date adopted, issued, promulgated, implemented, requested or directed.
“Change of Control” shall mean an event which causes (a) NZGT not to be the sole trustee of the Trust, other than by reason of (i) the removal thereof and the appointment of a successor at the election of the Administrative Agent or the Majority Facility Agents pursuant to Clause 18 of the Trust Deed or (ii) the removal or resignation thereof pursuant to Clause 20 of the Trust Deed and the appointment of a successor that has been approved by the Majority Facility Agents, (b) BPH I not to be the sole beneficiary of the Trust, (c) BPH I or another Wholly Owned Subsidiary of RGHL not to be NZ Manager, (d) BPH I or any Seller not to be a direct or indirect Wholly Owned Subsidiary of RGHL, (e) prior to a Qualified Public Offering, the Permitted Investors to fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of RGHL or (f) after a Qualified Public Offering, (i) a majority of the board of directors of RGHL not to be Continuing Directors or (ii) the Permitted Investors not to own, directly or indirectly, at least 35% of the shares of capital stock of RGHL and any other “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) shall own a greater amount (it being understood that if any such person or group includes one or more Permitted Investors, the shares of capital stock of RGHL directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (ii) is triggered).
“Charge-Off” shall mean a Receivable or any portion thereof which is identified as uncollectible by the NZ Manager, or which, in accordance with the Credit and Collection Policy, has been written off as uncollectible.
“Closing Date” shall mean March 22, 2017.
“Collateral” shall have the meaning assigned to such term in Section 6.02 hereof.
“Collateral Agent” shall mean Rabobank and its successors as Collateral Agent hereunder and under the NZ Security Documents, as applicable.
“Collection Account” shall mean a deposit account identified on Schedule III hereto maintained in the name of the Borrower with a bank identified on Schedule III hereto for the purpose of receiving Obligor payments by check or electronic transfer and transfers of Obligor payments from the Lockboxes, or such other account maintained by the Borrower with an Eligible Bank in the United States of America.
“Collections” shall mean, for any Receivable as of any date, the sum of all amounts, whether in the form of wire transfer, cash, checks, drafts, or other instruments, received by or for the account of the Borrower, the Master Servicer or a Subservicer or in a Lockbox or a Collection Account in payment of, or applied to, any amount owed by an Obligor on account of such Receivable (including but not limited to all amounts received on account of any Defaulted Receivable) on or before such date, including (i) all amounts received on account of such Receivable and all other fees and charges, (ii) cash proceeds of Related Security with respect to such Receivable and (iii) all amounts deemed to have been received by a Seller as a Collection pursuant to Section 2.03 of the Purchase and Sale Agreement.
“Commercial Paper” shall mean short-term promissory notes of each Conduit Lender or its Funding Source issued in the commercial paper market.
“Commitment” shall mean, during the Revolving Period, (i) with respect to Rabobank, in its capacity as a Committed Lender, $275,000,000, as such amount may be modified in accordance with the terms hereof, (ii) with respect to TD, in its capacity as a Committed Lender, $137,500,000, as such amount may be modified in accordance with the terms hereof, (iii) with respect to Wells Fargo, in its capacity as a Committed Lender, $187,500,000, as such amount may be modified in accordance with the terms hereof, and (iv) with respect to any Person who becomes a Committed Lender pursuant to an Assignment and Assumption Agreement, the commitment of such Person to fund any Advance to the Borrower in an amount not to exceed the amount set forth in such Assignment and Assumption Agreement, as such amount may be modified in accordance with the terms hereof and thereof. After the Revolving Period, for each Committed Lender, the Commitment shall at all times mean aggregate outstanding Advances then funded by such Committed Lender or the Conduit Lender in its Lender Group and shall automatically reduce concurrently with each reduction in such outstanding Advances.
“Committed Lenders” shall mean Rabobank, TD, Wells Fargo and any their respective assignees (with respect to the rights in, and the commitment to make, the Advances) which executes an Assignment and Assumption Agreement (other than an assignee designated therein as a Conduit Lender).
“Concentration Account” shall mean the deposit account identified on Schedule III hereto maintained in the name of the Borrower with a bank identified on Schedule III hereto for the purposes set forth herein, or such other account maintained in the name of the Borrower with an Eligible Bank in the United States of America.
“Concentration Limit” for any Obligor shall mean, at any time, the product of (i) the Outstanding Balances of all Eligible Receivables, less amounts associated with such Obligor under clause (v) of the Net Receivables Balance definition, and (ii) the lowest of the percentages set forth below opposite the short term unsecured debt rating, if any, currently assigned to such Obligor by S&P and Moody’s at such time (or in the absence of a short term unsecured debt rating from any such Rating Agency, the long term unsecured senior debt rating currently assigned to such Obligor by S&P and Moody’s at such time):

Level	S&P Short Term Rating	S&P Long Term Rating	Moody’s Short Term Rating	Moody’s Long Term Rating	Concentration Limit
I	A-1+	AA or higher	P-1	Aa2 or higher	10.50%
II	A-1	AA- to A+	P-1	Aa3 to A1	10.50%
III	A-2	A to BBB+	P-2	A2 to Baa1	8.75%
IV	A-3	BBB to BBB‑	P-3	Baa2 to Baa3	5.25%
V	Below A-3 or Not Rated by S&P	Below BBB‑ or Not Rated by S&P	Below P-3 or Not Rated by Moody’s	Below Baa3 or Not Rated by Moody’s	For the largest Obligor, 3.5% For the second largest Obligor, 3.25% For the third largest Obligor, 2.00% Otherwise 1.75%

or, if such Obligor is a Special Obligor, its Special Obligor Concentration Limit, if higher than as determined above; provided, that in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor. For the avoidance of doubt, if any Obligor does not have a long term unsecured senior debt rating or a short term unsecured debt rating from at least one of S&P and Moody’s, such Obligor’s Concentration Limit shall equal the Concentration Limit for Level V set forth above.
“Conduit Lender” shall mean any special purpose vehicle established primarily for the purpose of issuing Commercial Paper (or financing itself through the issuance of Commercial Paper through a Funding Source) to finance the purchase of eligible assets and which executes an Assignment and Assumption Agreement and is designated therein as a “Conduit Lender”.
“Continuing Directors” shall mean the directors of the board of directors of RGHL on the Closing Date and each other director if, in each case, such other director’s nomination for election to the Board of Directors of RGHL is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Investors.
“Contra Account” shall mean, in relation to any Obligor which (when aggregated with its Affiliated Obligors) is among the 25 largest Obligors based on the aggregate Outstanding Balance of its Receivables, the aggregate of all potential set-off amounts which would be payment obligations of any Seller to such Obligor, together with any other reserves booked by such Seller with respect to payment obligations of such Obligor.
“Contract” shall mean, with respect to a Receivable, any written agreements, invoices, contracts or understandings between the applicable Seller and an Obligor pursuant to which the Receivable arises or is evidenced and under which the Obligor thereof is obligated to pay the Receivable to the applicable Seller.
“Contractual Reductions” shall mean, without duplication, the accruals for contractual discounts (including, without limitation, volume and special discounts) or rebates or similar contractual Dilution Factors with respect to the Eligible Receivables that are being accrued for by the applicable Seller or the Borrower (on the direction of the NZ Manager) for accounting purposes (which accruals shall be based on a good faith determination by such Seller or the Borrower (on the direction of the NZ Manager) as to the amount of such discounts, rebates or similar Dilution Factors and which accruals shall exclude any accruals for Qualified Buyer Group Payments); provided that in the event that such accounting accruals at any time do not accurately reflect the actual amount of such discounts, rebates or similar Dilution Factors for the Eligible Receivables at such time, the Administrative Agent may (and at the direction of the Majority Facility Agents shall) by written notice to the Borrower, the NZ Manager, the Master Servicer and each Facility Agent require, and the Borrower (on the direction of the NZ Manager) and the Master Servicer shall implement, such adjustments to the amount of Contractual Reductions hereunder as may be necessary to correct such condition with respect to Monthly Periods for which the related Reporting Date occurs at least 15 Business Days after the date of such notice.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent with respect to one or more Lockboxes and/or Collection Accounts and/or the Concentration Account. So long as the Concentration Account is subject thereto, the NZ Security Documents, together with any applicable notice to and acknowledgement from the accounts bank thereunder, shall be deemed to be a Control Agreement with respect to the Concentration Account.
“Credit and Collection Policy” shall mean the credit, collection, enforcement and other policies and practices of the Sellers and the Subservicers relating to Receivables existing on the Closing Date and as set forth on Schedule V hereto, as the same may be modified from time to time in compliance with Section 5.02(d) hereof.
“Days Sales Outstanding” shall mean for any Monthly Period, an amount equal to the product of (i) a fraction, the numerator of which is the Outstanding Balance of all Receivables on the last day of such Monthly Period and the denominator of which is the aggregate amount of Receivables originated by all the Sellers during the three consecutive Monthly Periods ending with such Monthly Period times (ii) 91.
“Deemed Collection” shall have the meaning specified in Section 2.03(d) of the Purchase and Sale Agreement.
“Default Rate” shall mean, at any time, the sum of (i) 2.00% plus (ii) the Applicable Margin plus (iii) the Alternate Base Rate.
“Default Ratio” shall mean, for any Monthly Period, the ratio (expressed as a percentage) of (a) the sum of (i) the aggregate Outstanding Balance of all Receivables that were not Defaulted Receivables at the beginning of such Monthly Period but that became Defaulted Receivables during such Monthly Period plus, without duplication, (ii) the aggregate Outstanding Balance of all Receivables which became Charge-Offs and which were equal to or less than 120 days past due during such Monthly Period, to (b) the aggregate amount of Receivables generated by all the Sellers during the Monthly Period that occurred three Monthly Periods prior to the Monthly Period for which such ratio is being calculated.
“Defaulted Receivable” shall mean a Receivable (i) as to which the Obligor has suffered an Insolvency Event, (ii) which, consistent with the Credit and Collection Policy, would be a Charge-Off or (iii) as to which any payment, or part thereof, becomes unpaid for 91 or more days past its due date.
“Delinquency Ratio” shall mean, for any Monthly Period, the ratio (expressed as a percentage) of (i) the aggregate Outstanding Balance of all Receivables which were Delinquent Receivables as of the last day of such Monthly Period to (ii) the aggregate Outstanding Balance of all Receivables as of the last day of such Monthly Period.
“Delinquent Receivable” shall mean a Receivable, other than a Defaulted Receivable, which is 31 days or more past due.
“Dilution Factors” shall mean credits, cancellations, billing adjustments, cash discounts, warranties, allowances, Disputes, rebates, charge backs, returned or repossessed goods, and other allowances, adjustments and deductions (including, without limitation, any special or other discounts, any reconciliations and any reductions or cancellations referred to in Section 2.03(c) of the Purchase and Sale Agreement) that are given by a Seller or any of its Affiliates or the NZ Manager to an Obligor, other than (i) payment in cash of the Outstanding Balance of a Receivable by an Obligor, (ii) a Receivable having become a Charge-Off, or (iii) a reduction or cancellation of the Outstanding Balance of a Graham Packaging Molds Production Receivable by reason the applicable Seller’s failure to complete the production of related molds in accordance with the related Contract to the extent such reduction or cancellation does not result in a Deemed Collection pursuant to Section 2.03(c) of the Purchase and Sale Agreement.
“Dilution Ratio” shall mean, for any Monthly Period, the ratio (expressed as a percentage) of (i) the aggregate amount of Dilution Factors, other than Contractual Reductions, relating to Receivables for such Monthly Period to (ii) the aggregate amount of Receivables generated by all the Sellers during the immediately preceding Monthly Period.
“Dilution Reserve Percentage” shall mean, for any Monthly Period, a percentage equal to:
((SF x ED) + ((DS – ED) x DS / ED)) x DHR
where:

SF	= a stress factor equal to 2.0;

ED	= the average of the Dilution Ratios during the 12 consecutive Monthly Periods ending with the Monthly Period for which such Dilution Reserve Percentage is being determined;

DS
=    the highest Dilution Ratio computed for any one Monthly Period that occurred during the 12 consecutive Monthly Periods ending with the Monthly Period for which such Dilution Reserve Percentage is being determined; and

DHR
=    the Dilution Horizon Ratio, equal to a fraction, (i) the numerator of which is equal to the aggregate amount of all Eligible Receivables originated by all the Sellers during the Monthly Period for which such Dilution Reserve Percentage is being determined, and (ii) the denominator of which is equal to the Outstanding Balances of the Eligible Receivables as of the last day of the Monthly Period for which such Dilution Reserve Percentage is being determined.

“Discount Percentage” shall mean (i) for purposes of determining the Initial Purchase Price, 0.50%, and (ii) thereafter for purposes of determining the Purchase Price for Purchased Assets, 0.65% or, if otherwise agreed upon from time to time by the applicable Seller and the Buyer, such other percentage that results in such Purchase Price for such Purchased Assets representing the fair market value thereof.
“Dispute” shall mean any dispute, deduction, claim, offset, defense, counterclaim, or right of set-off, including any dispute relating to goods, purchased or leased equipment, leased real or personal property, or services already paid for.
“Draft Agreed Upon Procedures Report” shall mean a draft agreed upon procedures report delivered with respect to any Due Diligence Audit which has not been finalized by the confirmation of the Borrower, Administrative Agent and Facility Agents.
“Due Diligence Audit” shall have the meaning assigned to such term in Section 5.01(f) hereof or Section 6.01(e) of the Purchase and Sale Agreement, as applicable.
“Early Termination Date” shall mean the earliest of (i) the Business Day immediately prior to the occurrence of an Insolvency Event with respect to the Borrower or any Reynolds Party, (ii) the Business Day specified in a Notice of Termination delivered by the Administrative Agent pursuant to Section 7.02(a) hereof and (iii) if a Termination Event shall have occurred and be continuing and the Facility Termination Date shall not have occurred, the date specified by written notice from the NZ Manager to the Administrative Agent and the Borrower, which date shall not be fewer than 15 Business Days following the date of such notice.
“Early Trigger Subordinated Loan Cap” shall mean, on any date of determination, 10% of the aggregate Outstanding Balance of the Receivables as of the last Business Day of the Monthly Period immediately preceding such date of determination for which a Monthly Report has been prepared.
“EEA Financial Institution” shall mean any Lender or Facility Agent or the Administrative Agent that is (a) a credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Bank” shall mean a bank insured by the Federal Deposit Insurance Corporation having a combined capital and surplus of at least $200,000,000 and long-term unsecured debt obligations rated at least A- by S&P and A3 by Moody’s or such other bank as to which the Administrative Agent, the Borrower (on the direction of the NZ Manager) and the Master Servicer may agree upon from time to time.
“Eligible Country” shall mean a country (other than the United States) that satisfies each of the following criteria:
(i)     such country is listed on Schedule II;
(ii)    the government or central bank of such country shall not have (x) prohibited the sale of the currency of such country in exchange for Dollars, (y) admitted in writing its inability to pay its debts as the same become due, or (z) declared a moratorium on the payment of its debts or the debts of any national governmental authority of such country;
(iii)    if such country is a member of the International Monetary Fund or is eligible to use the resources of the International Monetary Fund as of the Closing Date, such country shall not have ceased to be a member thereof or ceased to be eligible to use such resources;
(iv)    such country is not a Sanctioned Country; and
(v)    such country’s long-term sovereign debt rating with respect to foreign currency obligations is at least “Baa3” by Moody’s and “BBB-” by S&P;
provided that an Eligible Country may be de-designated as an Eligible Country by the Administrative Agent or any Facility Agent in its sole discretion upon prior written notice to the Borrower, the NZ Manager and the Master Servicer.
“Eligible Receivable” shall mean, at any time for the determination thereof, any Receivable:
(i)    which arises from a sale of goods or services that have been performed by the related Seller in the ordinary course of business;
(ii)    which is governed by the laws of the United States;
(iii)    as to which the related Seller has satisfied and fully performed all obligations required to be fulfilled by it (other than customary warranty obligations), and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor; provided that this clause (iii) shall not apply to the obligation to complete production of molds in the case of a Graham Packaging Molds Production Receivable;
(iv)    [reserved];
(v)    the related Obligor is a resident of the United States (including the Commonwealth of Puerto Rico, the Territory of Guam and the United States Virgin Islands) or an Eligible Country;
(vi)    the related Obligor is not a natural person or a Sanctioned Person;
(vii)    which is denominated and payable only in U.S. Dollars in the United States;
(viii)    which has been billed to the Obligor and is required to be paid in full within 90 days of the date of the invoice prepared by the related Seller and evidencing such Receivable;
(ix)    which is not a Defaulted Receivable;
(x)    the Obligor of which is Solvent and not subject to an Insolvency Event;
(xi)    the payment and other terms of which have not been impaired, waived, altered, extended, rewritten, renegotiated or otherwise modified since its origination in a manner that impairs or may impair, in each case in any material respect, its collectability when originally due;
(xii)    which was originated by the related Seller to an Obligor who was approved in all material respects in accordance with the Credit and Collection Policy and which has otherwise been underwritten in all material respects in accordance with the Credit and Collection Policy;
(xiii)    the transfer, sale or assignment of which does not contravene any applicable Laws and is otherwise fully assignable to the Borrower by the related Seller and by the Borrower to the Collateral Agent for the benefit of the Secured Parties (either under terms of the related Contract or by virtue of provisions of the UCC that render anti-assignment clauses ineffective), in each case (i) without the requirement of any notice to or consent of the Obligor or (ii) with notice to or the consent of the related Obligor and such notice has been given or consent obtained (in each case in written form) with respect to the assignments contemplated in the Transaction Documents;
(xiv)    which does not constitute a prepayment plan contract or payment plan and which has not been otherwise restructured;
(xv)    which constitutes an “account” or a “payment intangible” as defined in the New York UCC, and which is not evidenced by an instrument or chattel paper (as defined in the New York UCC);
(xvi)    which does not constitute finance charges, service charges or similar charges (it being understood that only the portion of a Receivable so constituted shall not be eligible);
(xvii)    which constitutes a legal, valid and binding payment obligation of the related Obligor, enforceable in accordance with its terms;
(xviii)    which is not subject to any litigation, Dispute, counterclaim or other asserted defenses, in each case, known to the Borrower, any Seller, the Master Servicer or the NZ Manager or identified in any Due Diligence Audit;
(xix)    as to which the related Obligor or any Affiliated Obligor has not asserted any rights of setoff (other than Contractual Reductions);
(xx)    which, together with the Contract related thereto, does not contravene in any material respect any Laws (including Laws relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which neither the Borrower, the related Seller, the Master Servicer, the related Subservicer, the NZ Manager nor the Obligor is in violation of any such Law in any material respect, in each case, which in any way renders unenforceable or would otherwise impair in any material respect the collectability of such Receivable;
(xxi)    with respect to which no more than 35% of the aggregate amount of the Receivables of the related Obligor and its Affiliated Obligors are Defaulted Receivables;
(xxii)    which does not contain any provision that restricts the ability of the Borrower, the Administrative Agent or the Collateral Agent to exercise its rights under this Agreement or the other Transaction Documents;
(xxiii)    which, immediately prior to the sale thereof to the Borrower pursuant to the Purchase and Sale Agreement (or to the Lux Borrower under the predecessor agreement thereto), was owned solely by the related Seller free and clear of all Liens, except for the Liens arising in connection with this Agreement and Liens released concurrently with the sale of such Receivable to the Borrower, and in which the Borrower, at the time of its sale under the Purchase and Sale Agreement or the Assignment and Amendment Agreement, has a valid and binding ownership interest; and
(xxiv)    which was not issued for an amount in excess of the fair market value of the products or services provided by the related Seller to which such Receivable relates.
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the applicable Seller Party or any Subsidiary thereof, is treated as a single employer under Section 414 (b) and (c) of the Internal Revenue Code but for purposes of Sections 412 and 430, shall include clauses (m) and (o).
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation), (b) the failure of any Plan to satisfy the minimum funding standard applicable to such Plan within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the applicable Seller Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the applicable Seller Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by the applicable Seller Party or any of its ERISA Affiliates from the PBGC or the administrator of any Plan or Multiemployer Plan of any notice relating to the intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Internal Revenue Code or Section 206 of ERISA, (g) the receipt by the applicable Seller Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan of the applicable Seller Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or “in reorganization”, “endangered” or “critical” status within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the applicable Seller Party or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or with respect to which the applicable Seller Party or any such Subsidiary could otherwise be liable, (i) any Foreign Benefit Event (as defined in the Reynolds Credit Agreement) or (j) the occurrence of any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability (other than liability incurred in the ordinary course of business) of the applicable Seller Party or any Subsidiary in each case in excess of $50,000,000.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Excess Payment” shall have the meaning specified in Section 2.02(f) of the Purchase and Sale Agreement.
“Excluded Receivable” shall mean:
(a)     with respect to any Excluded Seller, any indebtedness of an Obligor to such Excluded Seller otherwise constituting a Receivable that is originated by such Excluded Seller on or after its Exclusion Effective Date;
(b)     Receivables as to which the related Obligor is an Affiliate of the Borrower or any Reynolds Party;
(c)    Receivables as to which Unilever United States or an Affiliated Obligor, The Dial Corporation or an Affiliated Obligor, The Coca-Cola Company or an Affiliated Obligor (including Coca-Cola Refreshments USA Inc., Energy Brands and Minute Maid Company) or Anheuser Busch Inc. or an Affiliated Obligor is the Obligor, in each case that are subject to factoring programs requested and arranged by such Obligor or an Affiliate thereof in effect on the Closing Date; and
(d)    other Receivables of an Obligor, together with its Affiliated Obligors, designated by the Borrower, or the Master Servicer on its behalf, by written notice to the Administrative Agent and each Facility Agent that are subject to factoring programs requested and arranged by such Obligor or an Affiliate thereof; provided that, at the time of such designation, (i) no Termination Event or Potential Termination Event shall have occurred and be continuing or would occur on a pro forma basis after giving effect to such designation and (ii) either (A) the aggregate Outstanding Balance of Receivables of such Obligor and its Affiliated Obligors as of the last day of the most recent Monthly Period for which a Monthly Report has been provided did not exceed 5% of the lesser of (x) the Outstanding Balances of all Receivables as of the last day of such Monthly Period or (y) the average of Outstanding Balances of all Receivables as of the last day of each of the six consecutive Monthly Periods ending with such Monthly Period, or (B) the Administrative Agent and the Majority Facility Agents shall have provided their prior written consent to such designation.
“Excluded Seller” shall have the meaning specified in Section 2.06 of the Purchase and Sale Agreement.
“Excluded Taxes” shall have the meaning specified in Section 2.10(a) hereof.
“Exclusion Effective Date” shall have the meaning specified in Section 2.06 of the Purchase and Sale Agreement.
“Facility Agent” shall mean, with respect to any Conduit Lender and Committed Lender, the entity acting as agent for such Conduit Lender and Committed Lender identified on the signature pages hereto, or the signature page to the relevant Assignment and Assumption Agreement and any assignee thereof approved in writing by the Borrower on the direction of the NZ Manager (to the extent required hereunder) which executes an Assignment and Assumption Agreement.
“Facility Termination Date” shall mean the earlier to occur of March 22, 2022 and the Early Termination Date.
“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with any of the foregoing, and any applicable fiscal or regulatory legislation, regulations or other official guidance adopted by a Governmental Authority pursuant to any such intergovernmental agreement.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the United States Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate as so determined is less than 0% for any period, the Federal Funds Rate for purposes of this Agreement and the other Transaction Documents shall be deemed to be 0% for such period.
“Fee Letter” shall mean the letter agreement, dated as of the date hereof, between the Borrower and the Administrative Agent for the benefit of the Lenders.
“Final Date” shall mean the earliest date following the Facility Termination Date on which either of the following occurs: (i) the indefeasible reduction of the Outstanding Borrowings to zero and the indefeasible payment of Advances and other Aggregate Unpaids or (ii) all Receivables have either been collected or written-off by the NZ Manager as being uncollectible in accordance with the Credit and Collection Policy and all recoveries in respect of written-off Receivables have been received and applied in accordance with the Transaction Documents, as reasonably determined by the Master Servicer and the Administrative Agent.
“Final Agreed Upon Procedures Report” shall mean a Draft Agreed Upon Procedures Report which has been confirmed by the Borrower (on the direction of the NZ Manager), Administrative Agent and Facility Agents in accordance with Section 5.01(f).
“Financial Collateral” shall have the meaning assigned to such term in Section 6.02 hereof.
“Financing Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Facility Agent and each Lender.
“Floor Reserve Percentage” shall mean, for any Monthly Period, a percentage equal to the sum of
Loss Reserve Floor Percentage + Dilution Reserve Floor Percentage
where:

Loss Reserve Floor Percentage	= 10.5%;

Dilution Reserve Floor Percentage
=    the average of the Dilution Ratios during the preceding 12 Monthly Periods ending on the last day of the Monthly Period for which such Floor Reserve Percentage is being determined multiplied by DHR; and

DHR
=    the Dilution Horizon Ratio, equal to a fraction, (i) the numerator of which is equal to the aggregate amount of all Eligible Receivables originated by all the Sellers during the Monthly Period for which such Floor Reserve Percentage is being determined, and (ii) the denominator of which is the Outstanding Balances of the Eligible Receivables as of the last day of the Monthly Period for which such Floor Reserve Percentage is being determined.

“Funding Base” shall mean, at any time, an amount equal to (i) the Net Receivables Balance at such time, multiplied by (ii) the difference of 100% minus the Reserve Percentage at such time.
“Funding Percentage” shall mean with respect to a Committed Lender, its Commitment as a percentage of the aggregate amount of the Commitments of all Committed Lenders, and with respect to a Conduit Lender, its Maximum Conduit Lender Advance Amount as a percentage of the aggregate amount of the Commitments of all Committed Lenders.
“Funding Source” shall mean, with respect to a Conduit Lender, any financing conduit or intermediate special purpose entities from which, directly or indirectly, such Conduit Lender receives funds to finance such Conduit Lender’s making or maintaining its Advances hereunder.
“GAAP” shall initially mean International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board applied on a consistent basis; provided, however, that, in the event that RGHL changes its accounting principles from IFRS to generally accepted accounting principles in effect from time to time in the United States (“U.S. GAAP”), or from U.S. GAAP to IFRS, in each case upon not less than 30 days prior notice to the Administrative Agent, from and after the effectiveness of such change until the effective time of any such subsequent change, “GAAP” shall mean the accounting principles used for financial reporting by RGHL at the effective time of such change.
“Governmental Authority” shall mean any government or political subdivision of the United States, New Zealand, Canada or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, having jurisdiction over the Administrative Agent, any Facility Agent, any Lender, any Liquidity Provider, the Borrower, any Reynolds Party or any of their respective assets or properties, in each case whether U.S. or non-U.S., or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.
“Governmental Obligor” shall mean an Obligor which is the United States of America, any territory or possession of the United States of America, any state of the United States of America or the District of Columbia, any political subdivision of any of the foregoing, any agency or instrumentality of any of the foregoing, any public school and any public healthcare institution and any military agency or instrumentality or any other Governmental Authority.
“Graeme Hart” shall mean (a) Mr. Graeme Richard Hart (or his estate, heirs, executor, administrator or other personal representative, or any of his immediate family members or any trust, fund or other entity which is controlled by his estate, heirs or any of his immediate family members), and any of his or their Affiliates (each a “Hart Party”) and (b) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, or any successor provision) with any Hart Party; provided that in the case of clause (b), (i) one or more Hart Parties own a majority of the voting power of the Equity Interests of RGHL or any Parent Company, as applicable, (ii) no other Person has beneficial ownership of any of the Equity Interests included in determining whether the threshold set forth in clause (i) has been satisfied and (iii) one or more Hart Parties control a majority of the Board of Directors of RGHL or any Parent Company, as applicable.
“Graham Packaging Molds Production Receivable” shall mean, at any time, the portion, if any, of the Outstanding Balance of an Eligible Receivable attributable to molds that are in production by any of Graham Packaging Company, L.P., Graham Packaging Plastic Products Inc., Graham Packaging Pet Technologies Inc. and Graham Packaging PX Holding Corporation and not completed at such time.
“Graham Packaging Molds Production Reserve” shall mean initially $3,000,000 and thereafter, on and after the date of delivery to the Administrative Agent of a Final Agreed Upon Procedures Report which identifies such amount until the date of delivery of the next such report, the aggregate Outstanding Balances of Graham Packaging Molds Production Receivables as set forth in such Final Agreed Upon Procedures Report. Each change in the Graham Packaging Molds Production Reserve pursuant to the preceding sentence shall be identified in the first Monthly Report delivered after date of delivery of the applicable Final Agreed Upon Procedures Report, and the applicable Graham Packaging Molds Production Reserve shall be included in each Monthly Report.
“GST Act” shall mean the Goods and Services Tax Act 1985 of New Zealand.
“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodities price protection agreement or other interest or currency exchange rate or commodity price hedging agreement.
“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) all obligations of such Person as an account party in respect of letters of credit and bank guarantees, and (k) all obligations of such Person in respect of bankers’ acceptances; provided that Indebtedness shall not include (A) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (B) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP; provided, further, that if any Indebtedness under clause (e) is recourse only to the property so securing it, then the amount thereof shall be deemed to be equal to the lesser of the aggregate principal amount of such Indebtedness and the fair market value of such property. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.
“Indemnified Parties” shall mean any or all of the Lenders, the Facility Agents, the Liquidity Providers, the Administrative Agent, the Collateral Agent and their respective Affiliates and their respective officers, directors, managers, employees, agents, advisors and representatives.
“Initial Purchase Price” shall have the meaning specified in Section 2.02(a) of the Purchase and Sale Agreement.
“Insolvency Event” shall mean, with respect to any Person, the filing by such Person of a notice of intention to make a proposal under applicable insolvency legislation to some or all of its creditors; or the commencement or filing of a petition, notice or application by or against such Person of any proceedings to adjudicate it bankrupt or insolvent or seeking liquidation, the opening of controlled management proceedings, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law of any jurisdiction relating to the dissolution, liquidation or winding-up, bankruptcy, controlled management, insolvency, reorganization of insolvent debtors, arrangement of insolvent debtors, readjustment of debt or moratorium of debts, or to obtain an order for relief by the appointment of a receiver, receiver manager, administrator, inspector, liquidator or trustee or other similar official for it or for any substantial part of its property and, if any such proceeding has been instituted against such Person, either (i) such proceeding has not been stayed or dismissed within 60 days or any of the actions sought in such proceeding (including the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official) are granted in whole or in part; or (ii) such Person has authorized, consented to, approved of or acquiesced in, or such Person has performed any act, or omitted to perform any act, that authorizes or indicates its consent to, approval of or acquiescence in, any such proceeding.
“Interest” shall mean for any Advance for any Accrual Period:
IR x OB x AD
    AP
where:

IR	= the Interest Rate applicable to such Advance;

OB	= the amount of such Advance;

AD	= the actual number of days (including the first and the last day) during such Accrual Period; and

AP
=    the number of days in the annual period on the basis of which Interest for such Advance is calculated, being 365 or 366, as the case may be, if the Interest Rate for such Advance is calculated by reference to the Alternate Base Rate and otherwise being 360;

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable Law; and provided, further, that Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must be returned for any reason.
“Interest Rate” shall mean, with respect to any Advance and each day during an Accrual Period, the sum of (a) the Applicable Margin, plus (b) a rate per annum (expressed as a percentage and an interest yield equivalent) equal to the LIBO Rate; provided that in the event (A) the LIBO Rate cannot be determined for any reason, including the unavailability of rate bids or the general unavailability of the London interbank market for U.S. Dollar borrowings or (B) it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) for the applicable Committed Lender or Liquidity Provider to obtain U.S. Dollars in the London interbank market to fund or maintain any interest in such Advance or Support Advances related thereto or the applicable Committed Lender or Liquidity Provider shall otherwise be unable to obtain such U.S. Dollars, or (C) the related Facility Agent advises the Borrower that the LIBO Rate will not adequately and fairly reflect the cost of the related Committed Lender or Liquidity Provider of funding such Advance based on the LIBO Rate, or (D) such funding occurs without at least two Business Days of prior notice to the related Facility Agent, the Interest Rate shall equal a rate per annum equal to the Alternate Base Rate for each day in such Accrual Period; provided, further, that from and after the occurrence and during the continuation of a Termination Event, the Interest Rate shall equal a rate per annum equal to the Default Rate.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Intramonth Loan” shall have the meaning specified in Section 2.12(e) hereof.
“Intramonth Loan Required Repayment” shall have the meaning specified in Section 2.12(e) hereof.
“Law” shall mean all provisions of constitutions, statutes, treaties, rules, regulations, and orders of Governmental Authorities, and all orders and decrees of all courts and arbitrators.
“Legal Final Maturity Date” shall mean the 120th day following the Facility Termination Date (or, if such day is not a Business Day, the next succeeding Business Day).
“Legal Reservations” shall mean (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, bankruptcy, reorganization and other laws generally affecting the rights of creditors; (b) the time barring of claims under any applicable laws, the possibility that an undertaking to assume liability for or indemnify a Person against non payment of Taxes may be void and defenses of set-off or counterclaim; (c) similar principles, rights and defenses under the laws of any relevant jurisdiction; and (d) any other matters of law of general application which may limit validity, enforceability or perfection in any relevant jurisdiction.
“Lender” shall mean each Conduit Lender and each Committed Lender.
“Lender Group” shall mean each of the following separate groups of Facility Agents and Lenders: (a) the Rabobank Facility Agent and Rabobank, (b) the TD Facility Agent and TD, (c) the Wells Fargo Facility Agent and Wells Fargo, and (d) each other related group designated as a Lender Group in the applicable Assignment and Assumption Agreement consisting of a Facility Agent, a Conduit Lender (if any), and one or more Committed Lenders, together with one or more other Committed Lenders that may thereafter become a party hereto from time to time by the execution of an Assignment and Assumption Agreement by such Conduit Lender or Committed Lender (unless such Assignment and Assumption Agreement designates such Committed Lender to be a member of another Lender Group).
“LIBO Rate” shall mean, with respect to an Accrual Period and an Advance, an interest rate per annum determined by the Administrative Agent (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) to be equal to the offered rate for one month U.S. Dollar deposits appearing on Bloomberg L.P. Page BBAM1 (official BBA U.S. Dollar Libor Fixings) (or successor page) at 11:30 a.m. (New York time) two Business Days prior to the first day of such Accrual Period and in an amount comparable to the outstanding amount of such Advance, or if such Bloomberg page shall not exist on such day, the average of the rates (rounded, if necessary, to the next higher 1/16 of 1%) at which deposits in U.S. Dollars are offered by not less than two major banks in the London interbank market selected by the Administrative Agent to first-class banks in such market for a period comparable to such Accrual Period at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Accrual Period, such deposits being in the approximate amount of the outstanding amount of such Advance. Notwithstanding the foregoing, if the LIBO Rate as so determined is less than 0% for any Accrual Period or applicable portion thereof, the LIBO Rate for purposes of this Agreement and the other Transaction Documents shall be deemed to be 0% for such Accrual Period of such portion thereof.
“Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Liquidity Percentage” shall mean, for a Committed Lender in respect of a Conduit Lender in a Lender Group, such Committed Lender’s Adjusted Commitment with respect to such Conduit Lender as a percentage of the aggregate Adjusted Commitments of all Committed Lenders in such Lender Group.
“Liquidity Provider” shall mean, with respect to a Conduit Lender, any one or more Persons extending credit, or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Lender or its Funding Source with respect to such Conduit Lender’s Advances under this Agreement to provide liquidity support to its obligations arising under or in connection with the commercial paper, variable funding or medium term note program of such Conduit Lender or its Funding Source.
“Lockbox” shall mean a post office box or other mailing location maintained by a Lockbox Bank pursuant to a Lockbox Agreement for the purpose of receiving payments made by the Obligors for subsequent deposit into a Collection Account.
“Lockbox Agreement” shall mean the agreement, if any, that governs the operation of a Lockbox which is in compliance with this agreement and which is in form and substance reasonably satisfactory to the Collateral Agent.
“Lockbox Bank” shall mean one or more Eligible Banks or such other banks as to which the Administrative Agent, the Borrower, the NZ Manager and the Master Servicer may agree upon from time to time.
“Loss Reserve Percentage” shall mean, for any Monthly Period, the percentage equal to
SF x LR x LHR
where:

SF	= a stress factor equal to 2.0;

LR
=    the highest average of the Default Ratios computed for any three consecutive Monthly Periods that occurred during the 12 consecutive Monthly Periods ending with the Monthly Period for which such Loss Reserve Percentage is being determined; and

LHR
=    a fraction, (i) the numerator of which is equal to the aggregate amount of all Eligible Receivables originated by all the Sellers during the four consecutive Monthly Periods ending with the Monthly Period for which such Loss Reserve Percentage is being determined, and (ii) the denominator of which is the Outstanding Balances of the Eligible Receivables as of the last day of the Monthly Period for which such Loss Reserve Percentage is being determined.

“Lux Borrower” shall mean Beverage Packaging Factoring (Luxembourg) S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand-Duchy of Luxembourg.
“Luxembourg Recapitalization Transactions” means the transactions described on Schedule VI hereto.
“Majority Facility Agents” shall mean shall mean Facility Agents representing Lenders holding in the aggregate Commitments in excess of 50% of the aggregate Commitments of all Lenders; provided that, at any time when there is more than one Facility Agent, the Majority Facility Agents must include not less than two Facility Agents.
“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of RGHL or any Parent Company, as the case may be, on the Closing Date together with (a) any new directors whose election by such directors or whose nomination for election by the shareholders of RGHL or such Parent Company, as applicable, was approved by a vote of a majority of the directors of RGHL or such Parent Company, as applicable, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of RGHL or any Parent Company, as applicable, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of RGHL or such Parent Company, as applicable.
“Master Servicer” shall mean, at any time, the Person then authorized to act pursuant to the Purchase and Sale Agreement as the Master Servicer.
“Master Servicing Fee” shall have the meaning specified in Section 9.04(a) of the Purchase and Sale Agreement.
“Master Servicing Fee Amount” shall mean, with respect to any given period, an amount equal to actual costs of the Master Servicer incurred during such period plus a mark-up to be agreed upon from time to time between the Borrower, the NZ Manager and the Master Servicer, provided that the Master Servicing Fee Amount for any given period shall not exceed in the aggregate the quotient of (A) the product of (i) 0.2%, and (ii) the daily average aggregate Outstanding Balances of the Receivables owned by the Borrower during such period, and (iii) the number of days in such period divided by (B) 365.
“Material Adverse Effect” shall mean a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance or properties of RGHL and its subsidiaries taken as a whole, (ii) the business, condition (financial or otherwise), operations, performance or properties of the Borrower, (iii) (x) the ability of the Borrower or any Reynolds Party (other than the New Sellers) to perform its obligations taken as a whole under this Agreement and the Principal Transaction Documents to which it is a party or (y) the ability of the New Sellers (taken as a whole and taking into account the Performance Undertaking Agreement) to perform their obligations taken as a whole under this Agreement and the Principal Transaction Documents to which they are parties, (iv) the validity or enforceability of this Agreement or any other Principal Transaction Document or the validity, enforceability or collectability of a material portion of the Receivables or other Collateral, (v) the rights and remedies of the Collateral Agent, the Administrative Agent and Secured Parties taken as a whole under this Agreement and the Principal Transaction Documents or (vi) the status, existence, perfection, priority or enforceability of the Collateral Agent’s interest in the Collateral.
“Material Indebtedness” shall mean (i) with respect to the Borrower, Indebtedness (excluding the Subordinated Loans) in an aggregate principal amount exceeding $125,000 and (ii) with respect to any Reynolds Party, Indebtedness in an aggregate principal amount exceeding $100,000,000. For such purposes, the “principal amount” of obligations of a Reynolds Party in respect of any Hedging Agreements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Reynolds Party would be required to pay if such Hedging Agreements were terminated at such time.
“Maximum Advance Amount” shall mean, at any time of determination, the lesser of (a) the aggregate Commitments of all the Committed Lenders on such date of determination and (b) the Funding Base determined based on the information set forth in the most recent Monthly Report, as of the last day of the Monthly Period covered in such Monthly Report.
“Maximum Conduit Lender Advance Amount” shall mean, for any Conduit Lender which is not a Committed Lender, the aggregate Commitments of the Committed Lenders in its Lender Group.
“Monthly Period” shall mean (a) prior to the Facility Termination Date, each calendar month and (b) following the Facility Termination Date, such periods as the Administrative Agent, in its sole discretion, may from time to time elect.
“Monthly Report” shall have the meaning specified in Section 9.03 of the Purchase and Sale Agreement.
“Moody’s” shall mean Moody’s Investors Service, Inc., together with any successor that is a nationally recognized statistical rating organization.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Receivables Balance” shall mean, at any time, the Outstanding Balances of the Eligible Receivables owned by the Borrower at such time reduced (without duplication) by the sum of:
(i)    the aggregate amount by which the sum of the Outstanding Balance of Eligible Receivables of each Obligor and its Affiliated Obligors then owned by the Borrower exceeds the Concentration Limit for such Obligor at such time; plus
(ii)    the aggregate amount by which the then Outstanding Balance of all Eligible Receivables which are required to be paid in full within more than 60 days but less than 90 days of the date of the invoice prepared by the related Seller and evidencing such Receivable exceeds 10% of the Outstanding Balances of all Eligible Receivables at such time; provided that such 10% limitation shall not apply to Wal-Mart Stores, Inc., Sysco Corporation, Costco Wholesale Corporation, Target Corporation, The Dial Corporation or The Coca Cola Company; plus
(iii)    the aggregate amount by which the sum of the Outstanding Balance of Eligible Receivables of Obligors which are Governmental Obligors then owned by the Borrower exceeds 2% of the Outstanding Balances of all Eligible Receivables at such time; plus
(iv)    the aggregate amount of Collections on account of any Eligible Receivables at such time that have been received by the Borrower, any Subservicer or Seller or the Master Servicer or NZ Manager and have not been applied prior to such time to reduce the Outstanding Balance thereof; plus
(v)    90.0% of the aggregate amount of Contractual Reductions (for the avoidance of doubt, excluding Qualified Buyer Group Payments and accruals related to short-pay Receivables, to the extent such short-pay amounts are otherwise being deducted in calculating the Outstanding Balances of the Eligible Receivables); plus
(vi)     the aggregate amount of unapplied credit adjustments (other than Contractual Reductions) relating to Eligible Receivables; plus
(vii)    the aggregate amount of all Contra Accounts relating to the 25 largest Obligors (measured by the Outstanding Balance of Eligible Receivables with respect to each Obligor as of the last day of the most recently-ended Monthly Period, and provided that, in the case of any Obligor with any Affiliated Obligor, the Outstanding Balance of the Eligible Receivables with respect to such Obligor shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor); provided further that if the amount of the Contra Account relating to an Obligor is greater than the aggregate Outstanding Balance of Eligible Receivables relating to such Obligor, the amount deducted would be the aggregate Outstanding Balance of Eligible Receivables relating to such Obligor; plus
(viii)    the aggregate amount by which the sum of the Outstanding Balance of Eligible Receivables of Obligors which are residents of Eligible Countries exceeds 6% of the Outstanding Balances of all Eligible Receivables at such time; plus
(ix)    the Sales Tax Reserve from time to time in effect; plus
(x)    the Graham Packaging Molds Production Reserve from time to time in effect; plus
(xi)    the aggregate amount by which the sum of the Outstanding Balance of Eligible Receivables of Obligors which are residents of Eligible Countries which have a long-term sovereign debt rating with respect to foreign currency obligations less than “A3” by Moody’s or “A-” by S&P exceeds 2% of the Outstanding Balances of all Eligible Receivables at such time.
“New Sellers” shall mean those Sellers becoming party to the Purchase and Sale Agreement on or after the Closing Date.
“NZ General Security Deed” shall mean the General Security Deed, dated as of the date hereof, among the Borrower, the NZ Manager and the Collateral Agent.
“NZ Manager” shall mean, at any time, the Person then authorized to act pursuant to the Purchase and Sale Agreement as NZ Manager and the Trust Deed as Manager.
“NZ Manager Fee” shall have the meaning specified in Section 10.03(a) of the Purchase and Sale Agreement.
“NZ Manager Fee Amount” shall mean, with respect to any given period, an amount equal to actual costs of the NZ Manager incurred during such period plus a mark-up to be agreed upon from time to time between the Borrower and the NZ Manager, provided that the NZ Manager Fee Amount for any given period shall not exceed in the aggregate the quotient of (A) the product of (i) 0.1%, and (ii) the daily average aggregate Outstanding Balances of the Receivables owned by the Borrower during such period, and (iii) the number of days in such period divided by (B) 365.
“NZ NRWT” shall mean any New Zealand non-resident withholding tax payable pursuant to the NZ Tax Act.
“NZ Security Documents” shall mean the NZ General Security Deed.
“NZ Tax Act” shall mean the Income Tax Act 2007 of New Zealand.
“NZ Trustee Act” shall mean the Trustee Act of 1956 of New Zealand.
“NZGT” shall mean NZGT (BPFT) Trustee Limited.
“NZGT Personal Obligations” shall have the meaning specified in Section 9.20(a) hereof.
“Notice of Creation of Trust” shall have the meaning specified in the Trust Deed.
“Notice of Termination” shall have the meaning specified in Section 7.02(a) hereof.
“Obligations” shall have the meaning specified in Section 6.01 hereof.
“Obligor” shall mean, for any Receivable, each and every Person who purchased goods or services, in each case as evidenced by an invoice setting forth the payment terms for such goods or services and who is obligated to make payments to the related Seller with respect to such Receivable.
“OFAC” shall mean the United States Department of the Treasury’s Office of Foreign Assets Control.
“Original Balance” of any Receivable shall mean the Outstanding Balance of such Receivable on the date it was purchased by the Borrower.
“Outstanding Balance” of any Receivable shall mean, at any time, the excess of (i) the principal balance of such Receivable on the date on which it was purchased by the Borrower, minus Contractual Reductions applicable to such Receivable, over (ii) the aggregate Collections (including Deemed Collections) received by or for the account of the Borrower in respect of such Receivable prior to such time.
“Outstanding Borrowings” shall mean, at any time, the aggregate principal amount of Advances outstanding on such day, after giving effect to all repayments of Advances and makings of new Advances on such day; provided that the Outstanding Borrowings shall be increased by the amount of any payment applied to reduce Outstanding Borrowings if at any time the distribution of such payment is rescinded or must otherwise be returned or restored for any reason.
“Parent Company” shall mean (a) Packaging Finance Limited, a limited liability company organized under the laws of New Zealand and (b) any other entity of which RGHL becomes a direct or indirect Wholly Owned Subsidiary after the Closing Date.
“Participant” shall have the meaning specified in Section 9.16 hereof.
“Patriot Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Performance Guarantor” shall mean each of RGHL, RGHI, BPH I and each Seller.
“Performance Undertaking Agreement” shall mean each of the Performance Undertaking Agreement, dated as of the date hereof, by each Performance Guarantor in favor of the Administrative Agent with respect to the obligations of each Seller and Subservicer and the Master Servicer, and (ii) the NZ Performance Undertaking Agreement, dated as of the date hereof, by RGHL in favor of the Administrative Agent with respect to the obligations of BPH I (individually and as NZ Manager).
“Permitted Investors” shall mean, at any time, each of (i) Graeme Hart, (ii) the Management Group and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of capital stock of RGHL or any of its Affiliates.
“Permitted Lien” shall mean (i) the Lien in favor of the Administrative Agent pursuant hereto, (ii) a Lien imposed by law for Taxes against which cash reserves have been established by the Borrower in a manner reasonably satisfactory to the Administrative Agent and (iii) Liens that, in the aggregate with all other Liens other than those described in clause (i) or (ii), do not exceed $125,000.
“Person” shall mean an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan, but including any “multiple employer” pension plan within the meaning of Sections 4063 and 4064 of ERISA) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 307 of ERISA, and in respect of which any Seller Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” (as defined in Section 3(5) of ERISA) or “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA).
“Potential Termination Event” shall mean any event that, with the giving of notice or the passage of time, or both, would constitute a Termination Event.
“PPSA” shall mean the Personal Property Securities Act 1999 of New Zealand.
“Principal Transaction Documents” shall mean this Agreement, the Purchase and Sale Agreement, the Assignment and Amendment Agreement, the Trust Documents, the NZ Security Documents, the Fee Letter, the Administrative Agent Fee Letter, the Lockbox Agreements, the Control Agreements, each Performance Undertaking Agreement and the Subordinated Loan Agreement.
“Prior Loan Agreement” shall mean the Receivables Loan and Security Agreement, dated as of November 7, 2012, among the Lux Borrower, Reynolds Group Holdings Inc., as initial Master Servicer, Beverage Packaging Holdings (Luxembourg) IV S.à r.l., as initial Lux Manager, the Conduit Lenders, Committed Lenders and Facility Agents from time to time party thereto and Rabobank, as Administrative Agent, as amended by the Amendment thereto, dated as of May 29, 2013, the Second Amendment thereto dated as of September 11, 2014 and the Third Amendment thereto, dated as of December 19, 2014.
“Prior Purchase and Sale Agreement” shall mean the Purchase and Sale Agreement, dated as of November 7, 2012, by and among certain of the Sellers, as sellers and Subservicers, the Master Servicer, Beverage Packaging Holdings (Luxembourg) IV S.à r.l., as Lux Manager, and the Lux Borrower, as purchaser, as amended by the First Amendment thereto, dated as of December 19, 2014.
“Priority of Payments” shall mean, at any time of determination, the provisions of Section 2.12(a), Section 2.12(b) or 2.12(c) hereof which are applicable at such time.
“Purchase Price” shall have the meaning specified in Section 2.02(c) of the Purchase and Sale Agreement.
“Purchase and Sale Agreement” shall mean the Amended and Restated Purchase and Sale Agreement, dated as of the date hereof, by and among the Sellers, as sellers and Subservicers, the Master Servicer, the NZ Manager and the Borrower, as purchaser.
“Purchase Report” shall have the meaning specified in Section 6.01(a)(iii) of the Purchase and Sale Agreement.
“Purchase Termination Date” shall mean the Facility Termination Date.
“Purchased Assets” shall mean, at any time, all right, title and interest in and to (i) each and every then outstanding Receivable, (ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, (iv) all cash and non-cash proceeds of the foregoing (other than proceeds representing the Initial Purchase Price or Purchase Price therefor) and (v) all of each Seller’s rights, remedies, powers and privileges with respect to each such Receivable.
“Qualified Buyer Group Payments” shall mean, payments owed by a Seller to the agent or arranger representing a group of Obligors (based on volume of purchases or similar measures) in respect of sales by the Sellers to such Obligors, so long as (a) the amounts contractually required to be paid by the applicable Obligors in respect of Receivables arising from such sales are not reduced by reason of such payments owed by an Seller, (b) the obligation of the applicable Seller to pay such amounts are contractual obligations of such Seller in favor of such agent or arranger, legally separate from the related Receivables, and (c) in the event of the nonpayment of such amounts by the applicable Seller (including nonpayment by reason of the occurrence of an Insolvency Event (as defined herein, but without regard to the grace periods contained in the definition thereof) with respect to such Seller), no such Obligor would be entitled to exercise any right of set-off, counterclaim, rescission or other deduction or any other defense to payment in full (whether contractual or arising under Law) with respect to any such Receivables by reason of the nonpayment of such amounts.
“Qualified Public Offering” shall mean an underwritten, broadly distributed public offering of common Equity Interests of RGHL or any Parent Company that results in at least $200,000,000 of net cash proceeds (including proceeds invested in RGHL by such Parent Company) to RGHL.
“Rabobank” shall mean Coöperatieve Rabobank U.A., New York Branch.
“Rabobank Facility Agent” shall mean Rabobank in its capacity as facility agent to the Rabobank Lender Group under this Agreement.
“Rabobank Group” shall mean the Lender Group described in clause (a) of the definition of “Lender Group” in this Annex 1.
“Rating Agency” shall mean Moody’s, S&P or any other nationally recognized statistical rating organization.
“Receivable” shall mean, collectively, all indebtedness owed to the applicable Seller by any Obligor (without giving effect to any purchase under the Purchase and Sale Agreement by the Borrower at any time), whether or not constituting an account, a payment intangible or a general intangible and whether or not evidenced by chattel paper or an instrument, whether now existing or hereafter arising and wherever located, arising in connection with the sale of goods by the applicable Seller to an Obligor under an invoice between the applicable Seller and such Obligor, all monies due or to become due under such indebtedness, and including the right to payment of any other obligations of such Obligor with respect thereto. Notwithstanding the foregoing, (i) once a Receivable has been deemed collected pursuant to Section 2.03 of the Purchase and Sale Agreement and payment therefor received as contemplated in such Section 2.03, it shall no longer constitute a Receivable hereunder, (ii) Receivables shall not include Excluded Receivables and (iii) Receivables shall include Receivables sold pursuant to the Prior Purchase and Sale Agreement.
“Receivables Pool” shall mean with respect to each Seller, all Receivables sold by such Seller to the Buyer.
“Records” shall mean correspondence, memoranda, computer programs, tapes, discs, papers, books or other documents or transcribed information of any type whether expressed in ordinary or machine readable language.
“Register” shall have the meaning assigned in Section 2.04 hereof.
“Related Party” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Security” shall mean with respect to any Receivable:
(a)    all of the applicable Seller’s interest, if any, in the goods (including returned goods), the sale of which by the applicable Seller gave rise to such Receivable;
(b)    all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, together with all financing statements signed or authorized by an Obligor describing any collateral securing such Receivable;
(c)    all guarantees, indemnities, letters of credit, letter of credit rights, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable;
(d)    all Records relating to, and all service contracts and any other contracts associated with, such Receivable; and
(e)    all proceeds of the foregoing.
“Reporting Date” shall mean, with respect to each Monthly Period, the 15th day following the last day of such Monthly Period (or in any such case, if such day is not a Business Day, the next succeeding Business Day); provided that the first two Reporting Dates following the Closing Date shall be April 24, 2017 and May 22, 2017, respectively.
“Required Capital Amount” shall mean $175,000,000.
“Reserve Percentage” shall mean, at any time, the sum of:
(i)    the greater of (i) the sum of (A) the Loss Reserve Percentage plus (B) the Dilution Reserve Percentage, at the time of such determination, and (ii) the Floor Reserve Percentage at the time of such determination; and
(ii)    the sum of the Yield Reserve Percentage plus the Servicing Fee Reserve Percentage at the time of such determination.
“Residual Beneficial Interest” shall have the meaning specified in the Trust Deed.
“Responsible Officer” shall mean, with respect to each Person, any director, executive officer, executive, chief financial officer, principal accounting officer, controller, treasurer or general counsel of such Person and any other Person designated as a Responsible Officer by any such officers.
“Revolving Period” shall mean the period commencing on the Closing Date and ending on the Facility Termination Date.
“Reynolds Credit Agreement” shall mean the Fourth Amended and Restated Credit Agreement, dated as of August 5, 2016, among RGHI, Reynolds Consumer Products Holdings LLC, Pactiv LLC and other borrowers, RGHL, the lenders party thereto from time to time and Credit Suisse AG, as administrative agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time..
“Reynolds Party” shall mean each Seller, each Subservicer, the NZ Manager, for so long as it is an Affiliate of RGHL, the Master Servicer, for so long as it is an Affiliate of RGHL, each Performance Guarantor and RGHL.
“RGHI” shall have the meaning specified in the preamble to this Agreement.
“RGHL” shall mean Reynolds Group Holdings Limited, a limited liability company organized under the laws of New Zealand.
“S&P” shall mean S&P Global Ratings, comprised of (a) a separately identifiable business unit within Standard & Poor’s Financial Services LLC, a Delaware limited liability company wholly-owned by S&P Global Inc. (“SPGI”), and (b) the credit ratings business operated by various other subsidiaries that are wholly-owned, directly or indirectly, by SPGI, together with any successor that is a nationally recognized statistical rating organization.
“Sales Tax Reserve” shall mean, at any time of determination, the aggregate accruals for sales or use taxes payable by Obligors as of such time on the books and records of the Sellers, determined on a consistent basis in accordance with GAAP as of the last day of the most recent Monthly Period for which a Monthly Report has been delivered. The Sales Tax Reserve as of last day of the preceding Monthly Period shall be included in each Monthly Report, and that number shall be the applicable Sales Tax Reserve until the delivery of the next Monthly Report.
“Sanctioned Country” shall mean at any time, a country, region or territory which is itself, or whose government is, the subject of any Sanctions (which as of the date of this Agreement include the Region of Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” shall mean any Person that is, or is owned (in an amount equal to or greater than 25%) or Controlled by Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a Sanctioned Country.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by government of the United States (including those administered by OFAC or the U.S. Department of State), Canada, the European Union, Her Majesty’s Treasury of the United Kingdom, the government of the Netherlands or other relevant sanctions authority.
“Secured Parties” shall mean, collectively, the Lenders, the Facility Agents, the Administrative Agent and the Collateral Agent and any other Person to which any portion of the Obligations are owed from time to time.
“Seller” shall have the meaning specified in the preamble to the Purchase and Sale Agreement, except that no Excluded Seller, starting on the Exclusion Effective Date for such Excluded Seller, shall be a Seller (other than for purposes of the provisions specified in Section 2.06 of the Purchase and Sale Agreement).
“Seller Party” shall mean each Seller, each Subservicer and the Master Servicer.
“Servicing Fee Reserve Percentage” shall mean, at any time, an amount equal to the following:
(SFR x SF x DSO)
360
where:

SFR	= the sum of 0.2% (in respect of the Master Servicing Fee Amount) plus 0.1% (in respect of the NZ Manager Fee Amount);

SF	= 2.0; and

DSO	= Days Sales Outstanding for the most recent Monthly Period.
“Settlement Date” shall mean (a) during the Revolving Period, the day which is three Business Days following the Reporting Date for each Monthly Period and (b) after the Revolving Period, with respect to such periods as the Administrative Agent, in its sole discretion, may select, the number of Business Day(s) after the last day of the applicable period as the Administrative Agent, in its sole discretion, may select.
“Solvent” shall mean, as to any Person at any time, having a state of affairs such that (i) the fair value of the property owned by such Person, at a fair valuation, is greater than the amount of such Person’s liabilities (including contingent liabilities); (ii) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to pay its debts and other liabilities (including subordinated and contingent liabilities) as they mature in the normal course of business during the period from the Closing Date through the Final Date; and (iv) during the period from the Closing Date through the Final Date, such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.
“Special Obligor” shall mean each Obligor listed on Schedule I hereto.
“Special Obligor Concentration Limit” shall mean, with respect to a Special Obligor, the percentage specified with respect to such Special Obligor in Schedule I hereto or such other increased percentage as agreed by the Administrative Agent and each Facility Agent in writing; provided that the Administrative Agent may, and upon instructions, in case of Wal-Mart Stores, Inc., from the Majority Facility Agents, or, in the case of any other Special Obligor, from any Facility Agent shall, from time to time reduce or cancel such Special Obligor Concentration Limit by not fewer than fifteen (15) days prior notice to the Borrower, the Master Servicer and the NZ Manager; provided that after any such cancellation the applicable Concentration Limit shall then apply to such Special Obligor; and provided further that, with respect to Wal-Mart Stores, Inc., if Wal-Mart Stores, Inc.’s public debt rating from S&P and Moody’s is below A1 and P1 or Wal-Mart Stores, Inc. does not have a public debt rating from at least one of S&P and Moody’s agencies, then Wal-Mart Stores, Inc.’s concentration limit percentage shall automatically change to the otherwise applicable percentage set forth in the grid included in the definition of “Concentration Limit”.
“Spot Rate” shall mean, as of any date of determination with respect to the conversion of an amount in one currency to another currency, the rate of exchange quoted by the Administrative Agent’s principal office in New York City prior to 4:00 p.m. (New York City time) on such date of determination to prime banks in New York, New York (or the other applicable market), as appropriate, for the spot purchase in the foreign exchange market of such city of such amount of the first such currency with such other currency.
“Subordinated Lender” shall mean BPH I in its capacity as the Subordinated Lender under the Subordinated Loan Agreement.
“Subordinated Loan Agreement” shall mean (a) the Subordinated Loan and Intercreditor Agreement, dated as of the Closing Date, among the Borrower, BPH I and the Administrative Agent (the “Initial Subordinated Loan Agreement”) and (b) any other similar agreement for the making of subordinated loans (i) that may be entered into among the Borrower, BPH I and the Administrative Agent, which shall have (A) subordination terms (including terms applicable upon the occurrence of any Proceeding (as defined in the Initial Subordinated Loan Agreement)) not less favorable to the Senior Claimants (as defined in the Initial Subordinated Loan Agreement) in any material respects than those set forth in the Initial Subordinated Loan Agreement, (B) terms limiting payments by the Borrower thereunder to those made in accordance with the Priority of Payments and permitting the Borrower to defer all payments at least until the day that follows the Final Date, (C) other rights of the Administrative Agent and the Senior Claimants not less favorable in any material respects than those set forth in the Initial Subordinated Loan Agreement, (D) a provision not less favorable to the Borrower in any material respect than Section 17 of the Initial Subordinated Loan Agreement and (E) other commercial terms as agreed between the Borrower and BPH I and consented to by the Administrative Agent, and (ii) as to which the Administrative Agent and the Lenders shall have received opinions of legal counsel reasonably acceptable to the Administrative Agent having substantially the scope and substantially to the same effect as the opinions of legal counsel delivered as of the Closing Date with respect to the Initial Subordinated Loan Agreement; provided that no such consent of the Administrative Agent shall be required if such agreement is substantially in the form of the Subordinated Loan Agreement dated as of the Closing Date.
“Subordinated Loan Cap” shall mean, on any date of determination, 15% of the aggregate Outstanding Balance of the Receivables as of the last Business Day of the Monthly Period immediately preceding such date of determination for which a Monthly Report has been prepared.
“Subordinated Loans” shall mean loans made from time to time by BPH I pursuant to the Subordinated Loan Agreement.
“Subservicer” shall mean, initially, each Seller in its capacity as a “Subservicer” under the Purchase and Sale Agreement, and, thereafter, any Person which upon the termination of a Subservicer succeeds to the functions performed by such Person as the Subservicer of the respective Receivables Pool, but excluding a Person which shall have ceased to be a Subservicer in accordance with the terms of Section 4.01(c) of the Purchase and Sale Agreement (except to the extent otherwise provided therein).
“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Support Advances” shall mean, with respect to a Conduit Lender, any loans, drawings or other extensions of credit to or for the account of such Conduit Lender or its Funding Source, or any purchases from such Conduit Lender or its Funding Source (to the extent such purchases do not constitute assignments of Advances hereunder), under any Support Facility to finance such Conduit Lender’s making or maintaining its Advances hereunder it being understood that a Support Advance shall only be treated as outstanding if the corresponding Advance is made or maintained and it shall be deemed automatically repaid if the corresponding Advance is repaid.
“Support Facility” shall mean any liquidity or credit support facility or instrument (including any loan agreement, asset purchase agreement, participation agreement, swap agreement, letter of credit or surety bond) to which a Conduit Lender or its Funding Source is a party or under which it has rights and under which such Conduit Lender or Funding Source may receive financing for such Conduit Lender’s making or maintaining its Advances hereunder.
“Taxes” shall mean any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest and penalties thereon and additions thereto) that are imposed by any Governmental Authority.
“TD” shall mean TD Bank, N.A.
“TD Facility Agent” shall mean TD.
“TD Lender Group” shall mean the Lender Group described in clause (b) of the definition of “Lender Group” in this Annex 1.
“Termination Event” shall have the meaning ascribed to such term in Section 7.01 hereof.
“Transaction Documents” shall mean the Principal Transaction Documents and all other agreements, instruments, documents and certificates identified on Exhibit C hereto or otherwise required by Section 3.01 hereof (in each case, excluding the legal opinions so identified or required) and such other agreements, documents and instruments entered into and delivered by the Borrower or any Reynolds Party in connection with the transactions contemplated by this Agreement.
“Trust” shall mean the Beverage Packaging Factoring Trust, constituted under the Notice of Creation of Trust.
“Trust Deed” shall mean the trust deed relating to the Beverage Packaging Factoring Trust, dated as of January 23, 2017, between NZGT, as trustee, and BPH I, as manager.
“Trust Documents” shall mean the Trust Deed, the Notice of Creation of Trust, the Trustee Fee Letter and the Trustee Performance Undertaking.
“Trustee” shall mean NZGT as trustee of the Trust or any permitted successor thereto.
“Trustee Default” shall mean (i) any event specified in Clause 18 of the Trust Deed, (ii) any representation, warranty, certification or statement made by NZGT or Trustee Performance Guarantor under this Agreement or any other Transaction Document or in any agreement, certificate, report, appendix, schedule or document furnished by NZGT or Trustee Performance Guarantor to any Lender or Agent pursuant to or in connection with this Agreement or any other Transaction Document shall prove to have been incorrect in any material respect as of the time made or deemed made (including by omission of material information necessary to make such representation, warranty, certification or statement not materially misleading), (ii) NZGT or Trustee Performance Guarantor shall default or fail in the performance or observance of any covenant, agreement or obligation applicable to it contained herein, in the Trust Deed, Trustee Performance Undertaking or in the other Principal Transaction Documents to which it is a party or (iii) an Insolvency Event shall occur with respect to the Trustee Performance Guarantor. The parties agree that any such misrepresentation, default, failure or Insolvency Event described in clauses (ii), (iii) and (iv) of the previous sentence shall also be deemed a “Trustee Default” for the purposes of Clause 18.1(f) of the Trust Deed.
“Trustee Fee” shall mean the fee which the Trustee is entitled to for performing its duties under the Transaction Documents pursuant to the Trustee Fee Letter.
“Trustee Fee Letter” shall mean that certain Trustee Fee Letter, dated as of March 22, 2017, among the Trustee, the Administrative Agent and the NZ Manager, as the same may be amended, supplemented or modified with the consent of the Administrative Agent (not to be unreasonably withheld) from time to time.
“Trustee Performance Guarantor” shall mean The New Zealand Guardian Trust Company Limited.
“Trustee Performance Undertaking” shall mean the performance undertaking related to NZGT (BPFT) Trustee Limited, dated as of March 22, 2017, given by the Trustee Performance Guarantor in favor of the Secured Parties and BPH I.
“UCC” shall mean, with respect to any United States or foreign jurisdiction, the Uniform Commercial Code or any comparable law in effect in such jurisdiction.
“Unpaid Balance” shall have the meaning specified in Section 2.02(h) of the Purchase and Sale Agreement.
“Unused Fee” shall have the meaning specified in Section 2.06(a) hereof.
“Unused Fee Rate” shall have the meaning specified in the Fee Letter.
“U.S. Dollar” and the symbol “$” shall mean lawful currency of the United States of America.
“Volcker Rule” shall mean Section 13 of the Bank Holding Company Act of 1956 and the applicable rules and regulations thereunder.
“Voting Block” shall have the meaning specified in Section 8.02(b) hereof.
“Wells Fargo” shall mean Wells Fargo Bank, N.A.
“Wells Fargo Facility Agent” shall mean Wells Fargo.
“Wells Fargo Lender Group” shall mean the Lender Group described in clause (c) of the definition of “Lender Group” in this Annex 1.
“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield Reserve Percentage” shall mean, at any time, an amount equal to the following:
(ABR + AM) x SF x DSO
360
where:

ABR	= the Alternate Base Rate in effect for the current Accrual Period;

AM	= the Applicable Margin;

SF	= 2.0; and

DSO	= Days Sales Outstanding for the most recent Monthly Period.

ANNEX 2
to
Receivables Loan and
Security Agreement
ADDRESSES

(i)	NZGT (BPFT) TRUSTEE LIMITED as trustee of the BEVERAGE PACKAGING FACTORING TRUST

Level 6, 191 Queen St, Auckland Central
Auckland 1010, New Zealand
Attention:  Relationship Manager
Email:  ct-auckland@nzgt.co.nz
Fax: 0064 9 969 3732

with a copy to:
c/o Beverage Packaging Holdings (Luxembourg) I S.A.
1900 W. Field Court
Lake Forest, Illinois 60045
Attention: Joseph E. Doyle, Group Legal Counsel
Email: Joseph.Doyle@RankNA.com
Fax: 1 847 482 4589

(ii)	REYNOLDS GROUP HOLDINGS INC., as initial Master Servicer
1900 W. Field Court Lake Forest, Illinois 60045 Attention: Joseph E. Doyle, Group Legal Counsel Email: Joseph.Doyle@RankNA.com Fax: 1 847 482 4589
(iii)	BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
1900 W. Field Court Lake Forest, Illinois 60045 Attention: Joseph E. Doyle, Group Legal Counsel Email: Joseph.Doyle@RankNA.com Fax: 1 847 482 4589
(iv)	COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent, Collateral Agent, Committed Lender and Rabobank Facility Agent

Rabobank, New York Branch
245 Park Avenue, 37th floor
New York, New York 10167
Attention: Transaction Management Team
Facsimile No.: (914) 287-2254
Confirmation No.: (212) 916-3713
Email: tmteam@rabobank.com

(v)	TD BANK, N.A., as TD Facility Agent and a Committed Lender
TD Bank, N.A. 444 Madison Ave., 2nd floor New York, NY 10022 Attention: Todd Antico, Senior Vice President Telephone No.: (646) 652-1403 Email: todd.antico@td.com
(vi)	WELLS FARGO BANK, N.A., as Wells Fargo Facility Agent and Committed Lender
1100 Abernathy Road, NE 15th Floor Atlanta, GA 30328-5657 Attention: Jason Barwig, Relationship Manager Fax: (855) 818-1933 Email: jason.barwig@wellsfargo.com

EXHIBIT A
to
Receivables Loan and
Security Agreement
FORM OF BORROWING NOTICE
AND COMPLIANCE CERTIFICATE
Coöperatieve Rabobank U.A., New York Branch,
as Administrative Agent
245 Park Avenue, 37th floor
New York, New York 10167
Attention: Transaction Management Team
Facsimile No.: (914) 287-2254
Confirmation No.: (212) 916-3713
Email: tmteam@rabobank.com
Ladies and Gentlemen:
Reference is made to the Receivables Loan and Security Agreement dated as of March 22, 2017 (as amended, supplemented or otherwise modified from time to time, the “Receivables Loan and Security Agreement”), among NZGT (BPFT) Trustee Limited, as trustee of the Beverage Packaging Factoring Trust, as Borrower (the “Borrower”), Reynolds Group Holdings Inc., as initial Master Servicer (the “Master Servicer”), Beverage Packaging Holdings (Luxembourg) I S.A., as initial NZ Manager (the “NZ Manager”), the other Conduit Lenders, Committed Lenders and Facility Agents from time to time party thereto and Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent (the “Administrative Agent”) and Collateral Agent. Capitalized terms defined in the Receivables Loan and Security Agreement are used herein with the same meanings.
(a)    The Borrower hereby requests that the Lenders make an Advance (the “Requested Advance”) on the following Business Day (the “Requested Borrowing Date”) in the following amount:
Amount:                ________________________

Business Day:                ________________________
(b)    The Borrower and the NZ Manager each hereby certifies, represents and warrants to the Lenders, the Facility Agents and the Administrative Agent that on and as of the Requested Borrowing Date:
(i)    all applicable conditions precedent set forth in Article III of the Receivables Loan and Security Agreement have been satisfied;
(ii)    no Termination Event or Potential Termination Event has occurred and is continuing or shall occur as a result of the Requested Advance;
(iii)    the representations and warranties of the Borrower, the Master Servicer and the NZ Manager contained in the Receivables Loan and Security Agreement or in the other Principal Transaction Documents to which the Borrower, the Master Servicer or the NZ Manager (as the case may be) is a party are true and correct in all material respects as of the Requested Borrowing Date, with the same effect as though made on the date of (and after giving effect to) the Requested Advance, except to the extent such representation or warranty expressly relates only to a prior date;
(iv)    the Facility Termination Date has not occurred; and
(v)    the Borrower’s Capitalization (after giving effect to any purchases of Receivables, changes in the Outstanding Borrowings and aggregate outstanding principal balance of the Subordinated Loans and any dividends or distributions made by the Borrower in respect of the Residual Beneficial Interest on the Requested Borrowing Date) equals or exceeds the Required Capital Amount.

(c)	(i)	The Net Receivables Balance, as set forth in most recent Monthly Report (a copy of which is attached hereto) (the “Applicable Monthly Report”) is:	$

	(ii)	The Reserve Percentage, as set forth in the Applicable Monthly Report is:	____%

	(iii)	The Funding Base is ((c)(i) times the difference of 100% minus (c)(ii)):	$

	(iv)	The aggregate Commitments of all the Committed Lenders are:	$

	(v)	The Maximum Advance Amount is (the lesser of (c)(iii) and (c)(iv)):	$

	(vi)	The Outstanding Borrowings prior to giving effect to the Requested Advances are:	$

	(vii)	The Maximum Advance Amount minus the Outstanding Borrowings (“Availability”) is ((c)(v) minus (c)(vi)):	$

	(viii)	The amount of Requested Advance is:	$

	(ix)	The amount of the Requested Advance ((c)(viii)) does not exceed the Availability ((c)(vii)).	[Yes/No]

(d)    The Requested Advances are to be disbursed by wire transfer of funds to the following account:
Bank:
[Wiring address]:
Account Name:
Account No.
[For further credit to account:]
Reference:
Telephone Notice to:
IN WITNESS WHEREOF, the undersigned have caused this Borrowing Notice to be executed and delivered as of this ____ day of ___________, 20__.
[NZGT (BPFT) Trustee Limited in its capacity as trustee for the Beverage Packaging Factoring Trust, as Borrower
By:
Name:
Title: Director
By:
Name:
Title: Director]

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.,
as Initial NZ Manager[, on its own behalf][and on behalf of the Borrower]

Duly represented by:

By:	Name: Title: Authorized Signatory]

EXHIBIT B
to
Receivables Loan and
Security Agreement
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of the date set forth in Item 1 of Schedule I hereto, among the Selling Lender set forth in Item 2 of Schedule I hereto (the “Selling Lender”), the Purchasing Lender set forth in Item 3 of Schedule I hereto (the “Purchasing Lender”), and the Facility Agent(s) set forth in Item 4 of Schedule I hereto (in such capacity, the “Facility Agent”) for the Lender Group(s) set forth in Item 5 of Schedule I hereto.
W I T N E S S E T H:
WHEREAS, this Assignment and Assumption Agreement is being executed and delivered in accordance with the Receivables Loan and Security Agreement dated as of March 22, 2017 (as modified, supplemented, amended or restated from time to time, the “Receivables Loan Agreement”; unless otherwise defined herein, terms defined in the Receivables Loan Agreement are used herein as therein defined), among NZGT (BPFT) Trustee Limited, as trustee of the Beverage Packaging Factoring Trust, as Borrower (the “Borrower”), Reynolds Group Holdings Inc., as initial Master Servicer, Beverage Packaging Holdings (Luxembourg) I S.A., as initial NZ Manager, the Conduit Lenders, Committed Lenders and Facility Agents from time to time party thereto and Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent (the “Administrative Agent”) and Collateral Agent;
WHEREAS, the Purchasing Lender wishes to acquire and assume from the Selling Lender certain of the rights, obligations and commitments, if any, under the Receivables Loan Agreement and, if it is not already a Lender party to the Receivables Loan Agreement, to become a Lender party to the Receivables Loan Agreement; and
WHEREAS, the Selling Lender wishes to sell and assign to the Purchasing Lender certain of its rights, obligations and commitments under the Receivables Loan Agreement.
NOW, THEREFORE, the parties hereto hereby agree as follows:
(a)    Upon receipt by the Administrative Agent of one or more counterparts of this Assignment and Assumption Agreement, executed by each of the Selling Lender, the Purchasing Lender and the related Facility Agent(s) and, if required pursuant to Section 9.16 of the Receivables Loan Agreement, consented to by the Borrower, to which is attached a fully completed Schedule I and Schedule II, and provided that the Administrative Agent shall have consented thereto as provided in such Section 9.16, the Administrative Agent will promptly execute and transmit to the Borrower, the Master Servicer and the NZ Manager and to the Selling Lender, the Purchasing Lender and their respective Facility Agent(s) a Transfer Effective Notice, substantially in the form of Schedule III to this Assignment and Assumption Agreement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Assignment and Assumption Agreement shall become effective (the “Transfer Effective Date”). From and after the Transfer Effective Date (i) the Purchasing Lender, if it is not already a Lender party to the Receivables Loan Agreement, shall be a Lender party to the Receivables Loan Agreement for all purposes thereof as a Conduit Lender or a Committed Lender, as specified on Schedule II to this Assignment and Assumption Agreement and shall be a member of the Lender Group specified on such Schedule II and (ii) if the Purchasing Lender is not already a member of its Lender Group, the Facility Agent shall be become a party to the Receivables Loan Agreement for all purposes thereof as a Facility Agent for the Lender Group specified on Schedule II to this Assignment and Assumption Agreement.
(b)    At or before 12:00 Noon, local time of the Selling Lender (or when otherwise agreed between the Selling Lender and the Purchasing Lender), on the Transfer Effective Date, the Purchasing Lender shall pay to the Selling Lender, in immediately available funds, an amount equal to the purchase price, as agreed between the Selling Lender and the Purchasing Lender (the “Purchase Price”), of the portion set forth on Schedule II hereto being purchased by such Purchasing Lender (the Purchasing Lender’s “Transferred Percentage”) of the outstanding principal balance of the Advances owed to the Selling Lender and, unless otherwise agreed between the Purchasing Lender and the Selling Lender, accrued and unpaid Interest thereon and accrued and unpaid Unused Fees owed to the Selling Lender. Unless otherwise agreed between the Purchasing Lender and the Selling Lender, the Purchasing Lender is not hereby purchasing and shall not be entitled to receive any other amounts due and payable the Selling Lender under or in respect of the Receivables Loan Agreement, the Selling Lender’s Note or other Transaction Documents (including without limitation any amounts payable to the Selling Lender pursuant to Sections 2.08, 2.09, 2.10, 9.01 or 9.02 of the Receivables Loan Agreement or Sections 8.02, 9.07 or 10.06 of the Purchase and Sale Agreement).
Effective upon receipt by the Selling Lender of the Purchase Price from the Purchasing Lender, the Selling Lender hereby irrevocably sells, assigns and transfers to the Purchasing Lender, without recourse, representation or warranty, and the Purchasing Lender hereby irrevocably purchases, takes and assumes from the Selling Lender, (i) (A) the Transferred Percentage of the presently outstanding principal balance of Advances owed to the Selling Lender, (B) unless otherwise agreed between the Purchasing Lender and the Selling Lender, the Transferred Percentage of the accrued and unpaid Interest thereon and accrued and unpaid Unused Fees owed to the Selling Lender and (C) if and to extent agreed between the Purchasing Lender and the Selling Lender, any other amounts due and payable the Selling Lender under or in respect of the Receivables Loan Agreement, the Selling Lender’s Note or other Transaction Documents, in each case together with all instruments, documents and collateral security pertaining thereto, and (ii) the Transferred Percentage of (A) if the Selling Lender is a Conduit Lender, the Funding Percentage and the Maximum Conduit Lender Advance Amount of the Selling Lender and the other rights and duties of the Selling Lender under the Receivables Loan Agreement, the Selling Lender’s Note and the other Transaction Documents, or (B) if the Selling Lender is a Committed Lender, the Funding Percentage, the Liquidity Percentage, if any, and the Commitment of the Selling Lender and other rights, duties and obligations of the Selling Lender under the Receivables Loan Agreement, the Selling Lender’s Note and the other Transaction Documents.
This Assignment and Assumption Agreement is intended by the parties hereto to effect a purchase by the Purchasing Lender and sale by the Selling Lender of interests in the Receivables Loan Agreement, the Selling Lender’s Note and the other Transaction Documents and amounts payable thereunder, and it is not to be construed as a loan or a commitment to make a loan by the Purchasing Lender to the Selling Lender.
(c)    The Selling Lender has made arrangements with the Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by the Selling Lender to the Purchasing Lender of any fees or other amount heretofore received by the Selling Lender pursuant to the Receivables Loan Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by the Purchasing Lender to the Selling Lender of fees or interest received by the Purchasing Lender pursuant to the Receivables Loan Agreement or otherwise in respect of the Note from and after the Transfer Effective Date.
(d)    (i)  All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of the Selling Lender in respect of the Selling Lender’s Note shall, instead, be payable to or for the account of the Selling Lender and the Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Assignment and Assumption Agreement.
(ii) All Interest, Unused Fees and other amounts that would otherwise accrue for the account of the Selling Lender from and after the Transfer Effective Date pursuant to the Receivables Loan Agreement, the Selling Lender’s Note or the other Transaction Document shall, instead, accrue for the account of, and be payable to or for the account of, the Selling Lender and the Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Assignment and Assumption Agreement. In the event that any amount of Interest, Unused Fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by the Purchasing Lender, the Selling Lender and the Purchasing Lender will make appropriate arrangements for payment by the Selling Lender to the Purchasing Lender of such amount upon receipt thereof from the Facility Agent.
(e)    Each of the parties to this Assignment and Assumption Agreement agrees and acknowledges that (i) at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment and Assumption Agreement, and (ii) each of the Administrative Agent, Collateral Agent and the Facility Agent(s) shall apply each payment made to it under the Receivables Loan Agreement, in its capacity as Administrative Agent, Collateral Agent or Facility Agent, as applicable, in accordance with the provisions of the Receivables Loan Agreement, as appropriate.
(f)    By executing and delivering this Assignment and Assumption Agreement, the Selling Lender and the Purchasing Lender confirm to and agree with each other and with the Facility Agents, the Administrative Agent, the Collateral Agent and the other Lenders as follows: (i) other than the representation and warranty that the Selling Lender is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Selling Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Receivables Loan Agreement or the other Transaction Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Receivables Loan Agreement or any other instrument or document furnished pursuant thereto; (ii) the Selling Lender makes no representation or warranty and assumes no responsibility with respect to the business, operations, property, financial and other condition and creditworthiness the Borrower and each Reynolds Party (including without limitation with respect to the Collateral) or with respect to the performance or observance by the Borrower or any Reynolds Party of any of their respective obligations under the Receivables Loan Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; (iii) the Purchasing Lender confirms that it has received a copy of the Receivables Loan Agreement, the other Principal Transaction Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (iv) the Purchasing Lender has, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Selling Lender or any other Lender or any Facility Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each Reynolds Party and made its own decision to enter into this Assignment and Assumption Agreement; (v) the Purchasing Lender will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Selling Lender or any other Lender or any Facility Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Receivables Loan Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and each Reynolds Party; (vi) the Purchasing Lender appoints and authorizes the Facility Agent, the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Receivables Loan Agreement and the other Transaction Documents as are delegated to the Facility Agent, the Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) the Purchasing Lender agrees (for the benefit of the Selling Lender, the Administrative Agent, the Collateral Agent, the Facility Agents, the other Lenders and the Borrower) that it will perform in accordance with their terms all of the obligations which by the terms of the Receivables Loan Agreement are required to be performed by it as a Lender.
(g)    Upon and after the Transfer Effective Date (until further modified in accordance with the Receivables Loan Agreement), the Funding Percentage and, if applicable, the Liquidity Percentage and the Maximum Conduit Lender Advance Amount or Commitment, as applicable, of the Selling Lender and the Purchasing Lender shall be as set forth in Schedule II to this Assignment and Assumption Agreement. Such Schedule II also sets forth administrative information with respect to the Purchasing Lender.
(h)    THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

SCHEDULE I TO
ASSIGNMENT AND ASSUMPTION AGREEMENT
COMPLETION OF INFORMATION AND
SIGNATURES FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

Re:
Receivables Loan and Security Agreement dated as of March 22, 2017, among NZGT (BPFT) Trustee Limited, as trustee of the Beverage Packaging Factoring Trust, as Borrower, Reynolds Group Holdings Inc., as initial Master Servicer, Beverage Packaging Holdings (Luxembourg) I S.A., as initial NZ Manager, the Conduit Lenders, Committed Lenders and Facility Agents from time to time party thereto and Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent and Collateral Agent

Item 1:    Date of Assignment and Assumption Agreement:
Item 2:    Selling Lender:
Item 3:    Purchasing Lender:
Item 4:    Name of Facility Agent for Selling Lender:
Name of Facility Agent for Purchasing Lender (if different):
Item 5:    Name of Lender Group of Selling Lender:
Name of Lender Group of Purchasing Lender (if different):
Item 6:    Signatures of Parties to Agreement:

as Selling Lender

By:	Name: Title:

as Purchasing Lender

By:	Name: Title:
CONSENTED TO AND ACCEPTED BY:
[NAME OF FACILITY AGENT], as Facility Agent [for Selling Lender]

By:	Name: Title:
[NAME OF FACILITY AGENT], as Facility Agent [for Purchasing Lender]

By:	Name: Title:
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent

By:	Name: Title:

By:	Name: Title:
[NZGT (BPFT) TRUSTEE LIMITED as trustee of the BEVERAGE PACKAGING FACTORING TRUST]
By:
Name:
Title: Director
By:
Name:
Title: Director

SCHEDULE II TO
ASSIGNMENT AND ASSUMPTION AGREEMENT
LIST OF ADDRESSES
FOR NOTICES, ASSIGNED ADVANCES,
COMMITMENTS AND FUNDING PERCENTAGES
[Selling Lender]
A.    Type of Purchaser:    Conduit Lender:         Yes/No
Committed Lender:        Yes/No
B.    Transferred Percentage:    _____%
C.    Funding Percentage:
Selling Lender Funding Percentage
Prior to Sale:    _____%
Funding Percentage Sold:    _____%
Funding Percentage Retained:    _____%
D.    Liquidity Percentage (if applicable):
Selling Lender Liquidity Percentage
Prior to Sale:    _____%
Liquidity Percentage Sold:    _____%
Liquidity Percentage Retained:    _____%
E.    Commitment (if applicable)
Selling Lender Commitment
Prior to Sale:    $________
Commitment Sold:    $________
Commitment Retained:    $________
Related Conduit Lender (if applicable):                    ____________
F.    Maximum Conduit Lender Advance Amount (applicable to Conduit Lender):
Selling Lender Maximum Conduit Lender Advance Amount
Prior to Sale:    $________
Maximum Conduit Lender Advance Amount Sold:    $________
Maximum Conduit Lender Advance Amount Retained:    $________
Related Committed Purchaser(s), Commitment(s) and Liquidity Percentage(s) Prior to Sale:
_________________________            $____________    _____%
G.    Advances:
Selling Lender
Advances Prior to Sale:    $________
Advances Sold:    $________
Advances Retained:    $________
[Purchasing Lender]
A.    Type of Purchaser:    Conduit Lender:         Yes/No
Committed Purchaser:        Yes/No
C.    Funding Percentage:
Purchasing Lender Funding Percentage
Prior to Sale:    _____%
Funding Percentage Purchased:    _____%
Funding Percentage After Sale:    _____%
D.    Liquidity Percentage (if applicable):
Purchasing Lender Liquidity Percentage
Prior to Sale:    _____%
Liquidity Percentage Purchased:    _____%
Liquidity Percentage After Sale:    _____%
E.    Commitment (if applicable)
Purchasing Lender Commitment
Prior to Sale:    $________
Commitment Purchased:    $________
Commitment After Sale:    $________
Related Conduit Lender (if applicable):                    ____________
F.    Maximum Conduit Lender Advance Amount (applicable to Conduit Lender):
Purchasing Lender Maximum Conduit Lender Advance Amount
Prior to Sale:    $________
Maximum Conduit Lender Advance Amount Purchased:    $________
Maximum Conduit Lender Advance Amount After Sale:    $________
Related Committed Purchaser(s), Commitment(s) and Liquidity Percentage(s) After Sale:
_________________________            $____________    _____%
G.    Advances:
Purchasing Lender
Advances Prior to Sale:    $________
Advances Purchased:    $________
Advances After Sale:    $________
H.    Address for Notices:
I.    Address for Funds Transfer:

SCHEDULE III TO
ASSIGNMENT AND ASSUMPTION AGREEMENT
Form of
Transfer Effective Notice

To:	[Name and address of Borrower,
Master Servicer, NZ Manager,
Selling Lender, Purchasing Lender
and applicable Facility Agent(s)]
The undersigned, as Administrative Agent under the Receivables Loan and Security Agreement dated as of March 22, 2017, among NZGT (BPFT) Trustee Limited, as trustee of the Beverage Packaging Factoring Trust, as Borrower, Reynolds Group Holdings Inc., as initial Master Servicer, Beverage Packaging Holdings (Luxembourg) I S.A., as initial NZ Manager, the Conduit Lenders, Committed Lenders and Facility Agents from time to time party thereto and the undersigned Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent and Collateral Agent, acknowledges receipt of executed counterparts of a completed Assignment and Assumption Agreement. [Note: attach copies of Schedules I and II from such Agreement.] Terms defined in such Assignment and Assumption Agreement are used herein as therein defined.
Pursuant to such Assignment and Assumption Agreement, you are advised that the Transfer Effective Date thereunder will be _____________, ____.
Very truly yours,
COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent
By:__________________________________

Name:

Title:
By:__________________________________

Name:

Title:

EXHIBIT C
to
Receivables Loan and
Security Agreement
LIST OF CLOSING DOCUMENTS
[See attached]

SCHEDULE I
to
Receivables Loan and
Security Agreement
LIST OF SPECIAL OBLIGORS AND
SPECIAL OBLIGOR CONCENTRATION LIMITS

Special Obligor	Special Obligor Concentration Limit as of Closing Date
Wal-Mart Stores, Inc.	22%
Bunzl PLC	6%

SCHEDULE II
to
Receivables Loan and
Security Agreement
LIST OF ELIGIBLE COUNTRIES
Australia
Austria
Bahamas
Belgium
Canada
Chile
China
Colombia
Denmark
France
Germany
Hong Kong
Ireland
Israel
Italy
Japan
Malaysia
Mexico
Netherlands
New Zealand
Panama
Philippines
Singapore
South Africa
Spain
Switzerland
Taiwan
Thailand
Trinidad
United Arab Emirates
United Kingdom
in each case, so long as (i) such country shall not have been de-designated as an Eligible Country pursuant to the definition of such term and (ii) each of the additional conditions set forth in such definition shall remain satisfied.

SCHEDULE III
Receivables Loan and
Security Agreement
INFORMATION RELATED TO LOCKBOXES,
COLLECTION ACCOUNTS AND CONCENTRATION ACCOUNT

Account Bank and Address	Account Bank Contact	Depository Account Number	ABA Routing Number
Lockboxes and Collection Accounts
Bank of America 100 West 33rd St 4th Floor New York, NY 10001	Attention: Kathy Pecaut Telephone: 214-209-2605 Facsimile: 214-530-2936	Account #44271-84699 Lockboxes #417334 and #845430	026-009-593
Citibank NA 399 Park Ave New York, NY 10003	Attention: Dave Kreischer Telephone: 312-876-3360 Facsimile: 312-876-3387	Account #3087-3881 Lockbox #8054	021-000-089
JP Morgan Chase 10 S. Dearborn, Floor 34 Chicago, IL 60603	Attention: Guadalupe Yanez Telephone: 312-732-7475 Facsimile: 312-386-7645	Account #10-44536, #10-60193, #11-32331, #789-503661 Lockbox #29935, #730109, #100954, #24492	071-000-013, 021-000-021
M&T Bank 1 M&T Plaza Buffalo, NY 14203	Attention: Beth O’Brien Telephone:717-852-2792 Facsimile:717-852-2047	Account #33127375 Lockbox #64510	022-000-046
Bank of America 100 West 33rd St 4th Floor New York, NY 10001	Attention: Kathy Pecaut Telephone: 214-209-2605 Facsimile: 214-530-2936	Account #44266-37095 Lockbox #842315	026-000-593
Bank of America 100 West 33rd St 4th Floor New York, NY 10001	Attention: Kathy Pecaut Telephone: 214-209-2605 Facsimile: 214-530-2936	Account #44266-37079 Lockbox #842320	026-000-593
Concentration Account
Citibank NA 399 Park Ave New York, NY 10003	Attention: Dave Kreischer Telephone: 312-876-3360 Facsimile: 866-743-3286	Account # 3091-9587	021-000-089

SCHEDULE IV
Receivables Loan and
Security Agreement
LOCATION OF RECORDS
Level 6, 191 Queen St, Auckland Central
Auckland 1010
New Zealand

Level 10, Citigroup Centre
23 Customs Street East
Auckland 1010
New Zealand

1900 W. Field Court
Lake Forest, Illinois 60045

SCHEDULE V
Receivables Loan and
Security Agreement
CREDIT AND COLLECTION POLICY

1.	Purpose/Overview
This documents the policies (“the Policy”) for the credit and collections and the processing of factored receivables owned by Beverage Packaging Factoring Trust (the “Trust”). In accordance with the Amended and Restated Purchase and Sale Agreement dated March 22, 2017 between NZGT (BPFT) Trustee Limited (“NZGT”), in its capacity as Trustee for the Trust, and the Sellers, BPH I has assumed responsibility as NZ Manager in accordance with the terms thereof and will be responsible for the establishment and maintenance of this Policy, which shall be applied to all receivables that are sold to the Trust by the Sellers. This Policy applies to all receivables purchased, and not only the receivables that are being securitized.

•
It is the goal of the Policy to ensure that all reasonable efforts are made to collect amounts owed by trade customers, and to properly record in the Trust’s accounting records the accounts receivable and bad debt position in each accounting period.

•
The Operations Committee will provide global management expertise and decision making to NZ Manager, provide oversight with regard to the Policy, make required adjustments to the Policy as necessary, perform an annual review of credit results and bad debts, set the discount rate for the receivables purchases, and provide input to sales/operations management to ensure profitable sales and business growth objectives are being met.

•
The Credit and Collections Committee, working under the direction of the Operations Committee, will administer the Policy. All personnel of the Sellers engaged in credit and collections activities, regardless of where they are located, must abide by this Policy and are bound by its requirements.

•	The Credit and Collections Committee will develop, document, and have properly approved credit procedures as may be required to implement the Policy.

•	A designee of the Credit and Collections Committee will periodically conduct reviews of Sellers to ensure that they comply with the Policy and related procedure.

•	Compliance with the Policy by the Sellers is to be reviewed annually by Internal Audit at the direction of the Operations Committee.

•	The Policy applies to each Seller that participates in the Purchase and Sale Agreement, specifically to the entities listed below (separated by segment):

o	Pactiv Foodservice (Pactiv LLC)

o	Reynolds Consumer Products (Reynolds Consumer Products LLC, Reynolds Presto Products Inc.)

o	Evergreen Packaging (Evergreen Packaging Inc., Blue Ridge Paper Products Inc.)

o	Graham Packaging (Graham Packaging Company L.P., Graham Packaging Plastic Products Inc, Graham Packaging PET Technologies Inc., Graham Packaging PX Holdings Corporation)

o	Closure Systems (Closure Systems International Inc., Closure Systems International Packaging Machinery Inc., Closure Systems International Americas Inc., Southern Plastics Inc.)

•
Each Seller will designate an individual employed in the finance function to administer this policy and related procedures for the respective business units. These individuals are responsible for compliance, and will solicit and receive guidance from NZ Manager.

2.	Definitions
For the purposes of this policy, the following definitions are used:

•	NZ Manager – The day-to-day manager and generally responsible for the management of the Trust’s receivables pool. It is responsible for the review of requests from the Sellers, as described below.

•	Sellers – Entities that originate new receivables that the Trust purchases.

•	Operations Committee – Committee convened for the purposes outlined in Appendix C.

•	Credit and Collections Committee – Committee convened for the purposes outlined in Appendix D.

3.	Required reporting to NZ Manager
NZ Manager, through the Credit and Collections Committee, is responsible for decisions regarding the granting of credit and the collection of receivables.
Each Seller is required to receive approval from the Credit and Collections Committee for the following types of transactions related to the granting of credit:

•	Establishment of new credit lines however the Seller may on an infrequent basis establish new credit lines, for amounts that are de minimis.

•	Changes in credit terms of existing customers, both temporary and permanent, however the Seller may on an infrequent basis make changes to credit for amounts that are de minimis.
Each Seller is required to receive approval from the Credit and Collections Committee for the following types of transactions related to collections of receivables:

•	Suppressing dunning letters

•	Assigning receivables to third party collection agencies

•	Approving legal action against delinquent debtors

•	Abandoning efforts to collect a debt

•	Writing off bad debts

•	Establishing rate of interest charges on delinquent accounts

•	Obtaining credit insurance

•	Any other non-routine collection matters
Once the approval is received from the Credit and Collections Committee, the Seller may take actions as necessary.

Each Seller is required to provide the following to the NZ Manager:

▪	A monthly report summarizing all receivables acquired by the Trust for the previous month. An example of the “monthly report” is attached herein.

▪	A monthly log of significant items related to their respective sold receivables. The log will be reviewed and queried as appropriate on a periodic basis. This log shall include:

◦	Listing of delinquent accounts in the receivable pool

◦	Significant changes in payments terms/dates of significant outstanding invoices

◦	Changes in credit quality of significant customers

◦	Settlements at significantly less than face value

◦	Customers in bankruptcy and the status

•	Each Seller must provide the NZ Manager with a suggested bad debt expense and reserve based on its historical experience.

4.	Policy compliance and effectiveness
The NZ Manager is responsible for compliance with this policy. The NZ Manager is expected to coordinate all necessary items with the designated individuals employed in the Seller’s finance department to ensure all required reporting is completed. Local supervisory responsibility for required reporting belongs to the respective segment controller. Internal Audit will also review this policy to ensure on-going compliance. The results of the internal audit review will be formally documented and circulated to Operations Committee.
This policy will be reviewed annually, to verify the effectiveness of the policy as adopted. Modifications to the policy may be needed to accommodate changes in business requirements. Any amendments, policy updates, or revisions must be approved by the Operations Committee. They must also be approved by the Administrative Agent to the extent required by the Receivables Loan Security Agreement. After adoption of modifications to the policy, a revised policy will be distributed to all relevant parties.

5.	Appendices Attached
• Appendix A-Details of Credit Limits, Collection Limits, and Bad Debt Reserve Establishment
• Appendix B - Sample Monthly Report required to the NZ Manager.
• Appendix C –Operations Committee: Operating Policy and Procedures
• Appendix D- Credit & Collections Committee: Operating Policy and Procedures

Appendix A- Details of Credit Limits, Collection Limits, and Bad Debt Reserve Establishment
Credit Limits of Authority
Existing Accounts – Credit limits for existing customers as of the date of signing of the Amended sale and purchase agreement will be reviewed by the NZ Manager using the standard credit review procedures. Credit increases for existing customers greater than $250,000 shall require approval from the Credit and Collections Committee. All increases in the issuance of credit to existing accounts regardless of amount must be reported to the NZ Manager which will perform its own credit analysis and retains the right to reject any increase in credit regardless of amount.
New Accounts – When an Seller wishes to accept credit risk for a new credit line for an amount greater than $250,000, approval from the Credit and Collections Committee is required. All issuances of credit to new customers regardless of amount must be reported to the NZ Manager which will perform its own credit analysis and retains the right to reject any increase regardless of amount.
Reporting – Each Seller must provide to the NZ Manager a monthly report summarizing changes in credit terms of customers, the reasons for the request, and the approval, if granted, by the NZ Manager and the Credit and Collections Committee. This monthly report includes both new customers and credit changes applied to existing customers.
Collection Limits of Authority
The Credit Department of each Seller may within customer maintenance guidelines evaluate the continuing financial viability and the credit worthiness of active accounts. On a periodic basis, the NZ Manager shall perform an independent evaluation of the financial viability of active accounts. Should this process lead to a decision that the collection of the accounts is uncertain, the Credit and Collections Committee must also grant approval for the release of orders for high risk accounts with invoices more than 15 days past due and to extend payment terms by more than 30 days.
Any other material changes negotiated to collection terms of receivables must be reviewed and approved by the Credit and Collections Committee.
Cash Applications to Receivable Short Pays
Sellers may continue to employ pre-existing operating procedures during the cash applications process including the automatic write-off of incidental amounts (e.g., $250 or less) by the SAP system. Further adjustments for minor amounts where the invoice was not paid in full shall follow the Seller’s normal cash applications process.
Bad Debts and Reserve Establishment
The Credit and Collections Committee will determine when an accounts receivable shall be deemed a bad debt and what collection practices shall be employed to attempt collection, in accordance with established procedures.

Appendix B- Placeholder re sample monthly report
[Attached as Exhibit B to Purchase and Sale Agreement.]

Appendix C- Operations Committee: Operating Policy and Procedures
Objectives:

•	Provide global management expertise and decision making to the Credit and Collections Committee of BPH I.

•	Provide oversight with regard to the Credit and Collections Policy and make adjustments to the Policy as necessary.

•	Perform an annual review of credit results and bad debts.

•	Provide input to sales/operations management to ensure profitable sales and business growth objectives are being met.
Constitution/ Members of the Committee:

•	RGHL Chief Financial Officer (Allen Hugli)

•	RGL Executive (Greg Cole)

•	RGL Executive (Simon Gibbs)

•	RGL Executive (Sven Tribbe)

•
Operations of Committee:

•	Annual meetings are to be held in New Zealand.
General Responsibilities:

•	Evaluate the effectiveness of Credit and Collection policies, including credit limits, credit overrides, bad debt experience, and high risk situations.

•	Evaluate compliance with Credit and Collection policies, and ensure that all required actions have been taken to collect and service each receivable.

•	Reset the discount rate as defined in the Receivables Loan Security Agreement.
Specific Responsibilities:

1.	Annual Review of Current Accounts Receivable Pool

•	Review the overall reasonableness of the current accounts receivable pool and the condition of any delinquent accounts.

•	Review the trend and portfolio analysis of the accounts receivable in the program.

•	Review the Trust’s financial results and current operating position of the Trust.

2.	Annual Review of Administrative Policies

•	Review and approve changes to the Policy Statement for Credit, Collections and Processing of Factored Receivables.

•	Approve and adjust discount/reset rate for sale of accounts receivable.

•	Review minimum thresholds for Committee review.

Appendix D- Credit and Collections Committee: Operating Policy and Procedures
Objectives

•	Make all decisions regarding the acquisition of receivables and their collection including the establishment of credit and collection terms and the establishment of a bad debt policy.
Constitution/ Members of Committee:

•	RGL Executive (Gabrielle Lawler)

•	RGL Executive (Simon Gibbs)

•	RGL Executive (Sven Tribbe)
Operations of Committee:

•	Monthly meetings are to be held in New Zealand.

•	Periodic meetings as required with participation telephonically.
General Responsibilities:

•
The Credit and Collections Committee will establish, maintain and recommend any necessary changes to BPH I’s Policy Statement for Credit, Collections, and Processing of Factored Receivables. This should be done annually (unless required to do otherwise) at its meeting in New Zealand.

•	The Credit and Collections Committee will oversee all credit issuance processes as well as monitor the creditworthiness and financial viability of existing accounts.

•
For amounts under $100,000 any committee member has the authority to approve the following actions without full committee approval: extension of additional credit, write-off of bad debt, referral to collection agency or determination not to refer to collection agency. The committee will review these decisions at its monthly meeting.

•	Maintain banking relationships to the extent necessary.
Specific Responsibilities:

1.
The Credit and Collections Committee will meet monthly (participants allowed to participate by phone) to administer the management of the receivables and decisions related to them. The following actions will be taken by the committee at the monthly meeting.

•	Undertake a credit review the top 25 Customers to determine whether there has been any change in the credit worthiness of such Customer.

•	Review the actions taken during the month involving items less than $100,000 or other items determined in accordance with a pre-existing written policy.

•	Review of monthly securitization report prepared for the Lenders.

•	Review of delinquent accounts and decision as to appropriate action.

•	Decision to write off bad debts in excess of $100,000 as uncollectible.

•	Decision to abandon efforts to collect a debt in excess of $100,000.

•	Assignment of a client debt in excess of $100,000 to a 3rd party collection agency.

•	Approve legal actions to be taken against a delinquent client and engagement of legal counsel.

•	Approve outside collection assistance.

•	Decision on the pursuance and collection of all bankruptcy claims.

•	Establish and maintain the reserve for bad debts.

•	Establish and maintain any necessary relationships with third parties for credit insurance.

•	Approve and/or recommend the extension of payment terms or dates on as-needed basis.

2.	On a quarterly basis, the Credit and Collections Committee will also include the following procedures.

•	Review a trend and portfolio analysis of receivables in the factoring program.

•	Develop recommendations for the Operations Committee for changes/improvements in the overall efficiency of the factoring and securitization program.

•	Review the discount factor in line with the current economic factors to determine if any required changes should be proposed to the Operations Committee for approval.

SCHEDULE VI
Receivables Loan and
Security Agreement
LUXEMBOURG RECAPITALIZATION TRANSACTIONS
[See attached slides.]

{B2094600; 11}